UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Winn-Dixie Stores, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share, of Winn-Dixie Stores, Inc. or “Winn-Dixie common stock”

(2)

Aggregate number of securities to which transaction applies:

56,667,269 shares of Winn-Dixie common stock issued and outstanding as of January 11, 2012; options to purchase 1,485,532 shares of Winn-Dixie common stock vested and outstanding as of January 11, 2012 with exercise prices less than $9.50 per share; and 2,025,220 restricted stock units outstanding as of January 11, 2012 that, upon consummation of the merger, will automatically vest in accordance with their terms.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The filing fee was calculated based upon the sum of (a) 56,667,269 shares of Winn-Dixie common stock multiplied by $9.50 per share, (b) 548,823 shares of Winn-Dixie common stock subject to options with exercise prices less than $9.50, multiplied by $2.899803707 per share (which is the excess of $9.50 over the weighted average exercise price per share), and (c) 2,025,220 shares of Winn-Dixie common stock subject to restricted stock units that, upon consummation of the merger, will automatically vest in accordance with their terms, multiplied by $9.50. In accordance with Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001146 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $559,170,124.47

	(5)	Total fee paid: $64,080.90

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION

WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT • JACKSONVILLE, FLORIDA 32254-3699

                    , 2012

Dear shareholders:

You are cordially invited to attend a special meeting of shareholders of Winn-Dixie Stores, Inc. (“Winn-Dixie,” “we,” “us,” “our,” or the “Company”), which will be held at our headquarters at 5050 Edgewood Court, Jacksonville, Florida 32254, at 9:00 a.m. Eastern Standard Time on                     , 2012.

At the special meeting, we will ask you to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of December 16, 2011, among Opal Holdings, LLC, or “Holdings,” Opal Merger Sub, Inc. and Winn-Dixie, providing for the acquisition of Winn-Dixie by Holdings. If the merger is completed, Winn-Dixie will become a wholly owned subsidiary of Holdings, and you will receive $9.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own, and you will cease to have an ownership interest in Winn-Dixie. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement and you are encouraged to read it carefully and in its entirety.

A Special Committee of our Board of Directors, comprised of eight independent directors, and advised by independent financial and legal advisors, negotiated the transaction and recommended it to our full Board of Directors. After careful consideration, our full Board of Directors has unanimously adopted and approved the merger agreement and approved the merger and determined that the merger and the merger agreement are advisable to, and in the best interests of, Winn-Dixie and its shareholders. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT. IN ADDITION, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY VOTE ON COMPENSATION THAT MAY BECOME PAYABLE TO OUR NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING (IF NECESSARY OR APPROPRIATE) TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE MERGER AGREEMENT.

The proxy statement attached to this letter provides you with information about the merger and the special meeting. Please read the entire proxy statement carefully and in its entirety. You may also obtain additional information about us from documents we file with the Securities and Exchange Commission.

YOUR VOTE IS IMPORTANT. The merger cannot be completed unless shareholders holding a majority of the outstanding shares entitled to vote at the special meeting approve the merger agreement. If you fail to vote on the merger agreement or fail to instruct your broker on how to vote, it will have the same effect as voting against the approval of the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card or follow the related Internet or telephone voting instructions. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

If you have any questions or need assistance voting your shares, please call Georgeson Inc., which is assisting us, toll-free at                             .

On behalf of the Board of Directors, I thank you for your cooperation and continued support.

On behalf of the Board of

Directors,

Peter L. Lynch

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated                     , 2012 and is first being mailed, along with the enclosed proxy card, to shareholders on or about                     , 2012.

WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT • JACKSONVILLE, FLORIDA 32254-3699

Notice of Special Meeting of Shareholders

to be held on                     , 2012

To all Shareholders of Winn-Dixie Stores, Inc.:

You are invited to attend a special meeting of shareholders of Winn-Dixie Stores, Inc. (“Winn-Dixie,” “we,” “us,” “our,” or the “Company”). The special meeting will be held at our headquarters at 5050 Edgewood Court, Jacksonville, Florida 32254, at 9:00 a.m. Eastern Standard Time on                 ,                      2012, for the following purposes:

1.	Approval of the Merger Agreement with Holdings. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of December 16, 2011, among Opal Holdings, LLC, or “Holdings”, Opal Merger Sub, Inc., or “Merger Sub,” and Winn-Dixie, as it may be amended from time to time, pursuant to which each holder of shares of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by (i) us as treasury stock, (ii) Holdings or Merger Sub or (iii) any of our direct or indirect wholly owned subsidiaries) will be entitled to receive $9.50 per share in cash, without interest and less applicable withholding taxes, in exchange for each such share;

2.	Advisory Vote on Compensation. To consider and vote on an advisory proposal to approve the compensation that may become payable to our named executive officers in connection with the merger;

3.	Adjournment of the Special Meeting. To consider and approve the adjournment of the special meeting (if necessary or appropriate) to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and

4.	Other Matters. To consider and act upon any other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors.

The Board of Directors has fixed                     , 2012 as the record date for the special meeting. Only holders of our common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting and any adjournment of the special meeting, unless a new record date is fixed in connection with an adjournment of the special meeting. A list of shareholders entitled to vote at the special meeting will be available for inspection at our headquarters located at 5050 Edgewood Court, Jacksonville, Florida 32254 for a period of 10 days prior to the special meeting and at the place of the special meeting for the duration of the special meeting.

Your vote is important, regardless of the number of shares of our common stock you own. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. The approval of the advisory proposal on the compensation that may become payable to our named executive officers in connection with the merger requires that the number of shares voted in favor of the proposal are greater than those voted against the proposal. The approval of the proposal to adjourn the special meeting (if necessary or appropriate) to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the shares of our common stock represented at the special meeting.

i

Whether or not you expect to attend the special meeting, please complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented at the special meeting. If you decide to attend the special meeting, you may, if you wish, revoke the proxy and vote your shares in person.

If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the approval of the merger agreement, in favor of the advisory vote on compensation that may become payable to our named executive officers, in favor of the proposal to adjourn the special meeting (if necessary or appropriate) to permit further solicitation of proxies, and in accordance with the recommendation of the Board of Directors on other matters, if any, properly brought before the special meeting for a vote by or at the direction of the Board of Directors.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the approval of the merger agreement.

A Special Committee of our Board of Directors, comprised of eight independent directors, and advised by independent financial and legal advisors, negotiated the transaction and recommended it to our full Board of Directors. After careful consideration, the full Board of Directors has unanimously adopted and approved the merger agreement and approved the merger and the other transactions contemplated by the merger agreement and determined that the merger and the merger agreement are advisable to, and in the best interests of, Winn-Dixie and its shareholders. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT. IN ADDITION, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY VOTE ON COMPENSATION THAT MAY BECOME PAYABLE TO OUR NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING (IF NECESSARY OR APPROPRIATE) TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE MERGER AGREEMENT.

Please carefully read the proxy statement and other materials concerning Winn-Dixie, the merger and the other proposals enclosed with this notice for a more complete statement regarding the matters to be acted upon at the special meeting.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

By order of the Board of Directors,

Timothy L. Williams Secretary

Jacksonville, Florida

        , 2012

ii

iii

ANNEX A	AGREEMENT AND PLAN OF MERGER

ANNEX B	OPINION OF GOLDMAN, SACHS & CO. DATED DECEMBER 16, 2011

iv

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents to which we refer. The Agreement and Plan of Merger, which we refer to as the “merger agreement,” dated as of December 16, 2011, by and among Opal Holdings, LLC, or “Holdings,” Opal Merger Sub, Inc., or “Merger Sub” and Winn-Dixie Stores, Inc., or “Winn-Dixie,” “we,” “us,” “our,” or the “Company,” is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary.

The Parties to the Merger Agreement (Page   )

¡    Winn-Dixie, a corporation organized under the laws of the State of Florida, is one of the nation’s largest food retailers and operates primarily under the “Winn-Dixie” banner. As of January 13, 2012, Winn-Dixie operated 484 retail grocery locations and approximately 380 in-store pharmacies in Florida, Alabama, Louisiana, Georgia and Mississippi. Winn-Dixie had net sales of approximately $6.9 billion and total assets of approximately $1.8 billion as of and for its fiscal year ended June 29, 2011.

¡    Holdings, a limited liability company organized under the laws of the State of Delaware, was formed for the purpose of entering into the merger agreement with Winn-Dixie and completing the merger. Holdings has not conducted any activities to date, other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Holdings is a wholly owned subsidiary of BI-LO, LLC, which is in turn a wholly owned subsidiary of BI-LO Holding, LLC. BI-LO Holding, LLC is a majority owned subsidiary of Lone Star Fund V (U.S.), L.P., a partnership that is a part of the group of investment funds commonly known as Lone Star Funds. We refer to the Lone Star Funds as “Lone Star” and we refer to Lone Star Fund V (U.S.) LP as “Lone Star Guarantor.” Lone Star is a global investment firm that acquires debt and equity assets including corporate, commercial real estate, single family residential and consumer debt products as well as banks and operating companies. Since the establishment of its first fund in 1995, the principals of Lone Star have organized private equity funds totaling approximately $33 billion of capital that has been invested globally through Lone Star’s worldwide network of affiliate offices.

¡    Merger Sub, a corporation organized under the laws of the State of Florida, is a direct wholly owned subsidiary of Holdings, formed solely for the purpose of entering into the merger agreement with Winn-Dixie and completing the merger. Merger Sub has not conducted any activities to date, other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The Merger; Effective Time of the Merger (Page   )

¡    You are being asked to vote to approve the merger agreement. Upon the terms and subject to the conditions contained in the merger agreement, Merger Sub will be merged with and into Winn-Dixie, with Winn-Dixie remaining as the surviving corporation. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of Holdings.

¡    The merger will become effective upon the filing of articles of merger with the Florida Department of State or at such later time as is agreed upon by Holdings and us and specified in the articles of merger in accordance with Florida law.

¡    The closing of the merger is expected to occur on the second business day after the conditions to the merger set forth in the merger agreement have been satisfied or waived or at such other time agreed to in writing by us and Holdings. Although we expect to complete the merger shortly after the special meeting of our shareholders, we cannot specify when, or assure you that, we and Holdings will satisfy or waive all conditions to the merger.

Merger Consideration (Page   )

¡    If the merger is completed, each share of common stock, par value $0.001 per share, of Winn-Dixie, which we refer to as “our common stock,” that is issued and outstanding immediately prior to the effective time of the merger (other than shares held by (i) us as treasury stock, (ii) Holdings or Merger Sub or (iii) any of our direct or indirect wholly owned subsidiaries), will be cancelled at the effective time of the merger and automatically be converted into the right to receive $9.50 in cash, without interest and less applicable withholding taxes.

Effect on Stock Options and Restricted Stock Units (Page   )

¡    At the effective time of the merger, all options to purchase shares of our common stock that are outstanding immediately prior to the effective time and that are vested or that, upon consummation of the merger, will automatically vest in accordance with their terms, will be cancelled by us and will be converted into the right to receive a cash payment equal to the excess, if any, of $9.50 per share in cash over the exercise price per share of the option, multiplied by the number of shares subject to the applicable option, without interest and less any applicable withholding tax. If the exercise price per share of any option is $9.50 or greater, such option will be cancelled, retired and cease to exist as of the effective time of the merger and the holder of such stock option will have no right to receive any consideration for such option. All options to purchase shares of our common stock that are unvested at the effective time and that are not automatically vested pursuant to their terms by virtue of the merger will be cancelled, retired and cease to exist as of the effective time of the merger and the holders of such stock options will have no right to receive any consideration for such options. All restricted stock units that are outstanding immediately prior to the effective time and that, upon consummation of the merger, will automatically vest in accordance with their terms, will be converted into the right to receive $9.50 per share in cash, without interest and less any applicable withholding tax. All restricted stock units subject to performance based vesting conditions that are unvested at the effective time and that are not automatically vested pursuant to their terms by virtue of the merger will be cancelled and the holders of such restricted stock units will have no right to receive any consideration for such cancellation.

Effect on Employee Stock Purchase Plan (Page   )

¡    With respect to our Employee Stock Purchase Plan, which we refer to as the “ESPP,” as of the effective time of the merger, any then current offering period under the ESPP shall be terminated and no new offering periods will begin under the ESPP after such date and no further shares of our common stock will be purchased under the ESPP. Winn-Dixie will refund any unused cash (without interest) in a participant’s account to such participant.

Conditions to the Merger (Page   )

¡    We and Holdings will not complete the merger unless a number of conditions are satisfied or waived, as applicable, including the approval by our shareholders of the merger agreement and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act.” On December 30, 2011, we and Lone Star Guarantor each filed the required notification and report forms under the HSR Act with the Antitrust Division of the U.S. Department of Justice, referred to as the “DOJ,” and the U.S. Federal Trade Commission, referred to as the “FTC,” and on January 12, 2012, early termination of the applicable waiting period under the HSR Act was granted.

Termination of the Merger Agreement (Page   )

¡    Either we or Holdings can terminate the merger agreement under certain circumstances, including, in general, if the other party breaches any of its representations, warranties, covenants or agreements in a manner that would result in the failure of closing conditions set forth in the merger agreement and such breach is not cured within a specified time period.

¡    In addition to certain other circumstances, Holdings may also terminate the merger agreement if our Board of Directors elects to withdraw or adversely modify its recommendation of the merger or the merger agreement. We may also terminate the merger agreement, after complying with certain procedures in the merger agreement, in order to enter into a definitive acquisition agreement with a third party that our Board of Directors has determined constitutes a superior proposal. If the merger agreement is terminated as described in this paragraph, we will be required to pay Holdings a $19.6 million termination fee.

¡    In addition, if the merger agreement is terminated (i) by us as a result of the representations and warranties of Holdings or Merger Sub having become untrue or Holdings or Merger Sub breaching any of its covenants, in each case causing a failure of applicable closing conditions that are not cured during the specified time period, (ii) by us as a result of Holdings and Merger Sub failing to close the merger when they were otherwise obligated to close the merger or (iii) by us or Holdings as a result of the merger failing to close because Holdings failed to take certain actions related to antitrust matters, Holdings will be required to pay us a closing failure fee of $72,825,000.

No Solicitation of Competing Proposals (Page   )

¡    The merger agreement contains non-solicitation provisions that prohibit us from soliciting or engaging in discussions or negotiations regarding a competing proposal to the merger. The merger agreement contains certain exceptions to these prohibitions, including if prior to the special meeting of our shareholders we receive an unsolicited acquisition proposal from a third party that meets certain conditions.

Recommendation of Our Board of Directors (Page   )

¡    A Special Committee of our Board of Directors (the “Special Committee”), comprised of eight independent directors, and advised by independent financial and legal advisors, negotiated the transaction and recommended it to our full Board of Directors. After due discussion and due consideration, on the unanimous recommendation of the Special Committee, our full Board of Directors has unanimously determined that the merger agreement and the merger are advisable to, and in the best interests of, Winn-Dixie and our shareholders. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

Reason for Recommendation of Our Board of Directors and the Special Committee (Page   )

¡    The Special Committee, in making its recommendation to our full Board of Directors that the Board of Directors approve the merger, and the Board of Directors, in making its recommendation that you vote “FOR” the approval of the merger agreement, each considered a number of factors. Please refer to the more detailed information contained in “Reasons for the Merger” on page   .

Opinion of Goldman, Sachs & Co. as Financial Advisor to the Special Committee (Page    and Annex B)

¡    Goldman, Sachs & Co. (“Goldman Sachs”) rendered its oral opinion to the Special Committee, subsequently confirmed in writing, that as of December 16, 2011 and based upon and subject to the limitations, qualifications and assumptions set forth therein, the $9.50 per share in cash to be paid to the holders of outstanding shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

¡    The full text of the written opinion of Goldman Sachs, dated December 16, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. The summary of the Goldman Sachs opinion provided in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. Winn-Dixie shareholders are urged to read the opinion carefully and in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of Winn-Dixie common stock should vote with respect to the merger or any other matter.

Special Meeting; Record Date; Quorum; Merger Vote (Page   )

¡    The special meeting of our shareholders will be held at our headquarters located at 5050 Edgewood Court, Jacksonville, Florida 32254, beginning at 9:00 a.m., Eastern Standard Time, on                 ,             , 2012.

¡    The Board of Directors has fixed                     , 2012 as the record date for the special meeting.

¡    A quorum of shareholders is necessary to hold a valid special meeting. A quorum is present at the special meeting if a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting are present in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

¡    The merger cannot be completed unless shareholders holding a majority of the outstanding shares entitled to vote at the special meeting approve the merger agreement. If you fail to vote on the merger agreement or fail to instruct your broker on how to vote, it will have the same effect as voting against the approval of the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (Page   )

¡    For U.S. federal income tax purposes, the merger will be treated as a sale of the shares of our common stock for cash by each of our shareholders. As a result, in general, a U.S. holder (as defined below) of our common stock will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such shareholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the shareholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the time of the merger. For U.S. federal income tax purposes, a non-U.S. holder (as defined below) will generally not be subject to U.S. federal income tax on the merger consideration such holder receives unless such holder has certain connections to the United States.

¡    Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Common Stock Ownership of Our Directors and Executive Officers (Page   )

¡    As of the record date, our directors and executive officers beneficially owned, in the aggregate, approximately         % of the outstanding shares of our common stock entitled to vote at the special meeting. We currently expect that each of these individuals will vote all of his or her shares of common stock in favor of each of the proposals.

Interests of Our Directors and Executive Officers in the Merger (Page   )

¡    Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•        our directors and executive officers will (i) receive cash consideration for their vested stock options and stock options that will vest pursuant to their terms in connection with the merger in an amount equal to the excess, if any, of $9.50 per share in cash over the exercise price per share of the option, multiplied by the number of shares subject to the applicable option (without interest and less any applicable withholding tax); provided that if the exercise price of a stock option is equal to or greater than $9.50, such stock option will be cancelled without any cash payment being made in respect thereof and (ii) receive cash consideration of $9.50 per share (without interest and less any applicable withholding tax) for their restricted stock units that will vest pursuant to their terms in connection with the merger;

•        our president and chief executive officer is a party to an employment agreement which provides for enhanced payments upon the termination of his employment;

•        our senior vice presidents, group vice presidents, vice presidents, regional vice presidents, directors and senior directors are participants in an executive severance plan which provides for enhanced payments upon the termination of their employment;

•        Holdings has agreed to provide each of our employees (including our executive officers) with base salary or hourly wage rate, incentive compensation opportunities and other compensation employee benefits (excluding any equity or equity-based compensation) that are no less favorable for all employees in the aggregate than the benefits provided by us immediately prior to the merger for a period of one year after the effective time of the merger;

•        certain of our executive officers may receive cash or other non-equity compensation from the Company, Holdings or affiliates of Holdings for services to be rendered in the future in connection with their continued employment following the closing of the merger;

•        Holdings has agreed to honor all benefit plans (including all severance, change of control and similar plans and agreements) in effect for one year after the effective time of the merger;

•        the merger agreement provides for insurance and indemnification arrangements for each of our current and former directors and officers;

•        our employees (including our executive officers) will receive full service credit for all purposes under Holdings’ employee benefits plans, programs and arrangements (other than equity plans and benefit accrual under any pension plans), and Holdings will cause all pre-existing condition exclusions or limitations and actively-at-work requirements to be waived and to allow eligible expenses to be taken into account to satisfy deductibles, coinsurance and out of pocket requirements under applicable Holdings plans and our employees will be allowed to use accrued vacation; and

•        in connection with the execution of the merger agreement, we entered into an Expense Advance Agreement with each of our current directors, which agreement provides that if any director incurs any expenses in defending any civil or criminal proceeding brought in connection with such director’s service on the Board of Directors, such expenses shall be advanced by us, to the fullest extent permitted by law.

¡    The Special Committee and our Board of Directors were aware of these interests and considered them, among other matters, in making their decisions.

¡    In addition, on January 11, 2012, our president and chief executive officer entered into a retention bonus agreement with BI-LO Holding, LLC that provides that a performance bonus and/or a discretionary bonus may become payable if he remains employed as an adviser to Winn-Dixie through a pre-determined period following the closing of the merger. Prior to the closing of the merger, other of our executive officers may also enter into retention or employment arrangements with BI-LO Holding, LLC or Holdings.

Financing of the Merger (Page   )

¡    Holdings has obtained equity and debt financing commitments, the aggregate proceeds of which will be sufficient to consummate the merger and the other transactions contemplated by the merger agreement. These commitments are described in more detail below. The funding under these commitments is subject to certain conditions, including conditions that do not relate directly to the conditions to closing in the merger agreement. Although obtaining the proceeds of any financing, including the financing under these commitments, is not a condition to Holdings’ obligation to complete the merger, the failure of Holdings and Merger Sub to obtain financing (whether under these commitments or otherwise) is likely to result in the failure of the merger to be completed. In that case, Holdings may be obligated to pay us a fee of $72,825,000 as described under “The Merger Agreement—Termination Fee and Closing Failure Fee” beginning on page   .

Limited Guarantee (Page   )

¡    Lone Star Guarantor provided us with a direct guarantee of the full and prompt payment and performance of certain payment obligations of Holdings and Merger Sub arising under the merger agreement (including payment of the $72,825,000 termination fee) as limited pursuant to the terms of the merger agreement; provided that Lone Star Guarantor’s liability under the guarantee will not exceed $72,825,000.

HSR Act Approval (Page   )

¡    The merger is subject to the HSR Act. On December 30, 2011, Winn-Dixie and Lone Star Guarantor each filed the required notification and report forms under the HSR Act with the DOJ and FTC, and on January 12, 2012, early termination of the applicable waiting period under the HSR Act was granted.

Market Price of Common Stock (Page   )

¡    The closing share price of our common stock on December 16, 2011, the last trading day prior to the announcement of the merger, was $5.43, and the merger consideration of $9.50 represents a premium of approximately 75% to this closing share price.

Procedure for Payment of Merger Consideration (Page   )

¡    Promptly after the effective time of the merger, the paying agent will mail to each holder of record of our common stock a letter of transmittal (specifying that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon proper delivery of the certificates to the paying agent, or in the case of book-entry shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions advising how to surrender the certificates or book-entry shares in exchange for the $9.50 per share merger consideration. Upon surrender of a certificate or book-entry share to the paying agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and any other documents as the paying agent may reasonably require, you will be entitled to receive in exchange therefor the $9.50 per share merger consideration for each share formerly represented by such certificate or book-entry. Interest will not be paid or accrue in respect of the $9.50 per share merger consideration. The paying agent will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

No Appraisal Rights (Page   )

¡    Under Florida law, you do not have any appraisal rights in connection with the merger.

Shareholder Litigation (Page   )

¡    Seven complaints challenging the merger have been filed in the Circuit Court of the Fourth Judicial District in and for Duval County, Florida by plaintiffs seeking to represent a class of Winn-Dixie shareholders. All of these cases were filed against Winn-Dixie and the individual members of Winn-Dixie’s Board of Directors. In addition, in one case, the plaintiff named BI-LO, LLC as a defendant; in one case, the plaintiff named BI-LO, LLC, Opal Holdings, LLC, Opal Merger Sub, Inc., BI-LO Holding, LLC, and Lone Star Fund V (U.S.), LP as defendants; in one case the plaintiff named Opal Holdings, LLC, and Opal Merger Sub, Inc. as defendants; and in four cases, the plaintiffs named BI-LO, LLC, Opal Holdings, LLC, and Opal Merger Sub, Inc. as defendants.

¡    The plaintiffs in these cases generally allege, among other things, that the consideration agreed to in the merger agreement is inadequate and unfair to Winn-Dixie shareholders, that the members of Winn-Dixie’s Board of Directors breached their fiduciary duties in approving the merger agreement and that those breaches were aided and abetted by Winn-Dixie and the entities affiliated with BI-LO, LLC named in the various complaints. The plaintiffs seek equitable relief, including an injunction prohibiting consummation of the merger, and rescission or rescissory damages if the merger is consummated. The defendants’ responses to the complaints are not yet due.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you with respect to the special meeting or the merger. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the date, time and place of the special meeting?

A:	The special meeting of our shareholders will be held at our headquarters located at 5050 Edgewood Court, Jacksonville, Florida 32254, beginning at 9:00 a.m., Eastern Time, on , , 2012.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by the Board of Directors of Winn-Dixie.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following:

•	Approval of the merger agreement (Proposal 1);

•	An advisory proposal to approve the compensation that may become payable to our named executive officers in connection with the merger (Proposal 2);

•

Approval of the adjournment of the special meeting (if necessary or appropriate) to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement (Proposal 3); and

•	The transaction of any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting by or at the direction of the Board of Directors.

Q:	What is the proposed transaction?

A:	Once the merger agreement has been approved by our shareholders and all of the conditions set forth in the merger agreement have been satisfied or waived, Merger Sub will be merged with and into us, and we will survive the merger as a wholly owned subsidiary of Holdings. Each holder of shares of our common stock outstanding immediately prior to the merger (other than shares owned by (i) us as treasury stock, (ii) Holdings or Merger Sub and (iii) any of our direct or indirect wholly owned subsidiaries) will receive $9.50 per share in cash, without interest and less applicable withholding taxes.

Q:	How does the Board of Directors recommend that I vote?

A:	Our Board of Directors unanimously recommends that you vote:

•	“FOR” the approval of the merger agreement (Proposal 1);

•	“FOR” the approval of the advisory vote on compensation that may become payable to our named executive officers in connection with the merger (Proposal 2); and

•

“FOR” the approval of the adjournment of the special meeting (if necessary or appropriate) to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement (Proposal 3).

Q:	How many shares must be present or represented at the special meeting in order to conduct business?

A:	A quorum of shareholders is necessary to hold a valid special meeting. A quorum is present at the special meeting if a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting are present in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	What vote of our shareholders is required to approve the proposals?

A:	The vote requirements to approve the proposals are as follows:

•

the proposal to approve the merger agreement (Proposal 1) requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the required vote is based on the number of shares of our common stock outstanding, failure to vote your shares (including as a result of broker non-votes and abstentions) will have the same effect as voting against approval of the merger agreement;

•

the advisory proposal to approve the compensation that may become payable to our named executive officers in connection with the merger (Proposal 2) requires that the number of shares voted in favor of the proposal are greater than those voted against; and

•

the proposal to approve the adjournment of the special meeting (if necessary or appropriate) to solicit additional proxies (Proposal 3) requires (i) if a quorum exists, that the number of shares voted in favor of adjournment are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the shares of our common stock represented at the special meeting.

Even if you plan to attend the special meeting, we urge you either to complete, sign, date and return promptly the enclosed proxy card or submit your proxy or voting instructions by telephone or Internet to assure your shares of Winn-Dixie common stock are represented and voted at the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record as of the close of business on , 2012, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. On the record date, shares of our common stock were outstanding and entitled to be voted at the special meeting.

Q:	What do I need to do now? How do I vote?

A:	We urge you to carefully read this proxy statement, including its annexes and any documents referred to herein in their entirety, and to consider how the merger affects you. You can ensure that your shares are voted at the special meeting by granting a proxy either by:

•

Telephone, by calling the toll-free number listed on the proxy card (if you are a registered shareholder, meaning you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee and your broker, bank or other nominee makes telephone voting available);

•

The Internet, at the address provided on the proxy card (if you are a registered shareholder) or vote instruction card (if your shares are held in “street name” and your broker, bank or other nominee makes Internet voting available); or

•	Mail, by completing, signing, dating and mailing the proxy card or vote instruction card and returning it in the envelope provided.

Proxies will be voted as specified by the shareholder or shareholders granting the proxy.

If you are a Winn-Dixie team member, and hold your shares through the ESPP, you will receive a voting instruction card in the mail. You also have the option of voting your shares over the Internet or by telephone by following the instructions that you receive with this proxy statement. You can also sign your voting instruction card and return it by mail, or attend the special meeting and vote in person.

Please do NOT send in your stock certificates at this time.

If your shares of our common stock are held in “street name” by your broker, bank or other nominee, be sure to give your broker, bank or other nominee instructions on how you want to vote your shares because your broker, bank or other nominee will not be able to vote on the merger agreement proposal without instructions from you. See the question below “If my broker, bank or other nominee holds my shares in ‘street name,’ will my broker, bank or other nominee vote my shares for me?”

Q:	How are votes counted?

A:	For Proposal 1, the approval of the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you fail to vote your shares of our common stock or “ABSTAIN” from voting on the proposal, it has the same effect as if you vote “AGAINST” the approval of the merger agreement.

For Proposal 2, the advisory vote to approve the compensation that may become payable to our named executive officers in connection with the merger, you may vote “FOR,” “AGAINST” or “ABSTAIN.” An abstention will not count as a vote cast on the advisory proposal to approve the compensation that may become payable to our named executive officers in connection with the merger. If you “ABSTAIN,” it will have no effect on the outcome of the vote on this proposal.

For Proposal 3, the approval of the adjournment of the special meeting (if necessary or appropriate) to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If a quorum is present, an abstention will not count as a vote cast on the proposal to adjourn the special meeting (if necessary or appropriate) to solicit additional proxies. As a result, if a quorum is present and you “ABSTAIN,” it will have no effect on the outcome of the vote on this proposal. However, if a quorum is not present and you “ABSTAIN” from voting on the proposal, it has the same effect as if you vote “AGAINST” the proposal.

If you sign and return your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement, “FOR” the advisory approval to approve the compensation that may become payable to our named executive officers in connection with the merger, “FOR” the proposal to approve the adjournment of the special meeting (if necessary or appropriate) to solicit additional proxies, and in accordance with the recommendation of our Board of Directors on other matters, if any, properly brought before the special meeting for a vote by or at the direction of the Board of Directors.

Q:	If my broker, bank or other nominee holds my shares in “street name,” will my broker, bank or other nominee vote my shares for me?

A:	No, unless you provide specific instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Unless you follow the instructions, your shares will not be voted and will have the same effect as if you voted against the approval of the merger agreement. We refer to this as a “broker non-vote.”

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Many of our shareholders hold their shares through a broker, trustee or other nominee (such as a bank) rather than directly in their own name. As summarized below, there are some distinctions between shares owned of record and those owned beneficially.

•

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered to be the shareholder of record with respect to those shares and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your proxy directly to us or to vote in person at the special meeting. We have enclosed a proxy card for you to use.

•

Beneficial Owner. If your shares are held in a brokerage account, by a trustee or by another nominee (such as a bank), you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you, together with a voting instruction card by your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or other nominee how to vote and may also attend the special meeting. Since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the special meeting unless you obtain a valid proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote at the special meeting.

Q:	May I attend the special meeting?

A:	You are entitled to attend the special meeting only if you were a shareholder as of the close of business on the record date or if you hold a valid proxy for the special meeting from such a shareholder. You will be required to present photo identification for admittance to the special meeting. If you are a shareholder of record, your name will be verified against the list of shareholders of record on the record date prior to your being admitted to the special meeting. If you are not a shareholder of record but hold shares in “street name” through a broker, bank or other nominee (such as a trustee), you should provide proof of beneficial ownership on the record date, such as your most recent brokerage account statement, a copy of the voting instruction card provided to you by your broker, bank or other nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the procedures outlined above, you will not be admitted to the special meeting.

The special meeting will begin promptly at 9:00 a.m. Eastern Time. Check-in will begin at 8:00 a.m. Eastern Time, and you should allow ample time for the check-in procedures.

We may establish additional security procedures and policies at the special meeting in addition to those described in this proxy statement.

Q:	When should I return my proxy card?

A:	You should return your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q:	Should I send in my stock certificate(s) now?

A:	NO. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY. After the merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of our common stock for the merger consideration of $9.50 per share in cash, without interest and less applicable withholding tax.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following three methods:

•

first, you can deliver to our Corporate Secretary, at our headquarters located at 5050 Edgewood Court, Jacksonville, Florida 32254, a written notice of revocation (dated later than the date of your proxy card) stating that you revoke your proxy, provided such written notice is received by our Corporate Secretary before 11:59 p.m. Eastern Time on                     , 2012;

•

second, you can submit by telephone, the Internet or mail a proxy dated after the date of the proxy you wish to revoke, provided the new proxy is received by our Corporate Secretary before 11:59 p.m. Eastern Time on                     , 2012; or

•	third, you can attend the special meeting and vote in person.

Revocation of your proxy, without any further action, will mean your shares will not be voted at the special meeting or counted towards satisfying the quorum requirements. Your attendance at the special meeting will not revoke your proxy unless you vote at the special meeting. If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card if you later decide to revoke your proxy and change your vote by telephone or through the Internet.

If you have instructed your broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to us or by voting in person at the special meeting, unless you obtain a valid proxy from your broker, bank or other nominee.

Q:	Who will bear the cost of the solicitation?

A:	The expense of soliciting proxies in the enclosed form will be borne by Winn-Dixie. We have retained Georgeson Inc., who we refer to as “Georgeson,” a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $12,500 plus reimbursement of out-of-pocket fees and expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Q:	What does it mean if I receive more than one set of voting materials?

A:	If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for submitting a proxy on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Winn-Dixie common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting but will have transferred the right to receive $9.50 per share in cash to be received by our shareholders in the merger. In order to receive the $9.50 per share, you must hold your shares through the completion of the merger.

Q:	What is the impact of the merger on the Employee Stock Purchase Plan?

A:	With respect to our ESPP, any then current offering period under the ESPP shall be terminated and no new offering periods will begin under the ESPP after such date and no further shares of our common stock will be purchased under the ESPP. Winn-Dixie will refund any remaining cash (without interest) in a participant’s account to such participant and terminate the ESPP.

Q:	When do you expect the merger to be completed?

A:	The closing of the merger is expected to occur on the second business day after the conditions to the merger set forth in the merger agreement have been satisfied or waived or at such other time agreed to in writing by us and Holdings. Although we expect to complete the merger shortly after the special meeting of our shareholders, we cannot specify when, or assure you that, we and Holdings will satisfy or waive all conditions to the merger. See “Proposal 1 – The Merger Agreement – Conditions to the Merger.”

Q:	When will I receive the cash consideration for my shares?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration to be paid in the merger. When you properly complete and return the required documentation described in the written instructions, you will receive from the paying agent a payment of the cash consideration for your shares.

Q:	Am I entitled to appraisal rights?

A:	You do not have appraisal rights in connection with the merger.

Q:	Where can I find more information about Winn-Dixie?

A:	Winn-Dixie files periodic reports and other information with the Securities and Exchange Commission (“SEC”). This information is available on the Internet site maintained by the SEC at www.sec.gov. For a more detailed description of the information available, please refer to “Where You Can Find More Information” on page of this proxy statement.

Q:	Who can help answer my other questions?

A:	If you have additional questions about the special meeting or the merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact our proxy solicitation agent, Georgeson, toll-free at . If your broker, bank or other nominee holds your shares, you may also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of our operations, the expected completion and timing of the merger and other information relating to the merger. Such statements are often expressed through the use of words or phrases such as “will result,” “are expected to,” “anticipated,” “plans,” “intends,” “will continue,” “estimated,” “projection,” “preliminary,” “forecast” and similar expressions. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks and uncertainties over which we have no control. In addition to other factors and matters contained in this proxy statement, those risks and uncertainties include, without limitation:

•	the satisfaction of the conditions to complete the merger, including the approval of the merger agreement by our shareholders;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee of $19.6 million to Holdings;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the potential adverse effect on our business and operations due to our compliance with certain of our covenants in the merger agreement;

•	the effect of the announcement of the merger on our customer and supplier relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the share price of our common stock;

•	our inability to retain and, if necessary, attract key employees, particularly while the proposed merger is pending;

•	the litigation in connection with the proposed merger discussed in this proxy;

•	risks related to diverting management’s attention from ongoing business operations;

•	general economic and market conditions;

•	the risk of unforeseen material adverse changes to our business and operations; and

•

other risks and uncertainties detailed in our filings with the Securities and Exchange Commission, referred to as the “SEC,” including the risks set forth in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended June 29, 2011 (filed on August 29, 2011), referred to as the “Form 10-K.” See “Where You Can Find More Information.”

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE SPECIAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies in connection with a special meeting of our shareholders.

Date, Time, Place and Purpose of the Special Meeting

The special meeting of our shareholders will be held at our offices located at 5050 Edgewood Court, Jacksonville, Florida 32254, on                 ,         , 2012 beginning at 9:00 a.m., Eastern Time.

At the special meeting, we will ask you to (1) approve the merger agreement, (2) approve (on an advisory basis) the compensation that may become payable to our named executive officers in connection with the merger, (3) approve the adjournment of the special meeting (if necessary or appropriate) to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, and (4) transact other business, if any, that is properly brought before the special meeting or any adjournment or postponement thereof by or at the direction of our Board of Directors.

Recommendation of Our Board of Directors

Our Board of Directors, by unanimous vote, on the recommendation of the Special Committee, (1) approved and adopted the merger agreement and the transactions contemplated by the merger agreement and (2) determined that the merger is in the best interests of Winn-Dixie and its shareholders. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the advisory proposal to approve the compensation that may become payable to our named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting (if necessary or appropriate) to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on                     , 2012, the record date, are entitled to notice of and to vote at the special meeting. On the record date,                      shares of our common stock were issued and outstanding and held by approximately                      holders of record. Each holder of record of our common stock will be entitled to one vote per share at the special meeting on the proposal to approve the merger agreement, the proposal to adjourn the special meeting, the advisory proposal to approve compensation that may become payable to our named executive officers in connection with the merger, and any other business that may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors.

The holders of a majority of the outstanding shares of common stock entitled to vote as of the record date must be present, either in person or by proxy, to constitute a quorum at the special meeting. We will count abstentions, either in person or by proxy, and broker non-votes (shares held by a broker or other nominee that does not have the authority to vote on a matter) for the purpose of establishing a quorum. If a quorum is not present at the special meeting, the holders of a majority of the common stock represented at the special meeting may adjourn the special meeting to solicit additional proxies.

Vote Required

The approval of the merger agreement requires the affirmative vote of the shares representing a majority of the outstanding shares entitled to vote at the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will have the same effect as a vote “AGAINST” the approval of the merger agreement.

The approval of the advisory proposal to approve the compensation that may become payable to our named executive officers in connection with the merger requires that the number of shares voted in favor of the proposal are greater than those voted against. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will not affect the advisory vote on the compensation that may become payable to our named executive officers in connection with the merger.

The approval of the proposal to adjourn the special meeting (if necessary or appropriate) to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the shares of our common stock represented at the special meeting. If a quorum is present and you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will not affect the adjournment (if necessary or appropriate) to permit further solicitation of proxies. However, if a quorum is not present and you abstain from voting, either in person or by proxy, it has the same effect as a vote “AGAINST” the proposal.

YOUR VOTE IS IMPORTANT. The merger cannot be completed unless shareholders holding a majority of the outstanding shares entitled to vote at the special meeting approve the merger agreement. Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card or follow the related Internet or telephone voting instructions. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Common Stock Ownership of Our Directors and Executive Officers

As of the record date, our directors and executive officers beneficially owned in the aggregate approximately         % of the outstanding shares of our common stock entitled to vote at the special meeting. We currently expect that each of these individuals will vote all of their shares of common stock in favor of each of the proposals.

Solicitation of Proxies

The Board of Directors of Winn-Dixie is soliciting your proxy. In addition to the solicitation of proxies by use of the mail, directors, officers and other employees of Winn-Dixie may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our directors, officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. We will bear all costs of preparing, assembling, printing and mailing the notice of special meeting of shareholders, this proxy statement, the enclosed proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

We have retained Georgeson to aid in the solicitation of proxies for the special meeting. We will pay Georgeson a base fee of $12,500 plus reimbursement of out-of-pocket fees and expenses.

Voting

To vote your shares, you should follow the instructions as indicated on your proxy card if you vote over the Internet or by telephone, or you should complete, sign, date and return the enclosed proxy in the enclosed postage-paid envelope. Voting your proxy does not limit your right to vote in person should you decide to attend the special meeting. If your shares are held in the name of a broker or other nominee, you will be provided voting instructions from your broker or other nominee and, in order to vote at the special meeting, you must ask your broker or other nominee how you can vote in person at the special meeting.

If you vote by mail and the returned proxy card is completed, signed and dated, your shares will be voted at the special meeting in accordance with your instructions. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed and dated, but you do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted “FOR” the approval of the merger agreement, “FOR” the approval (on an advisory basis) of the compensation that may become payable to our named executive officers in connection with the merger and “FOR” the adjournment of the special meeting (if necessary or appropriate) to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Shareholders who hold their shares of our common stock in “street name,” meaning in the name of a broker, bank or other nominee who is the record holder, should follow the directions provided by their broker, bank or other nominee regarding how to instruct their broker, bank or other nominee to vote their shares. Your broker, bank or other nominee will not be able to vote your shares without instructions from you.

If you are a Winn-Dixie team member, and hold your shares through the ESPP, you will receive a voting instruction card in the mail. You also have the option of voting your shares over the Internet or by telephone by following the instructions that you receive with this proxy statement. You can also sign your voting instruction card and return it by mail, or attend the special meeting and vote in person.

We do not expect that any matter other than the ones discussed in this proxy statement will be brought before the special meeting. If, however, any other matters are properly presented by or at the direction of the Board of Directors, the persons named as proxies will vote in accordance with the recommendation of our Board of Directors.

DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF ANY CERTIFICATES FOR SHARES OF OUR COMMON STOCK WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

Revocation of Proxies

If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following three methods:

•

first, you can deliver to our Corporate Secretary, at our offices located at 5050 Edgewood Court, Jacksonville, Florida 32254, a written notice of revocation (dated later than the date of your proxy card) stating that you revoke your proxy; provided, that such written notice is received by our Corporate Secretary before 11:59 p.m. Eastern Time on                     , 2012;

•

second, you can submit a new proxy by telephone, the Internet or mail dated after the date of the proxy you wish to revoke, provided the new proxy is received by our Corporate Secretary before 11:59 p.m. Eastern Time on                     , 2012; or

•	third, you can attend the special meeting and vote in person.

Revocation of your proxy, without any further action, will mean your shares will not be voted at the special meeting or counted towards satisfying the quorum requirements. Your attendance at the special meeting will not revoke your proxy unless you vote at the special meeting.

If you have instructed your broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to us or by voting in person at the special meeting, unless you obtain a valid proxy from your broker, bank or other nominee giving you the right to vote the shares at the special meeting.

Assistance

Shareholders who have questions regarding the materials, need assistance voting their shares or require additional copies of the proxy statement or proxy card, should contact or call (toll free):

Georgeson Inc.

199 Water Street

New York, New York 10038

Shareholder List

Our list of shareholders entitled to vote at the special meeting will be available for inspection at our offices located at 5050 Edgewood Court, Jacksonville, Florida 32254 (between the hours of 9:00 a.m. and 5:00 p.m.) for a period of 10 days prior to the special meeting and at the place of the special meeting for the duration of the special meeting.

Attendance

You are entitled to attend the special meeting only if you were a shareholder as of the close of business on the record date or if you hold a valid proxy for the special meeting from such a shareholder. You will be required to present photo identification for admittance to the special meeting. If you are a shareholder of record, your name will be verified against the list of shareholders of record on the record date prior to your being admitted to the special meeting. If you are not a shareholder of record but hold shares in “street name” through a broker, trustee or other nominee, you should provide proof of beneficial ownership on the record date, such as your most recent brokerage account statement, a copy of the voting instruction card provided to you by your broker or other nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the procedures outlined above, you will not be admitted to the special meeting.

The special meeting will begin promptly at 9:00 a.m. Eastern Time. Check-in will begin at 8:00 a.m. Eastern Time, and you should allow ample time for the check-in procedures.

We may establish additional security procedures and policies at the special meeting in addition to those described in this proxy statement.

THE PARTIES TO THE MERGER AGREEMENT

Winn-Dixie

Winn-Dixie, a corporation organized under the laws of the State of Florida, is one of the nation’s largest food retailers and operates primarily under the “Winn-Dixie” banner. As of January 13, 2012, Winn-Dixie operated 484 retail grocery locations and approximately 380 in-store pharmacies in Florida, Alabama, Louisiana, Georgia and Mississippi. Winn-Dixie had net sales of approximately $6.9 billion and total assets of approximately $1.8 billion as of and for its fiscal year ended June 29, 2011.

Winn-Dixie’s principal executive offices are located at 5050 Edgewood Court, Jacksonville, Florida 32254 and our telephone number is (904) 783-5000. A detailed description of our business can be found in the Form 10-K and our other filings with the SEC. See “Where You Can Find More Information.”

Holdings

Holdings, a limited liability company organized under the laws of the State of Delaware, was formed for the purpose of entering into the merger agreement with Winn-Dixie and completing the merger. Holdings has not conducted any activities to date, other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Holdings is a wholly owned subsidiary of BI-LO, LLC, which is in turn a wholly owned subsidiary of BI-LO Holding, LLC. BI-LO Holding, LLC is a majority owned subsidiary of Lone Star Fund V (U.S.), L.P., a partnership that is part of Lone Star.

Lone Star is a global investment firm that acquires debt and equity assets including corporate, commercial real estate, single family residential and consumer debt products as well as banks and operating companies. Since the establishment of its first fund in 1995, the principals of Lone Star have organized private equity funds totaling approximately $33 billion of capital that has been invested globally through Lone Star’s worldwide network of affiliate offices.

Holdings’ principal executive offices are located at 208 BI-LO Blvd, Greenville, South Carolina 29607 and its telephone number is (864) 283-3574.

BI-LO, LLC operates 207 supermarkets, including approximately 116 in-store pharmacies, in North Carolina, South Carolina, Georgia and Tennessee and employs approximately 17,000 people.

Merger Sub

Merger Sub, a corporation organized under the laws of the State of Florida, is a direct wholly owned subsidiary of Holdings, formed solely for the purpose of entering into the merger agreement with Winn-Dixie and completing the merger. Merger Sub has not conducted any activities to date, other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at 208 BI-LO Blvd, Greenville, South Carolina 29607 and its telephone number is (864) 283-3574.

THE MERGER

Background of the Merger

Since the Company’s emergence from bankruptcy protection in November 2006, the Company’s Board of Directors and senior management have evaluated strategic alternatives relating to the Company’s business, including growth strategies based on increased capital expenditures for a transformational store remodel program (the “remodel program”), as well as prospects for mergers and acquisitions, stock repurchases, dividends, debt refinancing and other potential strategic transactions, each with a view towards maximizing shareholder value.

In connection with its ongoing evaluation of strategic alternatives relating to the Company, the Company’s Board of Directors has consulted with the Company’s senior management regarding the Company’s operational and financial performance, discussed the strategic direction of the Company and evaluated various options for growth, including the remodel program.

During the challenging economic environment prevailing since 2008, the Company has focused on strategies to improve its financial and operational performance on a stand-alone basis, and has undertaken reviews of both its retail operations and support structure in an effort to lower its cost structure and improve efficiency.

In August 2010, the Company’s management began to evaluate a variety of financing alternatives in light of the November 2011 maturity of the Company’s asset-based loan facility in place at that time and the capital expenditures needed for the remodel program. From August 2010 through March 2011, the Company negotiated a new asset-based loan facility and continued to evaluate additional financing sources, including a potential term loan or potential issuances of secured high yield debt securities, convertible debt securities and/or preferred equity securities. The Company entered into a new asset-based loan facility in March 2011. The new asset-based loan facility permits borrowings of up to $600 million (down from the $750 million maximum borrowings permitted under the prior asset-based loan facility). In addition, the new asset-based loan facility includes changes from the prior facility that have the net effect of reducing the Company’s borrowing base as calculated under the new facility. Due to market conditions and against the background of the then ongoing discussions with the Lone Star Parties, as discussed below, the Company determined not to proceed with any additional financing transactions after the new asset-based loan facility was entered into.

On February 23, 2011, Mr. Peter Lynch, Chairman, President and Chief Executive Officer of the Company, was contacted by Mr. Randall Onstead, Chairman of the Board of Directors of BI-LO, LLC (“Bi-Lo”). Mr. Onstead expressed interest in a potential acquisition of the Company on behalf of Bi-Lo and its private equity sponsor, Lone Star Fund V (U.S.), L.P. (together with Bi-Lo, the “Lone Star Parties”), noting that the Lone Star Parties were interested in engaging in discussions with the Company. Mr. Onstead did not provide an indication of the proposed terms of any potential transaction involving the Company and the Lone Star Parties at this time.

Later on February 23, 2011, the Board of Directors held a telephonic meeting attended by members of the Company’s senior management. During the meeting Mr. Lynch reported on his conversation with Mr. Onstead and the Board of Directors discussed, among other things, the process to be followed by the board in evaluating any transaction to sell or merge the Company, the impact a potential transaction to sell and/or merge the Company would have on the Company’s financing options, and the due diligence process to be undertaken.

On February 28, 2011, Bi-Lo and Hudson Americas LLC, an affiliate of Lone Star Fund V (U.S.), L.P., entered into a confidentiality and standstill agreement with the Company to facilitate the exchange of confidential and proprietary information regarding the Company with the Lone Star Parties for purposes of exploring a potential transaction.

On March 2, 2011, the Company began to provide the Lone Star Parties with non-public information regarding, among other things, the Company’s financial performance and operations.

On March 3, 2011, the Board of Directors held a telephonic meeting attended by members of the Company’s senior management. At this meeting the Board of Directors received updates from management regarding the Company’s financial and operational performance and strategy and discussed, among other things, the Lone Star Parties’ expression of interest regarding a potential transaction with the Company. During the discussion the Board of Directors instructed the Company’s senior management to meet with representatives of the Lone Star Parties to discuss the Lone Star Parties’ expression of interest.

On March 7, 2011, representatives of the Company held a meeting with representatives of the Lone Star Parties, including Mr. Sam Loughlin, a senior representative of the Lone Star Parties, during which representatives of the Lone Star Parties explained that, based upon a review of non-public information provided by the Company pursuant to the confidentiality agreement, publicly available information, and its extensive knowledge of the retail and grocery sector, the Lone Star Parties would be willing to offer a price per share of $8.20 in cash to acquire all of the outstanding common stock of the Company (a premium of approximately 24% to the Company’s then current share price) subject to conditions including the satisfactory completion of due diligence. At the meeting, representatives of the Lone Star Parties verbally indicated that, because of the synergies that could be achieved by combining the Company’s and Bi-Lo’s operations, the Lone Star Parties were offering a significant premium to the Company’s shareholders. The terms of the Lone Star Parties’ offer were also confirmed by a letter dated the same date.

Later on March 7, 2011, the Board of Directors held a telephonic meeting to discuss the offer presented by the Lone Star Parties in the context of their evaluation of the Company’s historical and prospective operating results and financial condition, as well as its growth prospects and other alternatives, including the remodel program. During the March 7, 2011 meeting, a representative of King & Spalding LLP, the Company’s outside counsel (“King & Spalding”), advised the Board of Directors regarding its fiduciary duties and legal obligations to the Company and its shareholders in considering a potential sale of the Company.

On March 11, 2011, the members of the Board of Directors other than Mr. Lynch (the “Independent Directors”) held a telephonic meeting to further discuss, among other matters, the offer presented by the Lone Star Parties. During the meeting the Independent Directors also discussed the formation of a special committee consisting of only the Independent Directors (i.e., all members of the Board of Directors other than the Company’s Chief Executive Officer) to evaluate the Company’s strategic alternatives and the retention of transaction advisors who would represent the special committee. The Independent Directors considered that forming a special committee to evaluate any potential transactions may be advisable to avoid any actual or potential conflicts of interest in circumstances where a potential buyer of the Company expressed a desire to retain or not to retain the members of the Company’s management, including Mr. Lynch. At the conclusion of the March 11, 2011 meeting, the Independent Directors instructed the Company’s senior management to inform the Lone Star Parties that their offer price was not sufficient, but that the Company would be willing to engage in further discussions to determine whether the Lone Star Parties would substantially increase their offer price.

On March 14, 2011, Mr. Lynch notified the Lone Star Parties in writing that the Board of Directors had determined that their offer price was not sufficient, but that the Company would be willing to engage in further discussions to determine whether the Lone Star Parties would substantially increase their offer price.

On March 17, 2011, the Board of Directors formed a special committee (the “Special Committee”) consisting of the Independent Directors, with Mr. Jeffrey Girard acting as chair of the Special Committee, to explore the possibility of a potential strategic transaction involving a sale of all or a substantial portion of the Company’s capital stock, to negotiate and make recommendations to the Board of Directors with respect to any such transaction and to consider alternatives to any such transaction. The Special Committee then formed a subcommittee to interview potential financial and legal advisors.

Following a process of identifying potential legal advisors, on March 28 and 29, 2011, the subcommittee interviewed three law firms, including Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), and determined to recommend to the Special Committee that Paul, Weiss be retained to serve as its legal advisor based on experience in merger and acquisitions transactions and special committee representations and other relevant factors. The Special Committee approved the engagement of Paul, Weiss as its legal advisor at a meeting held on March 29, 2011.

Following a process of identifying potential financial advisors, the subcommittee interviewed three investment banking firms during the week of April 4, 2011, including Goldman Sachs, and determined to recommend to the Special Committee that Goldman Sachs be retained to serve as its financial advisor based on experience in merger and acquisition transactions, approach regarding the diligence and transaction evaluation process, and other relevant factors. The Special Committee approved the engagement of Goldman Sachs as its financial advisor at a meeting held on April 8, 2011.

On May 6, 2011, the Special Committee held an in-person meeting attended by representatives of Paul, Weiss and Goldman Sachs. Representatives of Paul, Weiss advised the Special Committee of its fiduciary duties and legal obligations to the Company and its shareholders in considering a sale of the Company. Representatives of Goldman Sachs reviewed financial information relating to the Company and the Lone Star Parties’ March 7 offer. The Special Committee discussed, among other things, the relative merits of a potential sale of the Company as compared with the benefits and risks of stand-alone strategies, including the remodel program and various debt financing alternatives. The Special Committee also discussed with its advisors the advisability of contacting other potential acquirers of the Company, considering, among other things, potential repercussions of a leak of information that a transaction may be under consideration. Representatives of Goldman Sachs discussed the likelihood as to whether or not a potential financial buyer would be able to offer a higher price for the Company than the price offered by the Lone Star Parties given the inability of financial buyers to realize synergies, expectations of negative cash flows over the course of management’s projections for the Company and conditions in the debt financing markets at the time. After considering these and other factors, it was the Special Committee’s view that financial buyers would not be able to offer a higher price for the Company than potential strategic buyers such as the Lone Star Parties, which the Special Committee and its advisors considered a strategic buyer because of synergies that could potentially be realized by Bi-Lo, and that Goldman Sachs should contact a limited number of potential strategic buyers. The Special Committee then discussed which potential strategic buyers may be interested in pursuing a strategic transaction with the Company, and then directed representatives of Goldman Sachs to contact such potential strategic buyers to gauge their interest in pursuing a transaction with the Company.

Between May 10, 2011 and May 17, 2011, representatives of Goldman Sachs contacted three potential strategic buyers. Party A indicated that it would evaluate the opportunity based on publicly available information to determine its willingness to explore a potential transaction with the Company. Party B indicated that it would not be interested in pursuing a transaction with the Company. Party C indicated that it would not be interested in pursuing a transaction to acquire the Company but that it may be interested in exploring asset swaps in certain markets, a proposal that the members of the Special Committee subsequently determined not to be in the interests of the Company at this time.

On May 20, 2011, Party A contacted a representative of Goldman Sachs to request access to non-public financial and operating information related to the Company.

On May 31, 2011, the Company entered into a confidentiality and standstill agreement with Party A. Following execution of the confidentiality agreement and upon the request of Party A, the Company provided Party A with non-public financial and operating information regarding the Company.

Between May 18, 2011 and June 3, 2011, upon requests from representatives of the Lone Star Parties and their advisors, the Company provided the Lone Star Parties with additional non-public due diligence information.

On June 3, 2011, the Lone Star Parties sent the Company a non-binding proposal to acquire the Company for $9.85 per share in cash (a premium of approximately 20% to the Company’s then current share price) and requested a period of exclusivity to conduct further due diligence and negotiate definitive transaction documents.

On June 8, 2011, the Special Committee held a telephonic meeting attended by representatives of Paul, Weiss and Goldman Sachs during which the Special Committee discussed the Lone Star Parties’ revised offer and the status of discussions with Party A, Party B and Party C. Representatives of Goldman Sachs noted that although Party A had previously indicated an interest in exploring a potential transaction with the Company, Party A had indicated it could not confirm whether it would submit a preliminary proposal regarding such a transaction. Following discussion, the Special Committee instructed Goldman Sachs to continue discussions with the Lone Star Parties on a non-exclusive basis to determine if the Lone Star Parties were willing to improve the terms of their proposal.

On June 9, 2011, representatives of Goldman Sachs spoke with representatives of William Blair & Company (“William Blair”), the Lone Star Parties’ financial advisor, during which representatives of William Blair indicated that there was a possibility the Lone Star Parties would enhance their offer.

On June 11, 2011, the Special Committee held a telephonic meeting attended by representatives of Paul, Weiss and Goldman Sachs. During the meeting representatives of Goldman Sachs informed the Special Committee that William Blair had indicated that it was possible the Lone Star Parties could raise their bid. During the meeting, representatives of Goldman Sachs also reviewed financial information relating to the Company and the proposed transaction with the Lone Star Parties, and representatives of Paul, Weiss discussed with the Special Committee its fiduciary duties and legal obligations to the Company and its shareholders. The Special Committee then decided to consult with senior management to receive an update on and to discuss management’s projections for the Company.

On June 12, 2011, the Special Committee met with Mr. Lynch to discuss the Company’s strategic direction, projections, growth prospects and long range plans, including the remodel program, and discussed the basis of, and risks inherent in, the Company’s long range plans.

On June 17, 2011, the Lone Star Parties sent the Company a revised non-binding proposal to pay $10.00 per share in cash (a premium of 30% to the Company’s then current share price) to acquire the Company.

On June 22, 2011, a representative of Goldman Sachs discussed with a representative of Party A the status of its diligence investigation. The representative of Party A indicated that Party A would not be willing to submit a proposal at this time without access to additional information and discussions with the Company’s management team. Based on that request, a representative of Goldman Sachs offered to make available members of the Company’s management for in-person diligence discussions.

On June 23, 2011, a representative of Party A indicated to a representative of Goldman Sachs that Party A would respond the following day with a timeline for when Party A would be able to conduct in-person diligence discussions and depending on the outcome of those discussions, potentially submit a proposal to acquire the Company.

Following continued discussion between representatives of Goldman Sachs and William Blair regarding the terms of the Lone Star Parties’ offer, on June 24, 2011, the Lone Star Parties sent the Company a letter reaffirming their proposal to pay $10.00 per share to acquire the Company and indicating their intention to terminate discussions unless the Company entered into an exclusivity agreement with the Lone Star Parties by June 28, 2011.

Later on June 24, 2011, the Special Committee held a telephonic meeting attended by representatives of Paul, Weiss and Goldman Sachs, during which the Special Committee discussed the Lone Star Parties’ most recent offer. During the meeting, the Special Committee discussed, among other things, the status of Party A’s due diligence investigation and its request to meet with Company management and whether the Lone Star Parties would be prepared to increase their offer price. The Special Committee also discussed how the Company should respond to the Lone Star Parties and Party A, considering, among other factors, the uncertainty regarding whether Party A would ever submit a proposal for a strategic transaction with the Company, the Lone Star Parties’ demand that the Company enter into an exclusivity agreement and the uncertainty regarding whether the Lone Star Parties would be prepared to increase their offer price. At the conclusion of the meeting the Special Committee instructed representatives of Goldman Sachs to advise the Lone Star Parties that under then prevailing circumstances the Special Committee was not prepared to approve a transaction at $10.00 per share. The Special Committee also determined to continue to allow Party A to conduct due diligence and to meet with Company management in an effort to determine whether Party A would be willing to make an offer to acquire the Company.

Following continued discussions between representatives of Goldman Sachs and the Lone Star Parties, the Special Committee held a telephonic meeting on June 26, 2011, attended by representatives of Paul, Weiss and Goldman Sachs. During this meeting, a representative of Goldman Sachs reported that, based upon Goldman Sachs’ discussion with William Blair, while the Lone Star Parties might be willing to increase their offer price above $10.00 per share, it appeared unlikely that the Lone Star Parties would increase their offer price substantially. The Special Committee then instructed Goldman Sachs to continue discussions with the Lone Star Parties to seek clarification of the extent to which the Lone Star Parties would be prepared to increase their proposed offer price.

On June 28, 2011, the Special Committee held a telephonic meeting attended by representatives of Paul, Weiss and Goldman Sachs, during which a representative of Goldman Sachs reported that, based on discussions with a senior representative of the Lone Star Parties, the Lone Star Parties were willing to raise their offer to $10.50 per share in cash (a premium of approximately 22% to the Company’s then current share price) subject to the Company entering into an exclusivity agreement with the Lone Star Parties. A representative of Goldman Sachs also reported on the status of discussions with Party A, noting that Party A had not yet affirmatively indicated whether it would submit a proposal to acquire the Company. After discussion, the Special Committee determined to instruct Goldman Sachs to continue discussions with the Lone Star Parties regarding their proposal. No further communications were received from Party A and Party A did not respond to subsequent inquiries by representatives of Goldman Sachs regarding a potential transaction.

On July 1, 2011, following further discussions between representatives of Goldman Sachs and William Blair and discussions between Mr. Girard and the other members of the Special Committee, and approval of the members of the Special Committee based on, among other things, a lack of credible alternative bidders and the ability of the Company to terminate the proposed exclusivity agreement on short notice, the Company entered into an exclusivity agreement with the Lone Star Parties, expiring on August 3, 2011 (and terminable early by the Company on five days’ notice or by the Lone Star Parties upon notice to the Company that it was terminating discussions).

On July 8, 2011, Gibson Dunn & Crutcher LLP (“Gibson Dunn”), counsel to the Lone Star Parties, sent to Paul, Weiss a draft merger agreement and ancillary documents.

Between July 8, 2011 and July 29, 2011, the Special Committee and Paul, Weiss engaged in negotiations with the Lone Star Parties and Gibson Dunn regarding the terms of the proposed transaction, including, among other things, negotiations regarding the conditionality of the Lone Star Parties’ proposal, the terms of the Lone Star Parties’ financing obligations in light of the proposed financing structure (which contemplated a combination of equity financing and debt financing including a high yield bond offering) and the Company’s limited remedies against the Lone Star Parties if it breached its obligations. Throughout this period, Paul, Weiss briefed King & Spalding on negotiations with respect to the merger agreement and the transaction and received comments from King & Spalding on the merger agreement and the transaction on behalf of the Company. Paul, Weiss also consulted with Greenberg Traurig, P.A. (“Greenberg Traurig”), Florida counsel to the Special Committee, on Florida law matters relating to the merger agreement and the proposed transaction.

On July 15, 2011, members of the Company’s management and representatives of the Lone Star Parties and their advisors held an in-person diligence meeting to discuss, among other things, the Company’s sales, merchandising and marketing strategy, as well as matters pertaining to store operations, logistics, supply chain, finances, information technology, risk management, real estate, human resources and legal. Representatives of Goldman Sachs were present during those discussions.

Between July 18, 2011 and July 29, 2011, members of the Company’s management and representatives of the Lone Star Parties and their advisors held several telephonic follow-up diligence discussions pertaining to, among other things, real estate, supply chain, tax, merchandising, marketing, information technology, human resources, store operations and environmental matters. Representatives of Goldman Sachs participated in each discussion.

On July 21, 2011, the Board of Directors held an in-person meeting attended by senior management of the Company. At this meeting management provided updates regarding the Company’s business, financial results and operations, and the Board of Directors discussed, among other things, the Company’s strategy.

Later on July 21, 2011, the Special Committee held an in-person meeting attended telephonically by representatives of Paul, Weiss and Goldman Sachs, during which representatives of Paul, Weiss provided a summary of open issues relating to the then current drafts of the merger agreement and ancillary agreements. Representatives of Paul, Weiss discussed with the Special Committee, among other things, the conditional nature of the Lone Star Parties’ proposal, the limited remedies the Company would have against the Lone Star Parties if the Lone Star Parties breached their obligations (which the Special Committee considered to be unsatisfactory), the Lone Star Parties’ proposal to raise financing through a combination of a high yield bond offering and equity financing provided by investment funds affiliated with the Lone Star Parties, and the consequences of the Lone Star Parties failing to raise the necessary debt financing. Goldman Sachs provided the Special Committee with an update on the status of the Lone Star Parties’ due diligence investigation. The Special Committee also discussed the recent rise in the Company’s share price and the timing of the Company’s earnings release for fiscal year 2011. After discussion, the Special Committee instructed Paul, Weiss and Goldman Sachs to continue negotiations with the Lone Star Parties.

On July 27, 2011, members of the Company’s management and representatives of the Lone Star Parties and their advisors held an in-person diligence meeting to discuss recent financial and operating information relating to the Company and additional diligence matters, at which a representative of Goldman Sachs was present.

On July 28, 2011, the Special Committee held a telephonic meeting attended by representatives of Paul, Weiss and Goldman Sachs. At the meeting, a representative of Goldman Sachs advised the Special Committee that the Lone Star Parties were nearing completion of their due diligence investigation and that the Lone Star Parties expected to be in a position to approve the transaction by August 3, 2011. The Special Committee discussed, among other things, the advisability of publicly releasing preliminary financial results for the fourth quarter and fiscal year 2011 before entering into a transaction with the Lone Star Parties. Following discussion, the Special Committee instructed Goldman Sachs to inform the Lone Star Parties that the Company would be releasing its preliminary financial results for the fourth quarter and fiscal year 2011 on either August 1, 2011 or August 2, 2011 and that it would not be in a position to recommend to the Board of Directors that the Company enter into a merger agreement with the Lone Star Parties until several days after the Company’s preliminary financial results had been publicly released. A representative of Goldman Sachs informed the Lone Star Parties of the Special Committee’s decisions during a telephone conversation later that day.

On July 29, 2011, Mr. Girard, Mr. Loughlin and representatives of Goldman Sachs and William Blair participated in a conference call. During the call, Mr. Loughlin and representatives of William Blair raised concerns regarding the Special Committee’s intention to defer further consideration of a potential transaction until after the Company released its preliminary financial results and at the end of the call indicated the Lone Star Parties were terminating discussions with the Company. After the call, the Lone Star Parties sent the Company a letter confirming that the Lone Star Parties were terminating discussions with the Company. The exclusivity agreement between the Company and the Lone Star Parties then automatically terminated in accordance with its terms.

On August 1, 2011, the Company released its preliminary financial results for the fourth quarter and fiscal year 2011.

On August 3, 2011, representatives of William Blair contacted a representative of Goldman Sachs to indicate that the Lone Star Parties might be receptive to reengaging in negotiations if requested by the Special Committee. Representatives of Goldman Sachs reported on this discussion to Mr. Girard.

On August 10, 2011, the Special Committee held a telephonic meeting attended by Mr. Lynch and representatives of Paul, Weiss and Goldman Sachs. During the meeting, representatives of Goldman Sachs reviewed financial information relating to the Company and the proposed transaction (based on the terms last proposed by the Lone Star Parties prior to termination of negotiations). Representatives of Paul, Weiss again advised the Special Committee of its fiduciary duties and legal obligations to the Company and its shareholders in considering a sale of the Company. The Special Committee then discussed with Mr. Lynch his views on senior management’s ability to execute its business plan and his views regarding the Company’s projections and growth prospects, including the remodel program. Following discussion, the Special Committee determined not to authorize additional negotiations with the Lone Star Parties.

Following cessation of discussions with the Lone Star Parties and through November 10, 2011, the Company continued to operate its business in the ordinary course. Throughout this period, the United States and world financial markets experienced significant volatility and negative news, such as the unprecedented downgrade of the U.S. government’s credit rating, that led to steep declines in the value of the equity securities of many companies. By November 10, 2011, the Company’s share price declined from $9.81 (on July 20, 2011, the highest closing price during the calendar year) to $6.39, which represented a decrease of 34.9% during that period.

On October 31 2011, the Company released its financial results for the first quarter of fiscal 2012.

On November 9, 2011, the Company held its 2011 annual meeting of shareholders.

On or about November 10, 2011, Mr. Loughlin contacted Mr. Lynch to express the Lone Star Parties’ receptivity to reengage in negotiations regarding a potential transaction with the Company if requested by the Special Committee. Mr. Lynch informed the Board of Directors of Mr. Loughlin’s contact at a regularly-scheduled meeting of the Board of Directors on November 10, 2011. During the meeting, the Independent Directors met in executive session to discuss whether or not to authorize renewed negotiations with the Lone Star Parties, considering, among other things, the Company’s recent financial performance, competition in the Company’s markets (including product discounts being introduced by the Company’s competitors in connection with the upcoming holidays), the decline in the Company’s share price that had occurred since mid-July, the shareholder voting results on matters submitted to shareholders during the annual meeting of shareholders of the Company held on November 9, 2011 and informal communications received by representatives of the Company from shareholders regarding shareholders’ desire that the Company take action to increase shareholder value (for example, by paying dividends or adopting a share buyback program). As a result of these discussions, the Independent Directors determined that Mr. Girard should contact Mr. Loughlin to express the Special Committee’s desire to reengage in discussions regarding a possible transaction.

On November 21, 2011, Mr. Girard spoke to Mr. Loughlin to advise him that the Special Committee had expressed interest in renewing discussions regarding a potential transaction between the Company and the Lone Star Parties. Mr. Loughlin advised Mr. Girard that the Lone Star Parties would not be able to pay the same price offered in July, raising concerns regarding the macroeconomic environment and costs of financing, but did not then propose terms for a potential transaction. Mr. Loughlin further advised Mr. Girard that the Lone Star Parties were considering a revised financing structure and that he would follow up with Mr. Girard in due course.

On November 28, 2011, at Mr. Loughlin’s request, Mr. Girard confirmed to the Lone Star Parties the Special Committee’s invitation to the Lone Star Parties to submit a new proposal to acquire the Company.

On November 30, 2011, the Lone Star Parties sent to the Company a non-binding proposal to acquire the Company for $9.00 per share (a premium of approximately 62% to the Company’s then current share price) as well as revised drafts of the merger agreement and ancillary documents, including the equity commitment letter and the Lone Star Parties’ guarantee, and a request for additional due diligence information.

On December 1, 2011, the Special Committee held a telephonic meeting attended by Mr. Lynch and representatives of Paul, Weiss and Goldman Sachs to discuss the Special Committee’s evaluation of, and response to, the Lone Star Parties’ most recent proposal. Representatives of Paul, Weiss advised the Special Committee of its fiduciary duties and legal obligations to the Company and its shareholders in considering a sale of the Company. Representatives of Goldman Sachs reviewed financial information relating to the Company and the most recent proposal of the Lone Star Parties. Mr. Lynch discussed the Company’s recent financial performance, long-term plans and risks inherent in the Company’s business plan, noting, among other things, the uncertain macroeconomic environment and volatile financial markets, intense competition in the Company’s markets, and the potential for unexpected events to have an adverse effect on the Company’s ability to successfully execute on its long-term plans. The Special Committee then met in executive session and discussed, among other things, the report received from Mr. Lynch and the uncertainty and execution risk of the Company’s long-term plans given the volatile financial markets, the decline in the Company’s share price that had occurred since mid-July, inherent difficulties in raising sufficient debt or equity capital to finance the capital expenditures required by the remodel program, the uncertain macroeconomic environment, competition in the Company’s markets and the potential for unexpected events to adversely affect successful execution of the Company’s long-term plans. The Special Committee also discussed the purchase price proposed by the Lone Star Parties, the nature of the transaction proposed by the Lone Star Parties (including the Lone Star Parties’ status as a strategic buyer), whether pursuing the proposal was in the best interests of the Company and its shareholders, and the extent to which the Lone Star Parties’ proposal appropriately valued the Company in light of current market conditions, management’s business plan for the Company, the Company’s recent financial performance and the risks and uncertainties of the Company’s long-term plans. During the course of the discussion a majority of the members of the Special Committee indicated they would not support a transaction at a price of $9.00 per share, as proposed by the Lone Star Parties, but might be in favor of the transaction if the Lone Star Parties increased their proposed offer price. Following the discussion, the Special Committee decided that Mr. Girard would speak to Mr. Loughlin in order to determine whether the Lone Star Parties were prepared to increase their proposed purchase price above $9.00 per share.

On December 2, 2011, Mr. Girard called Mr. Loughlin to discuss the terms of the Lone Star Parties’ latest proposal. Mr. Girard advised Mr. Loughlin that the Lone Star Parties’ proposed price of $9.00 per share was insufficient. Mr. Loughlin explained to Mr. Girard that, unlike the Lone Star Parties’ previous proposal, which contemplated financing through a bond offering, the Lone Star Parties’ current proposal offered more certain financing as it relied on significant additional equity financing by investment funds affiliated with the Lone Star Parties and an asset-backed credit facility and, accordingly, offered greater certainty of closing for the Company. Mr. Loughlin further explained that, because of the substantial increase in the required equity financing from the Lone Star Parties and, among other things, the general economic decline that had occurred in recent months in the Company’s local markets and the decline in the Company’s share price, the Lone Star Parties would not be able to increase their offer above $9.00 per share in cash. As the conversation continued, Mr. Loughlin asked Mr. Girard if the Company would be prepared to adopt the first in, first out (FIFO) method of accounting, noting that Bi-Lo used the FIFO method of accounting and, if the proposed transaction were completed, it could offer certain tax advantages to Bi-Lo if the Company also used the FIFO method of accounting. Mr. Loughlin advised Mr. Girard that the Lone Star Parties might be willing to increase their offer price if the Company adopted FIFO accounting. Later that day, Mr. Girard reported on his discussion with Mr. Loughlin to the members of the Special Committee.

During a subsequent telephone call between Mr. Loughlin and Mr. Girard on December 5, 2011, Mr. Loughlin told Mr. Girard that the Lone Star Parties would be prepared to offer $9.38 per share if the Company agreed to adopt FIFO accounting before completion of the proposed transaction. Mr. Girard advised Mr. Loughlin that a price of $9.38 was unlikely to receive support of a majority of the members of the Special Committee. Mr. Loughlin then offered $9.50 per share (a premium of approximately 79% to the Company’s then current share price), emphasizing that the Lone Star Parties would not increase its price any further and would terminate discussions with the Company if the Special Committee was not supportive of further discussions at this price. Later that day, Mr. Girard reported on his discussion with Mr. Loughlin to the members of the Special Committee.

On December 6, 2011, the Special Committee held a telephonic meeting attended by representatives of Paul, Weiss and Goldman Sachs to discuss Mr. Girard’s conversations with the Lone Star Parties and their proposal to acquire the Company at a price of $9.50 per share. Representatives of Paul, Weiss again advised the Special Committee of its fiduciary duties and legal obligations to the Company and its shareholders in considering a sale of the Company. A representative of Goldman Sachs reviewed with the Special Committee financial information relating to the Company and the Lone Star Parties’ latest proposal. The Special Committee discussed, among other things, the increased deal certainty of the Lone Star Parties’ proposal compared to their prior proposal in light of changes in the Lone Star Parties’ proposed financing structure, the risks and uncertainties highlighted by Mr. Lynch in his report to the Special Committee on December 1, 2011, the perceptions of the Company’s value in the marketplace in comparison to its competitors, the decline in the Company’s share price that had occurred since mid-July, the pressure the Company had received from shareholders for the Company to take steps (such as declaring dividends or implementing a stock buyback program) to support the share price and shareholder value, the lower price currently offered by the Lone Star Parties compared to the price it had offered in July, the reasons provided by the Lone Star Parties for why they could only offer such price, and the significantly increased premium to market price of the Lone Star Parties’ most recent offer compared to their earlier offer. The Special Committee then discussed whether it was necessary to reengage with Party A or otherwise conduct a further “market check.” The Special Committee considered, among other things, the lack of interest expressed by Party A and the other potential strategic buyers previously contacted by representatives of Goldman Sachs, the Special Committee’s view that, given the inability to realize synergies, expectations of negative cash flows during the period covered by management’s projections for the Company and difficulties in the debt financing markets at the time, financial buyers would not be able to offer a higher price for the Company than the price offered by the Lone Star Parties, the potential repercussions of a leak of information that a transaction may be under consideration, the possible withdrawal of the Lone Star Parties’ offer and, if the Company entered into the proposed merger agreement with the Lone Star Parties, the Company’s ability to terminate the merger agreement if the Company were to receive an unsolicited proposal that was superior to the Lone Star Parties’ proposal. After discussion, the Special Committee determined a further market check was not necessary and authorized further discussion with the Lone Star Parties based on an offer price of $9.50 per share.

Between December 6, 2011 and December 16, 2011, the Special Committee and representatives of Paul, Weiss reengaged in negotiations with the Lone Star Parties and Gibson Dunn over provisions of the merger agreement and ancillary agreements. Throughout this period, representatives of Paul, Weiss briefed representatives of King & Spalding on negotiations with respect to the merger agreement and ancillary agreements and the transaction and received comments from representatives of King & Spalding on the merger agreement and ancillary agreements and the transaction on behalf of the Company. Representatives of Paul, Weiss also consulted with representatives of Greenberg Traurig on matters related to Florida law with respect to the merger agreement and the transaction. During the negotiations, representatives of Paul, Weiss and the Special Committee spent considerable time analyzing and assessing, and negotiating with the Lone Star Parties and Gibson Dunn, the termination provisions in the merger agreement, the remedies for breach of the merger agreement, and the allocation of risk between the Company and the Lone Star Parties in the event the transaction were to fail to close. During the same period and upon the requests of representatives of the Lone Star Parties and their advisors, the Company provided the Lone Star Parties with access to additional financial, operating and legal information related to the Company.

On December 7, 2011, Party D, a potential financial buyer, submitted to the Company an unsolicited non-binding proposal, which set forth terms and conditions for a potential acquisition of the Company, including a proposed purchase price of $6.89 per share in cash, conditional upon, among other things, the successful completion of due diligence and arrangement of financing.

On December 8, 2011, a member of the Special Committee received an unsolicited phone call from a financial advisor to Party E, a potential financial buyer, indicating that Party E was interested in exploring a potential transaction with the Company. On December 9, 2011, Party E contacted Mr. Girard and Mr. Girard invited Party E to speak to a representative of the Company and to submit an offer if they wished to do so. In a letter dated December 10, 2011, Party E submitted to the Company a non-binding indication of interest, which set forth terms and conditions of a potential acquisition of the Company by Party E, including a proposed purchase price of $7.50 to $8.00 per share in cash, subject to, among other things, successful completion of due diligence and arrangement of financing.

On December 13, 2011, Party F, a potential financial buyer, communicated to a representative of the Company on an unsolicited basis that it was interested in meeting with representatives of the Company. Mr. Lynch reported this discussion to Mr. Girard, and Mr. Lynch invited Party F to submit an offer or schedule a meeting with representatives of the Company if they wanted to do so. Party F did not submit an offer nor did it make arrangements to meet with representatives of the Company.

On December 13, 2011, Party G, a potential financial buyer, communicated to a member of the Special Committee on an unsolicited basis that it was interested in speaking with a representative of the Company to discuss a potential transaction. On December 13, 2011, Mr. Girard contacted Party G to invite them to speak to representatives of the Company and to submit an offer if they wished to do so. Party G did not submit an offer.

On December 13, 2011, members of management held two telephonic diligence meetings with representatives of the Lone Star Parties and their advisors, one of which was attended by representatives of Paul, Weiss and both of which were attended by representatives of Goldman Sachs. During these telephonic meetings the parties discussed, among other things, the Company’s recent financial performance and matters pertaining to the adoption of FIFO accounting.

Later on December 13, 2011, the Special Committee held a telephonic meeting attended by representatives of Paul, Weiss and Goldman Sachs. During the meeting, Mr. Girard summarized the indications of interest received from, and communications with, Party D, Party E, Party F and Party G. The Special Committee then discussed with Goldman Sachs and Paul, Weiss the potential benefits and risks of engaging in discussions with Party D, Party E, Party F or Party G given, among other things, the advanced stage of discussions with, and relative transaction certainty offered by, the Lone Star Parties, and the likelihood that these parties, all of whom were financial buyers, would be unable to offer a price superior to the fully negotiated price offered by the Lone Star Parties, following which discussion the Special Committee determined not to engage in additional discussions with Party D, Party E, Party F or Party G. The Special Committee also discussed the Lone Star Parties’ requirement that the Company change from LIFO to FIFO accounting and the related advice received from, and discussions with, Company management. Paul, Weiss then reviewed the open issues in the draft merger agreement regarding, among other things, termination fees, remedies and financing matters, and the potential resolution of these issues.

Between December 13 and 16, 2011, representatives of Paul, Weiss and Gibson Dunn continued negotiations regarding the terms of the merger agreement and the ancillary documents, including the equity commitment letter, the Lone Star Parties guarantee and the debt commitment letter.

On December 16, 2011, the Company’s Special Committee held a telephonic meeting attended by Mr. Lynch and representatives of Paul, Weiss, Greenberg Traurig and Goldman Sachs to consider entering into a merger agreement with the Lone Star Parties. Mr. Girard again reviewed with the Special Committee the indications of interest received from, and communications with, Party D, Party E, Party F and Party G. Representatives of Paul, Weiss reviewed with the Special Committee its fiduciary duties and legal obligations in the context of the proposed transaction and discussed the terms of the current drafts of the merger agreement and ancillary documents, including the resolution of the open issues discussed during the December 13, 2011 meeting. A representative of Goldman Sachs reviewed financial analyses relating to the Company and the proposed transaction and delivered to the Special Committee an oral opinion, subsequently confirmed by delivery of a written opinion dated December 16, 2011, to the effect that, as of that date and based upon and subject to the limitations, qualifications and assumptions set forth in such opinion, the $9.50 per share in cash to be paid to the holders of outstanding shares of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. See “The Merger—Opinion of the Special Committee’s Financial Advisor” in this proxy statement for more information about the Goldman Sachs opinion. After discussion of the terms of the draft merger agreement and ancillary documents, consideration of other relevant issues, including the non-binding indications of interest and proposals received from Party D, Party E, Party F and Party G and a variety of business, financial and market factors, including those set forth below under “The Merger—Reasons for the Merger” and the delivery of the fairness opinion, the Special Committee unanimously determined that it was advisable and in the best interests of the Company and its shareholders to recommend to the Board of Directors that it adopt and approve the merger agreement with the Lone Star Parties and resolved to recommend to the Board of Directors that it recommend to the Company’s shareholders that they vote in favor of the approval of the merger agreement. Immediately following the meeting of the Special Committee, the Board of Directors held a telephonic meeting and unanimously determined that it was advisable and in the best interests of the Company and its shareholders to approve the merger agreement with affiliates of the Lone Star Parties and unanimously resolved to recommend to the Company’s shareholders that they vote in favor of approving the merger agreement.

Following this meeting, on December 16, 2011 the Company and affiliates of the Lone Star Parties entered into the merger agreement and other transaction documents, and the transaction was publicly announced on December 19, 2011.

Reasons for the Merger

The Special Committee unanimously determined the merger agreement to be in the best interests of the Company and its shareholders and unanimously recommended to the Board of Directors that it approve a resolution adopting the merger agreement. The Board of Directors has unanimously determined that the merger agreement is advisable to and in the best interests of the Company and its shareholders and has authorized and unanimously approved the merger and adopted the merger agreement. The Board of Directors unanimously recommends to the shareholders of the Company that they vote “FOR” the approval of the merger agreement.

In the course of reaching their respective recommendations and determinations, the Special Committee and the Board of Directors consulted with the Company’s senior management, the Special Committee’s financial advisors and outside legal counsel, and the Company’s outside legal counsel, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to the Company and its shareholders. The Board of Directors and the Special Committee believe that the following factors, among others, support the decision by the Board of Directors to approve the merger and the merger agreement, to adopt the merger agreement, and to recommend that shareholders vote in favor of the approval of the merger agreement:

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Creating shareholder value. The Board of Directors and the Special Committee believed that the merger would maximize the immediate value of the Company’s shares to its shareholders and represent the best course of action reasonably available to shareholders. The merger consideration of $9.50 per share in cash payable to the shareholders of the Company represents a significant premium over the market prices at which the Company’s common shares have recently traded, including a premium of approximately 65% over the closing market price of the Company’s common stock as of December 15, 2011 (the last trading day before each of the Special Committee and the Board made its determination) and a premium of 33% over the volume weighted average price for the twelve months ended December 15, 2011.

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Uncertainty of future common stock market price. The Board of Directors and the Special Committee considered the financial condition, results of operations, competitive position and prospects of the Company’s business, as well as current economic, financial market and stock market conditions, historical trading values of the Company’s common stock in the open market, the historical discount of the trading values of the Company’s common stock in comparison to its competitors, and the decline in the trading price of the Company’s common stock that had occurred since mid-July. The Board of Directors and the Special Committee believed it to be unlikely that the trading price of the Company’s common stock would, in the foreseeable future, have a value greater than the merger consideration of $9.50 per share in cash payable to the shareholders of the Company.

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Consideration to shareholders paid in cash. The Board of Directors and the Special Committee considered that all of the merger consideration payable to the Company’s shareholders will be paid in cash, giving shareholders an opportunity to immediately realize value for their investment in the Company and providing certainty of value.

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Risk of strategic alternatives. The Board of Directors and the Special Committee considered strategic alternatives to the merger, including, among other alternatives, continuing to operate the Company on a stand-alone basis (taking into account the Company’s long term plans, including the remodel program and contemplated financing proposals) and the sale of the Company to other potential acquirers, and the benefits and risks associated with such alternatives, each of which the Board of Directors and the Special Committee determined to be inferior in comparison to the benefits afforded by the merger.

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Risks inherent in stand-alone strategy, including increased capital expenditure requirements. The Board of Directors and the Special Committee considered their belief that, in order to maximize long-term shareholder value on a stand-alone basis, and given the intense competition faced by the Company, it would be necessary for the Company to undertake significant capital expenditures in connection with the remodel program. The Board of Directors and the Special Committee believed that this strategy would entail uncertainty and execution risk, given the volatile financial markets and inherent difficulties in raising sufficient debt or equity capital to finance the capital expenditures required by the remodel program, the uncertain macroeconomic environment, the management’s expectation that the Company would have minimal or negative free cash flow through fiscal year 2015 to fund its strategic business plan and the intense competition in the Company’s markets.

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Absence of competitive offers. The Board of Directors and the Special Committee considered that, in response to Lone Star’s unsolicited proposal, the Special Committee had, together with the Company’s management and Goldman Sachs, conducted a concerted effort to solicit competing proposals from suitable strategic buyers the Special Committee believed were potentially likely to be interested in, and to have the necessary financial resources to consider, a transaction with the Company. The Board of Directors and the Special Committee considered that during the course of such discussions no such potential strategic buyer made a formal or informal offer to acquire the Company at any price. The Board of Directors and the Special Committee also considered that, while the Company had received interest from four financial buyers in a potential transaction, only two such parties had submitted non-binding proposals for a transaction and each of those proposals offered substantially less consideration to the Company’s shareholders than the merger consideration of $9.50 per share in cash, and considered the Special Committee’s view that, given the lack of synergies and difficulties in financing markets at the time, financial buyers would not be able to offer a transaction that would provide a superior price for the Company and the completion certainty of the proposed transaction with Lone Star. In addition, the Board of Directors and the Special Committee believed that the deal protections provided in the merger agreement, including the termination fee payable to accept a superior proposal, were not preclusive of a superior proposal.

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Limited conditionality and likelihood of closing. The Board of Directors and the Special Committee considered the limited conditionality of Lone Star’s obligations under the merger agreement and the absence of a financing condition to the merger, as well as the likelihood that the proposed asset-backed credit facility to be used by BI-LO to finance the merger consideration could be completed and funded promptly upon satisfaction of the conditions to the merger.

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Complementary market coverage and limited likelihood of store closings. The Board of Directors and the Special Committee considered, as permitted by Florida law, that the communities served by BI-LO and the Company do not overlap and, as a result, no store closures were expected.

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Terms of the merger agreement. The Board of Directors and the Special Committee considered the terms and conditions of the merger agreement, including the following provisions, which are favorable to the Company:

¡

the provisions of the merger agreement that allow the Company to engage in negotiations with other potential buyers in response to an unsolicited proposal to acquire at least 50% of the Company’s outstanding shares of common stock or assets that is reasonably likely to constitute a superior proposal;

¡	the provisions of the merger agreement that allow the Board of Directors to change its recommendation in response to superior proposals and intervening events;

¡	the ability of the Company to specifically enforce Holdings’ obligations under the merger agreement in circumstances in which the proposed debt financing is or would be available; and

¡

the fact that if Holdings fails to complete the transaction when obligated to do so (including due to a failure of its proposed debt financing) or otherwise materially breaches its obligations such that the conditions to closing would not be met, then it may be required to pay the Company a closing failure fee in the amount of $72,825,000, or approximately 13% of the equity value of the Company implied by the merger consideration.

See “Proposal 1—The Merger Agreement” in this proxy statement for a more complete description of the terms and conditions of the merger agreement.

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Financial advisor’s opinion. The Board of Directors and the Special Committee considered that the Special Committee received an opinion of Goldman Sachs, dated as of December 16, 2011, which stated that as of such date and based upon and subject to the limitations, qualifications and assumptions set forth in such opinion, the $9.50 in cash per share to be paid to the holders of outstanding shares of common stock of the Company pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below under the heading “—Opinion of the Special Committee’s Financial Advisor.”

The Board of Directors and the Special Committee also considered a variety of negative factors, uncertainties and risks in its deliberations concerning the merger, including:

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Risk of non-completion. The Board of Directors and the Special Committee considered the risk that the merger might not be completed as a result of the failure of Holdings’ affiliates to obtain debt financing or in other circumstances. The Company also considered that the Company had incurred and would incur significant transaction and opportunity costs attempting to consummate the merger, the Company’s business may be subject to disruption and the Company’s directors, officers and other employees had expended and would expend considerable time and effort to consummate the merger.

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Possible deterrence of alternative offers. The Board of Directors and the Special Committee considered the risk that various provisions of the merger agreement, including the provisions restricting the Company’s ability to solicit proposals from other potential buyers and the requirement that the Company pay Holdings a break-up fee of $19,600,000 if the merger agreement is terminated in connection with the acceptance of a superior proposal, could deter or discourage other potential bidders from making an offer for the Company. See “Proposal 1 - The Merger Agreement—Termination of the Merger Agreement” in this proxy statement.

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Restrictions on operations of the Company’s business. The Board of Directors and the Special Committee considered the requirement that the Company operate in the ordinary course of business prior to completion of the merger and be subject to specified restrictions on the conduct of its business without

Holdings’ prior consent (which may not be unreasonably withheld, delayed or conditioned), which might delay or prevent the Company from undertaking business opportunities that might arise before the merger is completed. See “Proposal 1 - The Merger Agreement—Conduct of Business Pending the Merger” in this proxy statement.

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Taxable transaction. The Board of Directors and the Special Committee considered that an all cash transaction would be taxable to the Company’s shareholders for U.S. federal income tax purposes. See “The Merger—Material United States Federal Income Tax Consequences of the Merger” in this proxy statement.

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Cashout transaction. The Board of Directors and the Special Committee considered that the nature of the merger as a cash transaction will prevent the Company’s shareholders from being able to participate in any future earnings or growth of the Company and any potential appreciation in the value of the Company’s shares, including any value that could be achieved if the Company engages in future strategic or other transactions or as a result of the improvements to the Company’s business.

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LIFO to FIFO election; use of net operating losses. The Board of Directors and the Special Committee considered the potential risks involved in agreeing to Lone Star’s request to change the Company’s method of valuing inventory for U.S. federal and state income tax purposes from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method, which is the method currently used by BI-LO. The Board of Directors considered that Lone Star had requested that the Company adopt the FIFO method of accounting no later than March 15, 2012, and therefore that the change might be made before the completion of the merger was certain to occur. The Board of Directors and the Special Committee considered that the adoption of the FIFO method of accounting would result in the Company recognizing taxable income of approximately $210 million, allocated between the taxable year of the change and the three following taxable years. This taxable income could be set off against the Company’s accumulated net operating loss carryforwards, resulting in a reduction in such net operating loss carryforwards (assuming that the merger did not occur) from approximately $750 million to approximately $540 million. The Board of Directors and the Special Committee considered whether the Company expected to be able to otherwise benefit from the net operating loss carryforwards in question. See “The Merger—Adoption of FIFO Method of Accounting” in this proxy statement.

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Parent’s limited liability for breach. The Board of Directors and the Special Committee considered that Holdings is a newly formed limited liability company with no assets and, while Lone Star has guaranteed Holdings’ liability for failure to comply with specified obligations under the merger agreement, Holdings’ liability is limited to a closing failure fee of $72,825,000 plus other specified costs and expenses of the Company. See “Proposal 1 - The Merger Agreement—Termination Fee and Closing Failure Fee” in this proxy statement.

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Offer of $10.50 per share in July 2011. The Board of Directors and the Special Committee considered that Lone Star offered, and subsequently withdrew, a higher offer price of $10.50 per share to acquire the Company in July 2011, albeit under different market conditions and based on a different financing structure and at a time when the Company’s share price was substantially higher.

The Board of Directors and the Special Committee also considered a variety of other factors, including:

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Potential employment of management with affiliates of Lone Star. The Board of Directors and the Special Committee considered the possibility that, while the Special Committee had required management and Lone Star not to engage in material discussions relating to management’s potential employment with Lone Star or its affiliates until the principal terms of the merger agreement were agreed, and although no such discussions had in fact taken place before the merger agreement was executed, the Company’s management may become employees of Holdings and its subsidiaries after completion of the merger and may therefore have interests in the merger that are different from, or in addition to, those of the Company’s shareholders.

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Interests of the Company’s directors and officers. The Board of Directors and the Special Committee considered the potential conflicts of interest of the Company’s directors and executive officers in light of their ownership of shares of the Company’s common stock, the effect of the merger on outstanding options and restricted stock units, Mr. Lynch’s employment agreement and the Company’s severance plans. See “The Merger—Interests of Our Directors and Officers in the Merger” in this proxy statement.

The Board of Directors and the Special Committee concluded that the potentially negative factors associated with the proposed merger were outweighed by the potential benefits that the Company’s shareholders are expected to achieve as a result of the merger, including the belief of the Board of Directors and the Special Committee that the merger maximizes the immediate value of the Company’s shares to its shareholders and eliminates the risks and uncertainty affecting the future prospects of the Company, including the potential execution risks associated with the Company’s strategic business plan. Accordingly, the Special Committee recommended to the Board of Directors and the Board of Directors determined that the merger agreement and the merger are advisable to, and in the best interests of, the Company and its shareholders.

The foregoing discussion of the information and factors considered by the Board of Directors and the Special Committee is not exhaustive, but the Company believes it includes the material factors considered by the Board of Directors.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Board of Directors and the Special Committee did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the Board of Directors and the Special Committee viewed their positions and recommendations as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In considering the factors described above, individual directors may have ascribed greater degrees of importance to different factors. After considering this information, the Special Committee recommended to the Board of Directors that it approve a resolution adopting the merger agreement and Board of Directors approved the merger agreement and the merger, adopted the merger agreement, and recommended to the shareholders of the Company that they vote in favor of the approval of the merger agreement.

Recommendation of Our Board of Directors

On December 16, 2011, after evaluating, in consultation with our management and legal and financial advisors, the various business, financial, market and other factors described above, and after due discussion and consideration, on the unanimous recommendation of the Special Committee, our Board of Directors unanimously determined that the merger is in the best interests of Winn-Dixie and our shareholders and unanimously approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF WINN-DIXIE VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

Opinion of the Financial Advisor to the Special Committee

Goldman Sachs rendered its oral opinion to the Special Committee, subsequently confirmed in writing, that, as of December 16, 2011, and based upon and subject to the factors and assumptions set forth therein, the $9.50 per share in cash to be paid to the holders of outstanding shares of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated December 16, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of the Company’s common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to the shareholders of the Company and Annual Reports on Form 10-K of the Company for the five fiscal years ended June 29, 2011;

•	certain interim reports to the shareholders of the Company and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its shareholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management in each case as approved for Goldman Sachs’ use by the Company, which we refer to as the “Forecasts.”

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of the Company’s common stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the food retail industry and in other industries, and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Goldman Sachs. In that regard, Goldman Sachs assumed with the consent of the Special Committee that the Forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal.

Goldman Sachs assumed that all governmental, regulatory, or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view, as of December 16, 2011, of the $9.50 per share in cash to be paid to the holders of the shares of Common Stock pursuant to the merger agreement.

Goldman Sachs’ opinion did not express any view on, and did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the $9.50 per share in cash to be paid to the holders of the shares of Common Stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of the Company, BI-LO Holding, LLC (“Bi-Lo Holding”) or any of its subsidiaries (including Holdings and its subsidiaries) or the ability of the Company, Bi-Lo Holding or any of its subsidiaries (including Holdings and its subsidiaries) to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments, or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analysis delivered by Goldman Sachs to the Special Committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of the analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in a tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 15, 2011 (the last trading day prior to the date of the merger agreement) and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs analyzed the $9.50 per share in cash to be paid to the holders of the shares of Common Stock pursuant to the merger agreement in relation to (i) the closing price of the shares of Common Stock on December 15, 2011 , (ii) the high and low prices of the shares of the Company’s common stock for the 52-week period ended December 15, 2011, and (iii) the volume weighted average prices (“VWAP”) of the shares of the Company’s common stock during the one-month, three-month, six-month and twelve-month periods ended December 15, 2011. This analysis indicated that the $9.50 per share in cash to be paid to the holders of the shares of Common Stock pursuant to the merger agreement represented:

•	a premium of 65.2% based on the closing price per share of the Company’s common stock on December 15, 2011;

•	a premium of 72.4% based on the VWAP per share of the Company’s common stock during the one-month period ended December 15, 2011;

•	a premium of 58.9% based on the VWAP per share of the Company’s common stock during the three-month period ended December 15, 2011;

•	a premium of 34.6% based on the VWAP per share of the Company’s common stock during the six-month period ended December 15, 2011;

•	a premium of 32.7% based on the VWAP per share of the Company’s common stock during the twelve-month period ended December 15, 2011;

•	a discount of 3.2% based on the highest closing price per share of the Company’s common stock during the 52-week period ended December 15, 2011; and

•	a premium of 86.3% based on the lowest closing price per share of the Company’s common stock during the 52-week period ended December 15, 2011.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the food retail industry, which we refer to as the “Food Retail Peers”:

•	Ingles Markets, Inc.;

•	The Kroger Co.;

•	Ruddick Corporation;

•	Safeway Inc.;

•	Supervalu Inc.; and

•	Weis Markets, Inc.

Although none of the selected companies is directly comparable to the Company, the Food Retail Peers were chosen by Goldman Sachs because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of the Company.

The calculations for the Food Retail Peers were based on the closing prices per share of the Food Retail Peers’ respective common stock as of December 15, 2011, information from public filings, estimates from the Institutional Brokers’ Estimate System (“IBES”) and other publicly available Wall Street research and were calendarized to June year end. The multiples and ratios for the Company were based on the closing price of the Company’s common stock on December 15, 2011, the $9.50 per share in cash to be paid pursuant to the merger agreement, and the Forecasts.

With respect to each of the Food Retail Peers and the Company, Goldman Sachs calculated:

•

Ratios of enterprise value (“EV”), which is the market value of common equity on a diluted basis (including certain unvested restricted stock units and outstanding options) on December 15, 2011, plus the book value of total debt (including capital lease obligations), less cash and cash equivalents, on the last reported balance sheet date (in the case of the Company, September 21, 2011), to earnings before interest, taxes, depreciation and amortization, further adjusted for certain non-cash charges including, in the case of the Company stock based compensation (“EBITDA”) for the last twelve months (“LTM”) ended on the date of the last reported fiscal quarter (in the case of the Company, September 21, 2011) and to estimated EBITDA for the fiscal year ended June 2012;

•

Ratios of EV on December 15, 2011 to EBIDTA less capital expenditures for the LTM period ended on the date of the last reported fiscal quarter (in the case of the Company, September 21, 2011) and estimated EBITDA less capital expenditures for the fiscal year ended June 2012 (other than with respect to Ingles Markets, Inc. and Weis Markets, Inc., for which estimates were not available); and

•

Ratios of the closing price per share on December 15, 2011 to estimated earnings per share (“EPS”) for the fiscal year ended June 2012 (other than with respect to Ingles Markets, Inc. and Weis Markets, Inc., for which estimates were not available).

Goldman Sachs also calculated the following with respect to the Company:

•

Ratios of implied enterprise value (“Implied EV”), based upon the $9.50 per share in cash to be paid to holders of shares of the Company’s common stock pursuant to the merger agreement, to EBITDA for the LTM period ended September 21, 2011, and to estimated EBITDA for the fiscal year ended June, 2012;

•

Ratios of adjusted implied total consideration (“Adjusted Implied Total Consideration”), based upon the $9.50 per share in cash to be paid to holders of shares of the Company’s common stock pursuant to the merger agreement and adding back, for illustrative purposes, the value of cash on the balance sheet as of September 21, 2011, to EBITDA for the LTM period ended September 21, 2011 and to estimated EBITDA for the fiscal year ended June 2012;

•	Ratios of Implied EV to EBITDA less capital expenditures for the LTM period ended September 21, 2011 and estimated EBITDA less capital expenditures for the fiscal year ended June 2012; and

•	Ratio of the $9.50 per share in cash to be paid to holders of shares of the Company’s common stock pursuant to the merger agreement to estimated earnings per share for the fiscal year ended June 2012.

The results of these analyses are summarized in the following tables:

	EV/EBITDA Multiple		EV/(EBITDA – Capex) Multiple
Company	LTM	June 2012E	LTM	June 2012E
Winn-Dixie (Forecasts)	1.8x	1.8x	5.4x	NM
Winn-Dixie (Forecasts – Implied EV)	3.5x	3.5x	10.6x	NM
Winn-Dixie (Forecasts – Adjusted Implied Total Consideration)	4.8x	4.9x	-	-
Food Retail Peers
High	6.6x	6.1x	16.4x	12.8x
Low	4.2x	4.4x	6.0x	7.2x
Median	5.5x	5.2x	11.0x	9.8x

Note: NM means not meaningful.

P/E Multiple
Company	June 2012E
Winn-Dixie (Based on Dec. 15 Closing Price)	NM
Winn-Dixie (Based on $9.50/share Offer Price)	NM
Food Retail Peers
High	16.6x
Low	5.7x
Median	11.5x

Note: NM means not meaningful.

In addition, Goldman Sachs calculated and compared average ratios of EV to EBITDA for the LTM period ended September 21, 2011 and EV to one year forward EBITDA, based on IBES estimates over each of the last three calendar years for the Company and the Food Retail Peers. The results of these analyses are summarized as follows:

Average Over Period	Winn-Dixie	Median of Food Retail Peers	Winn-Dixie Premium / (Discount) to Peers
EV to LTM EBITDA Multiple
6 months	2.5x	5.4x	(2.9)x
1 year	2.9x	5.6x	(2.7)x
2 years	3.0x	5.6x	(2.6)x
3 years	3.3x	5.5x	(2.2)x
EV to One Year Forward EBITDA Multiple
6 months	2.1x	5.2x	(3.1)x
1 years	2.5x	5.4x	(2.9)x
2 years	2.9x	5.4x	(2.6)x
3 years	3.3x	5.3x	(2.0)x

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of the Company’s common stock, using the Forecasts and assuming, based on guidance from the Company’s management, net debt of the Company as at the relevant fiscal year end, a total of 56.7 million outstanding shares of the Company’s common stock, 2.1 million outstanding restricted stock units and 4.0 million outstanding options with a weighted average strike price of $13.81. This analysis is designed to provide an indication of the implied present value of a theoretical future value of a company’s equity as a function of such company’s estimated future EBITDA, its assumed EV/EBITDA multiples, and its estimated future balance sheet position based on the Forecasts. For this analysis Goldman Sachs first calculated the illustrative future values per share of the Company’s common stock for the fiscal years 2012 through 2015 by applying EV to forward EBITDA multiples ranging from 1.5x to 4.0x. This range of multiples was applied to EBITDA estimates for the Company’s fiscal years 2013 to 2016 derived from the Forecasts to derive an implied equity value per share of the Company’s common stock, using the estimated balance sheet position for the Company as at the relevant fiscal year end based on the Forecasts. The resulting values were then discounted to present value using a discount rate of 13.0%, reflecting an estimate of the Company’s cost of equity. Based on the foregoing calculations, Goldman Sachs derived an illustrative range of implied present values of $4.30 to $11.88 per share of the Company’s common stock.

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied per share equity values for the Company based on projected stand-alone future unlevered cash flows. In the illustrative discounted cash flow analyses described in this paragraph, unlevered free cash flow, which is the Company’s projected EBITDA, minus taxes (for periods in which the Company has projected taxable income, tax expense was assumed to be $0 based on the availability of net operating loss carryforwards), minus its projected capital expenditures and minus the projected increase in net working capital, was calculated using the Forecasts. In addition, stock based compensation expense was treated as a cash expense for purposes of determining unlevered free cash flow. In addition, Goldman Sachs assumed based on guidance from the Company’s management, net cash of the Company of $107.6 million as of September 21, 2011, a total of 56.7 million outstanding shares of the Company’s common stock, 2.1 million outstanding restricted stock units and 4.0 million outstanding options with a weighted average strike price of $13.81. Goldman Sachs calculated indications of the net present value of the projected stand-alone future unlevered free cash flows for the Company for the remaining six months of the fiscal year ending June 2012 and the full fiscal years ending June 2013 through June 2016 using discount rates ranging from 10.0% to 12.0%, reflecting estimates of the Company’s weighted average cost of capital. Goldman Sachs then calculated the

Company’s illustrative terminal values by applying terminal EV/EBITDA multiples ranging from 1.5x to 4.0x to the Company’s estimated EBITDA for the fiscal year ended 2016. The results of the illustrative terminal value calculations were then discounted to present value using discount rates ranging from 10.0% to 12.0%. This analysis resulted in a range of implied present values of $6.26 to $14.81 per share of the Company’s common stock.

Selected Precedent Transactions Analysis. Goldman Sachs analyzed certain publicly available information relating to selected transactions involving companies in the food retail industry since November 2000. For each of the selected transactions, Goldman Sachs calculated and compared enterprise value as a multiple of the target company’s LTM EBITDA prior to the announcement of the applicable transaction. While none of the selected transactions or the selected companies that participated in the selected transactions are directly comparable to the merger or the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain operations of the Company.

The following table presents the selected precedent transactions used by Goldman Sachs for its analysis:

Acquiror – Target	Date of Announcement
Delhaize Group – Delhaize America, LLC (acquisition of 55% interest not owned)	November 2000
Royal Ahold – the Alliance Exchange, Inc.	September 2001
Willis Stein & Partners III, L.P. – Roundy’s, Inc.	April 2002
Albertson’s Inc. – JS USA Holdings Inc. (Shaw’s Supermarkets)	March 2004
Supervalu Inc. – Albertson’s Inc.	January 2006
Sun Capital Partners IV, LP – Marsh Supermarkets, Inc.	April 2006
The Great Atlantic & Pacific Tea Company, Inc. (A&P) – Pathmark Stores, Inc.	March 2007

The following table sets forth the results of this analysis:

EV Multiple of LTM EBITDA
Multiple for the Merger	3.5x
Multiple for the Merger - Adjusted Implied Total Consideration	4.8x
Selected Precedent Transactions
High	10.3x
Low	6.6x
Median	8.1x

Premia Paid Analysis. Goldman Sachs reviewed and analyzed the acquisition premia for all announced or completed all cash transactions involving United States publicly-traded targets valued between $250 million and $750 million from January 2005 to December 15, 2011 (excluding transactions with undisclosed value, spinoffs, recapitalizations, tender offers, self-tender offers, repurchases, exchange offers, transactions in which a company was acquiring the remaining minority stake in a target company which it did not already own and privatization transactions), calculated relative to (i) the target’s closing price one day prior to announcement; and (ii) the target’s closing price four weeks prior to announcement, based on information obtained from Securities Data Company.

The following table presents the results of this analysis:

Premia	1-Day	4-Week
Premia for the Merger	65.2%	50.1%
Median Premia for Precedent Transactions	28.0%	33.0%

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company, Bi-Lo Holding, or the merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Special Committee that, as of December 16, 2011 and based upon and subject to the limitations, qualifications and assumptions set forth therein, the $9.50 per share in cash to be paid to the holders of shares of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities may actually be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Bi-Lo Holding, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between the Special Committee and Bi-Lo Holding and, consistent with the recommendation of the Special Committee was approved by the Company’s board of directors. Goldman Sachs provided advice to the Special Committee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, Special Committee or the Company’s board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Special Committee was one of many factors taken into consideration by Special Committee in making its determination to recommend that the Company’s board of directors approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its opinion and is qualified in its entirety by reference to the full text of the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of those activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Bi-Lo Holding and any of their respective affiliates and third parties, including Lone Star Fund V (U.S.), L.P., an affiliate of Holdings, and the family of investment funds commonly known as Lone Star Funds (collectively, “Lone Star”), and their affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for their own account and for the accounts of their customers. Goldman Sachs has provided certain investment banking services to Lone Star and its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation. During the two year period ended December 16, 2011, the Investment Banking Division of Goldman Sachs has received compensation for services provided to Lone Star and its affiliates and portfolio companies of approximately $700,000. Goldman Sachs may also in the future provide investment banking services to the Company, Holdings and their respective affiliates and Lone Star and its affiliates and portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Lone Star and its affiliates from time to time and may have invested in limited partnership units of affiliates of Lone Star from time to time and may do so in the future.

The Special Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated May 5, 2011, the Special Committee engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a fee of approximately $7 million, $125,000 of which became payable upon execution of the merger agreement and the remainder of which is payable upon consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against certain liabilities that may arise out of its engagement, including certain liabilities under the federal securities laws.

Winn-Dixie Projected Financial Information

In connection with Lone Star’s due diligence review, we provided to Lone Star certain projected financial information concerning us prepared by our management. Set forth below are summaries of the material projected financial information provided to Lone Star (the “May 2011 Projections”). The May 2011 Projections were prepared based on management’s five-year plan as of May 2011 and assumed we would raise additional financing in the form of $100 million of convertible debt securities. In addition, Goldman Sachs was provided with certain projected financial information concerning us prepared by our management based on management’s five-year plan as of July 2011 and without assuming the issuance of $100 million of convertible debt securities. Set forth below are summaries of the material projected financial information provided to Goldman Sachs (the “July 2011 Projections” and together with the May 2011 Projections, the “Projections”). Lone Star was also offered an opportunity to review the July 2011 Projections. The inclusion of the Projections in this proxy statement should not be regarded as an admission or representation of Winn-Dixie, Lone Star, Holdings or Merger Sub, or an indication that any of Winn-Dixie, Lone Star, Holdings or Merger Sub or their respective affiliates or representatives considered, or now consider, the Projections to be a reliable prediction of actual future events or results, and the Projections should not be relied upon as such. The Projections are being provided in this document only because Winn-Dixie made them available to Lone Star in connection with Lone Star’s due diligence review of Winn-Dixie or to Goldman Sachs in connection with their engagement as financial advisor to the Special Committee. None of Winn-Dixie, Lone Star, Holdings or Merger Sub or any of their respective affiliates or representatives assumes any responsibility for the accuracy of the Projections or makes any representation to any shareholder regarding the Projections, and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error.

The Projections were prepared by Winn-Dixie’s management. The Projections were not prepared with a view to public disclosure or complying with U.S. generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Winn-Dixie’s independent registered public accounting firm has not examined, compiled or performed any procedures with respect to the Projections presented in this proxy statement, and it has not expressed any opinion or any other form of assurance of such information or the likelihood that Winn-Dixie may achieve the results contained in the Projections, and accordingly assumes no responsibility for them and disclaims any association with them. The ultimate achievability of the Projections included herein is also subject to numerous risks and uncertainties including but not limited to the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended June 29, 2011 and subsequent filings made with the SEC. We have made publicly available our actual results of operations for the first quarter of fiscal 2012. You should review the Company’s Quarterly Report on Form 10-Q for the quarter ended September 21, 2011 to obtain this information. Readers of this proxy statement are strongly cautioned not to place undue reliance on the Projections set forth below.

The Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business. Many of these matters are beyond our control and the continuing uncertainty surrounding general economic conditions and in the industry in which we operate creates significant uncertainty around the Projections. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Because the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the merger. There can be no assurance that the announcement of the merger will not affect our business. Further, the Projections do not take into account the effect of any failure to occur of the merger and should not be viewed as accurate or continuing in that context.

In addition, the Projections included non-GAAP financial measures under SEC rules, including our earnings before interest expense, interest income, income taxes, depreciation and amortization and stock-based compensation expense (“Adjusted EBITDA”), earnings before interest expense, interest income, income taxes, depreciation and amortization, stock-based compensation expense and rent expense (“Adjusted EBITDAR”) and free cash flow. The Company provided this information to Lone Star and Goldman Sachs because the Company believed it could be useful in evaluating, on a prospective basis, the Company’s potential operating performance and cash flow. This information should not be considered in isolation or in lieu of our operating and other financial information determined in accordance with GAAP. In addition, because non-GAAP financial measures are not determined consistently by all entities, the non-GAAP measures presented in the Projections may not be comparable to similarly titled measures of other companies. A reconciliation of Adjusted EBITDA, Adjusted EBITDAR and free cash flow to the most directly comparable GAAP measure (Net income (loss)), prepared by Winn-Dixie’s management, is provided below. In the reconciliation tables below, numbers may not foot due to rounding.

Projected Financial Information (May 2011 Projections)

(dollars in millions)	Fiscal year
	2012	2013	2014	2015	2016
Units (end of year)	483	484	488	495	502
% Same store sales growth	3.1%	2.3%	2.9%	3.1%	3.1%
Sales	$7,102	$7,317	$7,650	$8,078	$8,524
Gross profit	1,991	2,069	2,182	2,324	2,473
SG&A	2,012	2,073	2,167	2,281	2,385
Adjusted EBITDA	$125	$158	$196	$240	$290
Adjusted EBITDAR(1)	325	361	404	455	512
Net income (loss)	(38)	(21)	(1)	27	72
Depreciation and amortization	135	154	173	190	194
Free cash flow	$(94)	$(51)	$(43)	$(1)	$40
Cash (end of year)	134	83	40	38	79
Debt (end of year)	151	152	154	153	153

(1) Adjusted EBITDAR for each period from fiscal 2012-2016 as provided to Lone Star in the May 2011 Projections was inadvertently calculated on the basis of rent expense for the applicable prior year period, resulting in immaterial differences between Adjusted EBITDAR as provided to Lone Star and Adjusted EBITDAR calculated on the basis of rent expense for the appropriate period. Adjusted EBITDAR in the May 2011 Projections as provided to Lone Star was $323, $359, $399, $448 and $505 in fiscal 2012, 2013, 2014, 2015 and 2016, respectively. The corrected projected Adjusted EBITDAR amounts presented in this proxy statement were not identified prior to execution of the merger agreement and, consequently, were not provided to Lone Star prior to execution of the merger agreement. Adjusted EBITDAR in the July 2011 Projections was calculated on the basis of the appropriate rent expense projections.

Reconciliation of Non-GAAP Measures (May 2011 Projections)

(dollars in millions)	Fiscal year
	2012	2013	2014	2015	2016
Reconciliation of Adjusted EBITDA and Adjusted EBITDAR:
Net income (loss)	(38)	(21)	(1)	27	72
Taxes (1)	—	—	—	—	—
Interest expense, net	17	16	16	16	16
Depreciation and amortization	135	154	173	190	194
Stock-based compensation expense	11	8	8	7	7

Adjusted EBITDA	$125	$158	$196	$240	$290

Rent expense(2)	200	203	208	215	222

Adjusted EBITDAR	325	361	404	455	512

Reconciliation of Free Cash Flow
Net income (loss)	(38)	(21)	(1)	27	72
Depreciation and amortization	135	154	173	190	194
Stock-based compensation expense	11	8	8	7	7
Change in working capital	14	6	10	10	10
Capital lease principal payments	(14)	(15)	(14)	(15)	(15)
Capital expenditures	(195)	(179)	(216)	(220)	(228)
Other cash expenses(3)	(7)	(5)	(3)	—	—

Free cash flow	$(94)	$(51)	$(43)	$(1)	$40

(1) For periods in which the Company has projected taxable income, tax expense is assumed to be $0 based on the availability of net operating loss carryforwards.

(2)	Consists of minimum rentals, contingent rentals and sublease rentals under operating leases.
(3)	Consists of rent expense for discontinued stores.

Projected Financial Information (July 2011 Projections)

(dollars in millions)	Fiscal year
	2012	2013	2014	2015	2016
Units (end of year)	486	487	491	498	505
% Same store sales growth	3.2%	2.3%	2.9%	3.1%	3.1%
Sales	$7,101	$7,342	$7,678	$8,106	$8,552
Gross profit	1,980	2,064	2,178	2,320	2,469
SG&A	1,987	2,050	2,144	2,259	2,364
Adjusted EBITDA	$127	$164	$201	$246	$295
Adjusted EBITDAR	328	368	410	462	518
Net income (loss)	(16)	5	25	51	95
Depreciation and amortization	122	141	160	178	183
Free cash flow	$(108)	$(37)	$(11)	$(2)	$50
Cash (end of year)	100	63	52	50	101
Debt (end of year)	61	67	70	71	73

Reconciliation of Non-GAAP Measures (July 2011 Projections)

(dollars in millions)	Fiscal year
	2012	2013	2014	2015	2016
Reconciliation of Adjusted EBITDA and Adjusted EBITDAR:
Net income (loss)	(16)	5	25	51	95
Taxes(1)	—	—	—	—	—
Interest expense, net	10	9	9	9	9
Depreciation and amortization	122	141	160	178	183
Stock-based compensation expense	11	8	8	7	7

Adjusted EBITDA	$127	$164	$201	$246	$295

Rent expense(2)	201	204	209	216	223

Adjusted EBITDAR(3)	$328	$368	$410	$462	$518

Reconciliation of Free Cash Flow
Net income (loss)	(16)	5	25	51	95
Depreciation and amortization	122	141	160	178	183
Stock-based compensation expense	11	8	8	7	7
Change in working capital	5	6	10	10	10
Capital lease principal payments	(14)	(14)	(15)	(16)	(16)
Capital expenditures	(202)	(179)	(194)	(231)	(230)
Other cash expenses(4)	(14)	(5)	(3)	—	—

Free cash flow(5)	$(108)	$(37)	$(11)	$(2)	$50

(1) For periods in which the Company has projected taxable income, tax expense is assumed to be $0 based on the availability of net operating loss carryforwards.

(2) Consists of minimum rentals, contingent rentals and sublease rentals under operating leases.

(3) On December 16, 2011, the Special Committee was also presented Adjusted EBITDAR calculated on the basis of rent expense defined as store rental expense only. Projected rent expense for stores only was $207, $211, $218, $227 and $237 for fiscal year 2012, 2013, 2014, 2015 and 2016, respectively, resulting in Adjusted EBITDAR of $333, $375, $419, $473 and $532 for fiscal year 2012, 2013, 2014, 2015 and 2016, respectively.

(4) Consists of rent expense for discontinued stores.

(5) On December 16, 2011, the Special Committee was also presented free cash flow calculated without adding back stock-based compensation expense or capital lease principal payments, resulting in free cash flow of $(106), $(31), $(3), $8 and $59 for fiscal year 2012, 2013, 2014, 2015 and 2016, respectively.

Certain Effects of the Merger

If the merger agreement is approved by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into us, and we will remain as the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Holdings.

When the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by (i) us as treasury stock, (ii) by Holdings or Merger Sub and (iii) by any of our direct or indirect wholly owned subsidiaries, which will be cancelled immediately prior to the effective time of the merger and no consideration will be paid in respect to such cancellation), will be cancelled and converted into the right to receive $9.50 in cash, without interest and less any applicable withholding tax.

When the merger is completed, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of the surviving corporation. After the effective time of the merger, each certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of such shares of the surviving corporation.

The merger agreement provides that, immediately prior to the effective time of the merger, all options to purchase shares of our common stock that are outstanding immediately prior to the effective time and that are vested or that, upon consummation of the merger, will automatically vest in accordance with their terms, will be cancelled by us and will be converted into the right to receive a cash payment equal to the excess, if any, of $9.50 per share in cash over the exercise price per share of the option, multiplied by the number of shares subject to the applicable option, without interest and less any applicable withholding tax. If the exercise price per share of any option is $9.50 or greater, the holder thereof will not receive any cash payment when the option is cancelled. All options to purchase shares of our common stock that are unvested at the effective time and that are not automatically vested pursuant to their terms by virtue of the merger will be cancelled, retired and cease to exist as of the effective time of the merger and the holders of such stock options will have no right to receive any consideration for such options. The merger agreement also provides that, except as otherwise agreed to in writing by Holdings and us, all restricted stock units that are outstanding immediately prior to the effective time and that, upon consummation of the merger, will automatically vest in accordance with their terms, will be converted into the right to receive $9.50 per share in cash, without interest and less any applicable withholding tax. All shares of restricted stock units subject to performance based vesting conditions that are unvested at the effective time and that are not automatically vested pursuant to their terms by virtue of the merger will be cancelled, retired and cease to exist as of the effective time of the merger and the holders of such performance based restricted stock units will have no right to receive any consideration for such units.

With respect to our ESPP, as of the effective time, any then current offering period under the ESPP shall be terminated and no new offering periods will begin under the ESPP after such date and no further shares of our common stock will be purchased under the ESPP. Winn-Dixie will refund any remaining cash (without interest) in a participant’s account to such participant and terminate the ESPP.

At the effective time of the merger, our shareholders will have only the right to receive the merger consideration and will cease to have ownership interests in Winn-Dixie or rights as Winn-Dixie shareholders. Therefore, our shareholders will not participate in our future earnings or growth and will not benefit from any appreciation in our value.

Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and is quoted on The Nasdaq Global Select Market under the symbol “WINN.” As a result of the merger, Winn-Dixie will be a wholly owned subsidiary of Holdings, our common stock will cease to be quoted on The Nasdaq Global Select Market and there will be no public market for our common stock. In addition, the registration of our common stock under the Exchange Act will be terminated, and we will no longer be required to file periodic reports with the SEC.

Effects on Winn-Dixie if the Merger is Not Completed

If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company, and our common stock will continue to be quoted on The Nasdaq Global Select Market. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which we operate and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the merger is not completed, our Board of Directors will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operation will not be adversely impacted.

If the merger agreement is terminated, under certain circumstances we will be obligated to pay a termination fee of $19.6 million to Holdings upon or following such termination, and under certain other circumstances, Holdings will be required to pay us a closing failure fee of $72,825,000. See “The Merger — Termination Fee and Closing Failure Fee.”

Financing of the Merger

Holdings has obtained equity and debt financing commitments, the aggregate proceeds of which will be sufficient to consummate the merger and the other transactions contemplated by the merger agreement. These commitments are described in more detail below. The funding under these commitments is subject to certain conditions, including conditions that do not relate directly to the conditions to closing in the merger agreement. Although obtaining the proceeds of any financing, including the financing under these commitments, is not a condition to Holdings’ obligation to complete the merger, the failure of Holdings and Merger Sub to obtain financing (whether under these commitments or otherwise) is likely to result in the failure of the merger to be completed. In that case, depending on the specific circumstances that led to such failure, Holdings may be obligated to pay us a fee of $72,825,000 as described under “The Merger Agreement—Termination Fee and Closing Failure Fee” beginning on page             .

Equity Financing

Holdings has delivered to us a copy of an equity financing commitment letter, dated December 16, 2011, pursuant to which the Lone Star Fund VII (U.S.), L.P. (the “Sponsor”) has, subject to customary terms and conditions, committed to provide an aggregate equity contribution in an amount of up to approximately $340.8 million to Holdings for the purpose of funding the equity portion of the financing for the closing of the transactions contemplated by the merger agreement. The amount actually funded under this equity commitment will be reduced on a dollar-for-dollar basis to the extent Holdings does not need the full amount of the commitment to complete the merger.

The Sponsor’s obligations to fund the financing contemplated by the equity financing commitment letter for closing are generally subject to the satisfaction of the conditions to Holdings’ and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement and the funding of the debt financing pursuant to the debt commitment letter.

Debt Financing

Pursuant to the debt commitment letter dated December 16, 2011, Citigroup Global Markets Inc. and Deutsche Bank Trust Company Americas (collectively, the “Lenders”) have committed to provide a $700 million senior secured asset-based revolving credit facility, up to $300 million of which would be available to finance the transactions contemplated by the merger agreement (the “Revolving Closing Date Loans”). In addition, the Lenders will provide an aggregate amount equal to the difference between $440 million and any Revolving Closing Date Loans to back stop outstanding letters of credit at closing.

The debt financing commitments are conditioned on the consummation of the merger in accordance with the merger agreement, as well as other customary conditions, including, but not limited to:

•	the execution and delivery of definitive documentation consistent with the debt commitment letter;

•	the absence of a Material Adverse Effect (as defined below);

•	the payment in full of all fees, expenses and other amounts payable under the debt commitment letter;

•	the accuracy of certain representations and warranties in the loan documents;

•	the repayment of certain specified, existing indebtedness of Winn-Dixie and BI-LO Holding, LLC;

•	the delivery of certain audited and unaudited financial statements;

•	BI-LO, LLC’s use of commercially reasonable efforts to provide the agents with certain appraisals and field examinations;

•	BI-LO, LLC’s use of commercially reasonable efforts to provide to the arrangers certain information included in a customary confidential information memorandum and customary lenders’ presentation; and

•	the delivery of customary closing documents, including customary legal opinion, officers’ certificates, evidence of existing insurance, a borrowing base certificate and a solvency certificate.

The debt commitment letter is not subject to due diligence or a “market out” condition, which would allow the lenders not to fund their respective commitments if the financial markets are materially adversely affected. The debt commitment letter will terminate on the earliest of (i) June 13, 2012, (ii) the date definitive documentation becomes effective, (iii) the date the merger agreement is terminated and (iv) the date the merger is consummated (regardless of whether the revolving credit facility is funded on such date).

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as shareholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. Our Board of Directors was aware of, and considered the interests of, our directors and executive officers in approving and adopting the merger agreement and recommending that you vote “FOR” the approval of the merger agreement.

Common Stock, Stock Options and Restricted Stock Units to be Cashed Out in the Merger

The following table sets forth the cash proceeds that each of our directors and executive officers could receive at the closing of the merger from:

•	the conversion of the shares of our common stock that they already hold into the merger consideration;

•	the conversion of their vested “in the money” options to purchase shares of our common stock (i.e., options with a per-share exercise price less than $9.50) into the merger consideration;

•	the accelerated vesting, as a result of the merger, of options to purchase shares of our common stock, and the conversion of such “in the money” options into the merger consideration; and

•	the accelerated vesting, as a result of the merger, of restricted stock unit grants and the conversion of such restricted stock units into the merger consideration;

each based on his or her beneficial ownership as of January 4, 2012:

Name	Value of Shares of Common Stock Owned ($)	Value of Vested Stock Options ($)	Value of Unvested Stock Options that Vest upon the Merger ($)	Value of Restricted Stock Units that Vest upon the Merger ($)	Total Cash Payment With Respect to all Equity ($)
Non-Employee Directors
Evelyn V. Follit	288,667	—	—	152,247	440,914
Charles P. Garcia	264,148	—	—	152,247	416,395
Jeffrey C. Girard	375,431	—	—	152,247	527,678
Yvonne R. Jackson	310,536	—	—	152,247	462,783
Gregory P. Josefowicz	389,681	—	—	152,247	541,928
James P. Olson	367,356	—	—	152,247	519,603
Terry Peets	385,472	—	—	152,247	537,719
Richard E. Rivera	374,243	—	—	152,247	526,490

Employee Director/Executive Officer:
Peter L. Lynch	2,739,639	62,874	344,121	3,225,640	6,372,273

Other Executive Officers:
Laurence B. Appel	423,311	21,837	105,741	1,007,494	1,558,384
Bennett L. Nussbaum	419,710	21,837	119,524	1,137,017	1,698,089
Christopher L. Scott, Sr.	124,726	6,618	36,224	279,091	446,659
Timothy L. Williams	15,067	3,014	25,153	273,933	317,166
James Smits	69,578	5,024	27,495	189,288	291,384
Matthew Gutermuth	78,508	5,024	27,495	202,949	313,975
Mary Kellmanson	55,927	5,024	27,495	198,056	286,502
Anita Dahlstrom-Gutel	23,494	3,014	49,649	232,123	308,280
Maura Hart	22,715	5,024	27,495	148,780	204,013
Lynn Schweinfurth	8,322	3,014	18,594	86,621	116,551
Michael Byrum	15,428	3,014	16,498	131,784	166,724
Frank O. Eckstein	413,602	7,483	14,966	—	436,051
Daniel Portnoy	150,328	—	—	—	150,328

All Directors and Executive Officers as a Group (22 Persons)	7,315,889	152,800	840,451	8,330,750	16,639,889

Employment Related Provisions of the Merger Agreement

The merger agreement provides that Holdings will provide our employees (including our executive officers) with certain compensation and other benefits. See “Proposal 1 — The Merger Agreement — Employee Benefits Matters.”

Information About Golden Parachute Compensation

We have several plans and agreements that provide for amounts to be paid or equity awards to accelerate in the event of a change in control. The merger will constitute a change in control under each of these plans. We describe each of these below and quantify the amounts that will be payable assuming the merger is completed and there is a termination of the named executive officers.

Equity Incentive Plans. In the event of a change in control, our Fiscal 2012 Equity Incentive Plan, Fiscal 2010 Equity Incentive Plan and Amended and Restated Equity Incentive Plan generally provide that all unvested stock options and restricted stock units, other than the “outperformance” stock options and restricted stock units described below, will become fully vested. In the event of a change in control, the outperformance stock options and outperformance restricted stock units will vest on a pro rata basis (rather than upon the achievement of performance goals) based on the number of months that the employee is continuously employed by Winn-Dixie from date of grant of the outperformance stock option or outperformance restricted stock unit, as applicable, through the change in control date, divided by 60 months.

Severance Payments to Mr. Lynch. We have a written employment agreement with Mr. Lynch. Pursuant to the employment agreement, if his employment is terminated by us without cause (as defined below), or he resigns for good reason (as defined below), Mr. Lynch is entitled to receive the following severance payments, provided he executes a general release and waiver of claims:

•	a monthly payment for the duration of the non-compete period (as defined below) equal to one-twelfth of the sum of his then current base salary and target annual incentive plan bonus;

•	a pro rata annual incentive plan bonus for the fiscal year in which his employment ends based on our actual performance for such year, paid out after the end of such fiscal year; and

•	continuation of medical and dental benefits during the non-compete period.

The non-compete period to which Mr. Lynch is subject is defined as the remaining portion of our fiscal year at the time his employment ends plus one year. The timing of the payment of each of these amounts is subject to payment restrictions imposed by Section 409A of the Code.

Cause is defined as a termination of Mr. Lynch based upon any of the following: (1) he has been convicted of (or pleads guilty or no contest to) a felony involving theft or moral turpitude; (2) he has engaged in conduct that constitutes gross misconduct in the performance of his duties; (3) he materially breaches the terms of the agreement and the breach is not fully cured within ten business days after we provide him with written notice; or (4) he materially breaches a written Company policy that is determined by the Board in good faith to be material to us, and the breach is not fully cured within ten business days after we provide him with written notice.

Good reason is defined as the following events that are taken by us without Mr. Lynch’s consent: (1) a reduction of his base salary or bonus opportunity, other than in connection with any across-the-board reduction of base salaries or target bonus opportunities of all senior executives; (2) a failure to nominate him for election as Chairman of the Board; (3) a failure to appoint him as Chairman during the period he serves on the Board; (4) the failure of the acquirer of all or substantially all of the assets of the Company to assume the agreement if we are to be liquidated within a reasonable period of time following the acquisition; or (5) a material diminution in his duties or responsibilities; or (6) our decision not to renew the original term of the agreement or any renewal term.

If Mr. Lynch is entitled to any payments under the employment agreement or any other plan, program or arrangement under which he participates that would constitute an “excess parachute payment” subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), and the amount of the parachute payment payable to Mr. Lynch is more than $50,000 greater than the threshold at which such amount becomes an excess parachute payment, then Winn-Dixie will pay to Mr. Lynch an additional amount (the “Gross-up Payment”) so that the net amount retained by him will be equal to the Excise Tax. The agreement also provides that if a reduction of $50,000 or less in the total amount of payments to Mr. Lynch would eliminate the need for the Gross-up Payment, then the amount of the payments will be reduced by the amount of the excess.

Executive Severance Plan. In January 2008, the Board of Directors adopted the Executive Severance Plan to help retain key team members and to provide these key team members with a measure of security so they can remain focused on helping to drive Company performance. Our named executive officers other than Mr. Lynch and Mr. Eckstein are participants in the plan (each, a “Participant”) and are entitled to the benefits under the plan. Mr. Lynch is not a participant in the Executive Severance Plan, as his severance arrangements are provided pursuant to the terms of his employment agreement. Mr. Eckstein retired effective December 1, 2011 and, in accordance with the terms of the plan, he is not entitled to additional benefits under the plan.

The plan provides that change in control severance is payable when we terminate the employment of a Participant without cause during the change in control period, or they resign for good reason during the change in control period. The following terms are defined in the plan:

•	The change in control period is the period beginning one year preceding the announcement of a change in control through and including the 24 month period following a change in control.

•

Cause includes any of the following: (1) they continually failed to substantially perform, or were grossly negligent in the discharge of, their duties to us; (2) they committed or engaged in an act of theft, embezzlement or fraud; (3) they are convicted of or plead guilty or nolo contendere to a felony or a misdemeanor with respect to which fraud or dishonesty is a material element; (4) they materially violated any material Company policy; or (5) they intentionally engaged in any other action or inaction that the plan administrator for the Executive Severance Plan determines was not taken in good faith for our best interests.

•

Good reason is defined as any of the following events that are taken by us without the Participant’s consent: (1) a material diminution in base compensation; (2) a material diminution in authority, duties, or responsibilities; or (3) a material change in the geographic location at which services are to be performed for Winn-Dixie.

In connection with change in control severance, a Participant must execute a general release and waiver of claims that will include a two year non-disparagement, two year non-solicitation and five year non-disclosure agreement.

If change in control severance becomes due, Participants will receive six months of salary and one-half of the target annual incentive plan bonus then in place, plus a pro rata amount of the current target annual incentive plan bonus, in a lump sum cash payment after the effective date of the general release and waiver of claims executed by the Participant, subject to payment restrictions imposed by Section 409A of the Code. For each additional full week the Participant remains unemployed after six months, he or she will receive an additional week of salary and 1/52nd of the target annual incentive plan bonus, up to a total of 18 months of salary and 1.5 times the target annual incentive plan bonus. Participants will also be entitled to company-paid COBRA continuation of medical and dental benefits for up to 18 months; provided that after the initial 18 month COBRA period expires, the company will pay directly to the Participant an amount equal to the COBRA premium “grossed up” for income taxes for up to an additional 6 months. These additional change in control severance payments will cease when the Participant secures an equivalent position with a new employer. If a Participant secures a lower paying position, we will reduce the weekly payment due to the Participant by the weekly salary earned by the Participant. The additional change in control severance payments paid following the initial lump sum cash payment will be paid in cash in monthly installments in accordance with Winn-Dixie’s normal payroll dates and are subject to Participant reporting of continued unemployment.

If a Participant is entitled to change in control severance under the plan and if the payments due from Winn-Dixie under the plan will be subject to the tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), Winn-Dixie will pay to or for the benefit of the Participant an additional amount (the “Gross-up Payment”) so that the net amount retained by the Participant (after deduction of any Excise Tax on Winn-Dixie payments and any U.S. federal, state and local income or payroll tax upon the Gross-up Payment, but before deduction for any U.S. federal, state and local income or payroll tax on Winn-Dixie payments) will be equal to the Winn-Dixie payments.

The plan also provides that if a reduction of $50,000 or less in the total amount of change in control severance benefit otherwise payable to a Participant would eliminate the need for the Gross-up Payment, then the amount of the change in control severance benefit will be reduced by the amount of the excess.

Aggregate Amounts of Potential Compensation. The following table sets forth, in the format prescribed by SEC rules and regulations, the information regarding the aggregate dollar value of the various elements of compensation that could be received by the named executive officers that is based on or otherwise relates to the merger. In preparing the table, we made the following assumptions:

•	the merger will close on March 31, 2012;

•

the employment of the named executive officers that were employed by Winn-Dixie at the time of the merger closing was terminated on March 31, 2012, either by Winn-Dixie without cause or by the named executive officers for good reason;

•	the named executive officers (other than Mr. Lynch) remain unemployed for two years following the date of their termination of employment;

•

all outstanding stock options vest (other than the outperformance stock options) and the holders thereof will receive an amount in cash equal to the product of (i) the total number of shares subject to such stock option, multiplied by (ii) the excess, if any, of $9.50 over the exercise price per share of such stock option;

•	all outstanding restricted stock units vest (other than the outperformance restricted stock units), and the holders thereof will receive an amount in cash equal to $9.50 for each such vested unit;

•

a pro rata portion of the outperformance stock options vest based on the number of months that the named executive officer is continuously employed by Winn-Dixie from the date of grant of the applicable award through March 31, 2012, divided by 60 months, and the holders thereof will receive an amount in cash equal to the product of (i) the total number of shares subject to such stock option, multiplied by (ii) the excess, if any, of $9.50 over the exercise price per share of such stock option;

•

a pro rata portion of the outperformance restricted stock units vest based on the number of months that the named executive officer is continuously employed by Winn-Dixie from the date of grant of the applicable award through March 31, 2012, divided by 60 months, and the holders thereof will receive an amount in cash equal to $9.50 for each such vested unit; and

•	no shares are withheld by Winn-Dixie to cover the tax obligations of the named executive officers upon the vesting or payment of stock options or restricted stock units.

In addition to the above assumptions, the costs of providing continued medical and dental benefits and the tax reimbursements are based on estimates. Any changes in these assumptions or estimates would affect the amounts shown in the following table.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($) (3)	Perquisites/ Benefits ($) (4)	Tax Reimburse- ments ($) (5)	Other ($)	Total ($)
Peter L. Lynch	4,374,063	3,587,930	—	11,447	—	—	7,973,440
Bennett L. Nussbaum	2,595,435	1,262,586	—	33,634	—	—	3,891,655
Laurence B. Appel	2,344,210	1,119,283	—	33,187	—	—	3,496,680
Timothy L. Williams	1,423,820	299,071	—	33,634	513,703	—	2,270,228
Christopher L. Scott, Sr.	1,275,936	315,298	—	32,570	—	—	1,623,804
Frank O. Eckstein	—	—	—	—	—	—	—
Daniel Portnoy	1,134,893	—	—	—	—	—	1,134,893

(1) For Mr. Lynch, amount represents the cash severance payable pursuant to his employment agreement. The amount equals (i) one-twelfth of the sum of his current base salary and target annual incentive plan bonus for fiscal 2012 multiplied by the number of months in his non-compete period, and (ii) a pro rata annual incentive plan bonus for fiscal 2012 based on our actual performance for such year. With respect to (ii), we have assumed a payout under the annual incentive plan for fiscal 2012 at the target level of performance. The non-compete period is assumed to be 15 months (April 1, 2012 through June 30, 2013). This amount is payable only upon termination of Mr. Lynch.

For the other executive officers, amounts represent the cash severance payable pursuant to the Executive Severance Plan. The amounts equal the sum of two years of current base salary and two times the target annual incentive plan bonus for fiscal 2012, plus the prorated current year target annual incentive plan bonus. These amounts are payable only upon the occurrence of the “double trigger” of a change in control and a termination of the named executive officer without cause or by the named executive officer for good reason during the change in control period. Because Mr. Portnoy was terminated effective January 5, 2011, which is within the one year period preceding the announcement of a change in control, under the Executive Severance Plan he is entitled to receive these amounts upon the completion of the merger. Mr. Eckstein is not entitled to receive any cash severance as a result of the merger, as he retired effective December 1, 2011 and therefore is not eligible to participate in the Executive Severance Plan.

The following table quantifies each element of the cash severance reported in the column for the named executive officers:

Name	Base Salary ($)	Annual Incentive Plan Bonus ($)
Peter L. Lynch	1,681,625	2,692,438
Bennett L. Nussbaum	1,235,600	1,359,835
Laurence B. Appel	1,116,000	1,228,210
Timothy L. Williams	780,000	643,820
Christopher L. Scott, Sr.	650,000	625,936
Frank O. Eckstein	—	—
Daniel Portnoy	—	1,134,893

(2) Amounts represent the cash to be received upon completion of the merger due to the accelerated vesting of unvested stock options and restricted stock units. These amounts are payable upon the occurrence of the “single trigger” of a change in control. Mr. Portnoy does not hold any unvested stock options or restricted stock units that are subject to accelerated vesting upon a change in control. Mr. Eckstein would not hold any unvested stock options or restricted stock units that are subject to accelerated vesting upon a change in control as of March 31, 2012.

Name	Accelerated Vesting of Stock Option ($)	Accelerated Vesting of Restricted Stock Units($)
Peter L. Lynch	344,120	3,243,810
Bennett L. Nussbaum	119,524	1,143,062
Laurence B. Appel	105,740	1,013,543
Timothy L. Williams	25,152	273,919
Christopher L. Scott, Sr.	36,224	279,074
Frank O. Eckstein	—	—
Daniel Portnoy	—	—

(3) We do not have any defined benefit pension plans. Although Mr. Lynch’s employment agreement provides for a deferred compensation award, no amount is payable in connection with the merger, nor are there any benefit enhancements in connection with the merger.

(4) For Mr. Lynch, the amount represents the cash payment to cover the continuation of benefits during the non-compete period of 15 months. This amount is payable only upon termination of Mr. Lynch. For the other named executive officers, the amount represents the cash payment to cover the continuation of benefits during the two-year period following the executive’s termination of employment and the gross-up with respect to medical continuation for the 6 months after the initial 18 month COBRA period. This amount is payable only upon termination of the executive.

(5) Amount represents the estimated change in control gross-up payment payable to the named executive officers (other than Mr. Lynch) pursuant to the Executive Severance Plan. In determining the estimated tax gross-up, we assumed an excise tax rate under 280G of the Internal Revenue Code of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate. In addition, no value was ascribed to the applicable non-competition provisions of the Executive Severance Plan. Based on these assumptions, only Mr. Williams would be entitled to a gross-up payment, and the amount of such payment may be decreased after determining a value for such non-competition provisions. The amount is payable only upon the occurrence of the “double trigger” of a change in control and a termination of the named executive officer without cause or by the named executive officer for good reason during the change in control period. Although Mr. Lynch is eligible to receive a gross-up payment pursuant to his employment agreement, no amount would be due.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that each of Holdings and the surviving corporation will indemnify, to the fullest extent permitted by law, each present and former director or officer of Winn-Dixie, whom we refer to as the “indemnified parties,” in respect of actions, omissions or events of such person through the effective time of the merger. For a period of six years after the effective time of the merger, unless otherwise required by applicable law, all rights to indemnification, advancement of expenses and exculpation of directors and officers that are set forth in our articles of incorporation and bylaws, the certificates of incorporation or bylaws or any other organizational documents of our subsidiaries, our benefit plans and any agreement between us and a director or officer which is included as an exhibit to our filings with the SEC, in each case as in effect on the date of the merger agreement, shall continue in full force and effect in accordance with their terms.

The merger agreement further provides that Holdings shall either, (1) maintain in effect our current officers’ and directors’ liability insurance policies for a period of six years after the effective time of the merger, (2) obtain an insurance policy with a claims period of at least six years from the effective time of the merger with respect to directors’ and officers’ liability insurance the terms of which, including coverage and amount, are no less favorable in any material respect than our existing policies or (3) request that Winn-Dixie obtain prior to the effective time extended coverage for the six year period under its existing insurance programs, in each case, so long as the annual premium is not in excess of 250% of the amount of the annual premiums paid by Winn-Dixie for fiscal year 2011 for such purpose; provided that Holdings will nevertheless be obligated to obtain as much coverage as can be obtained for the remainder of such period for a premium not in excess of 250% of the fiscal year 2011 premium. However, in lieu of the arrangements described above, we may obtain a “tail” insurance policy so long as the cost of such policy does not exceed a specified amount.

In connection with the execution of the merger agreement, we entered into an Expense Advance Agreement with each of our current directors, which agreement provides that if any director incurs any expenses in defending any civil or criminal proceeding brought in connection with such director’s service on the Board of Directors, such expenses shall be advanced by us, to the fullest extent permitted by law. Prior to the advancement of any expenses, the applicable director is required to deliver an undertaking to repay such advanced expenses if he or she is ultimately found not to be entitled to indemnification by us pursuant to the applicable provisions of our amended and restated articles of incorporation and amended and restated by-laws.

Our obligations under the Expense Advance Agreement shall continue with respect to each director following the time that such person ceases to be a director of Winn-Dixie, so long as such person is subject to any proceeding covered by the Expense Advance Agreement, whether or not such person is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under the Expense Advance Agreement.

Continued Employment of Executive Officers

Certain of our executive officers may receive cash or other non-equity compensation from the Company, Holdings or affiliates of Holdings for services to be rendered in the future in connection with their continued employment following the closing of the merger.

On January 11, 2012, Mr. Lynch entered into an Executive Retention Bonus Agreement (the “Retention Bonus Agreement”) with Bi-Lo Holding. Pursuant to the terms of the Retention Bonus Agreement, after the closing of the merger, Mr. Lynch will no longer be the Chairman, Chief Executive Officer and President of Winn-Dixie but will remain employed by Winn-Dixie as an adviser. Contingent upon the closing of the merger, if Mr. Lynch remains employed with Winn-Dixie from the date of the merger agreement through the end of the first full consecutive 28 day period, commonly known as a “grocery period,” following the closing of the merger, he will have the opportunity to earn from Winn-Dixie (i) a performance bonus of up to $750,000 if Winn-Dixie meets certain fiscal 2012 targets during such period and (ii) a discretionary bonus of up to $750,000 if it is determined in good faith by Bi-Lo Holding at the sole discretion of the Board of Directors of Bi-Lo Holding that Mr. Lynch has completed certain objectives during such period, including, among others, assisting with the transition of the new management and the integration of Winn-Dixie with Bi-Lo Holding. The Retention Bonus Agreement will have no effect on Mr. Lynch’s existing employment agreement and his rights thereunder. Prior to the closing of the merger, other of our executive officers may also enter into retention or employment arrangements with Bi-Lo Holding or Holdings.

Adoption of FIFO Method of Accounting

In the merger agreement, we agreed to change and cause each of our applicable direct and indirect subsidiaries to change our and each such subsidiary’s method of valuing inventory for federal and state income tax purposes from the last-in, first-out method to the first-in, first-out method for our taxable year ended June 29, 2011, prior to the earlier of (i) the filing of our federal income tax return for the taxable year ended June 29, 2011 and (ii) March 15, 2012. The adoption of the FIFO method of accounting would result in our recognizing taxable income of approximately $210 million, allocated among the taxable year of the change and the three following taxable years. This taxable income could be set off against our accumulated net operating loss carryforwards, resulting in a reduction in such net operating loss carryforwards (assuming that the merger did not occur) from approximately $750 million to approximately $540 million. We currently maintain a full valuation allowance against substantially all of our net deferred tax assets. The valuation allowance will be maintained until there is sufficient positive evidence to conclude that it is more likely than not that the net deferred tax assets will be realized.

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of the material United States federal income tax consequences of the merger to holders of our common stock who exchange their shares for cash in the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations, which could affect the U.S. federal income tax consequences discussed in this discussion in a material and adverse manner. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to you. This discussion applies only to shareholders who, on the date on which the merger is completed, hold shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, traders in securities who elect to mark their securities to market, tax-exempt organizations, mutual funds, real estate investment trusts, S corporations, taxpayers subject to the alternative minimum tax, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid United States federal income tax and persons holding their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. In addition, the following discussion may not apply to shareholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan. This discussion does not address the receipt of cash in connection with the cancellation of stock options or any other matters related to equity compensation or benefit plans. The following discussion does not address potential foreign, state, local, estate and gift and other tax consequences of the merger.

For purposes of this discussion, a “U.S. holder” is a holder of shares of our common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the U.S. or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a United States domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a person who or that is not a U.S. holder and not a partnership (or other “pass-through” entity) for U.S. federal income tax purposes.

If shares of our common stock are held by a partnership (or other “pass-through” entity), the U.S. federal income tax treatment of a partner in the partnership (or owners of such “pass-through” entity) will generally depend upon the status of the partner or owner and the activities of the entity. Partnerships (or other “pass-through” entities) that hold shares of our common stock and partners (or owners) of such entities are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

All shareholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.

U.S. Holders

For U.S. federal income tax purposes, the merger will be treated as a taxable sale of our common stock for cash by each of our shareholders. Accordingly, if you are a U.S. holder, the U.S. federal income tax consequences to you generally will be as follows:

•	You will recognize a capital gain or loss upon the disposition of your shares of our common stock pursuant to the merger.

•

The amount of capital gain or loss you recognize will be measured by the difference, if any, between the amount of cash you receive in the merger and your adjusted tax basis in the shares of our common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e. shares acquired at the same cost in a single transaction).

•

The capital gain or loss, if any, will be long-term capital gain or loss with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger will be reported to our shareholders and the Internal Revenue Service to the extent required by the Code and applicable Treasury regulations. These amounts ordinarily will not be subject to withholding of U.S. federal income tax. However, backup withholding at applicable rates may apply to all cash payments to which a non-corporate U.S. holder is entitled pursuant to the merger agreement if such holder (1) fails to (A) supply the paying agent with such holder’s taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other shareholders),

(B) certify that such number is correct and (C) otherwise comply with the backup withholding rules, (2) has received notice from the Internal Revenue Service of a failure to report all interest and dividends as required or (3) is subject to backup withholding in certain other cases. Certain holders (including corporations) are not subject to backup withholding. Accordingly, each U.S. holder will be asked to complete and sign a Substitute Form W-9, which will be included in the appropriate letter of transmittal for the shares of our common stock, to provide the information and certifications necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from your proceeds under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met; or

•

Winn-Dixie is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of Winn-Dixie’s common stock at any time during the shorter of the five years preceding the merger or such non-U.S. holder’s holding period.

A non-U.S. holder described in the first bullet point above will be subject to tax on its net gain under regular graduated U.S. income tax rates in the same manner as if it were a U.S. person as defined under the Code. In addition, if a non-U.S. holder that is a foreign corporation falls under the first bullet point above, such holder may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Winn-Dixie believes that it is not and has not been a “United States real property holding corporation” for U.S. federal income tax purposes.

Cash received by a non-U.S. holder in the merger will be subject to information reporting and backup withholding, unless the non-U.S. holder certifies its exempt non-U.S. status under penalties of perjury on an applicable Internal Revenue Service Form W-8 or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from your proceeds under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided that the required information is timely furnished to the Internal Revenue Service.

The foregoing discussion of certain material U.S. federal income tax consequences is included for general informational purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Appraisal Rights

None of our shareholders or any other person will have any appraisal or dissenters’ rights with respect to our common stock, pursuant to our organizational documents or Florida law or any other provision of applicable law, in connection with the merger, approval of the merger agreement or any other transaction contemplated by the merger agreement.

HSR Act Approval

The HSR Act and related rules provide that transactions such as the merger may not be completed until the parties submit a Notification and Report Form to the Antitrust Division of the DOJ and the FTC and certain waiting period requirements have been satisfied. Winn-Dixie and Lone Star Guarantor each filed its Notification and Report Form on December 30, 2011, and on January 12, 2012, early termination of the applicable waiting period under the HSR Act was granted.

Under the merger agreement, Winn-Dixie and Holdings agreed to use their reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement, including seeking to have any temporary restraining or interim order entered by any governmental authority vacated or reversed. The obligations of Holdings under these provisions include the obligation of Holdings to, and to cause its affiliates (include its direct and indirect parent companies) to, sell, license, or dispose of certain assets, in each case in exchange for obtaining the expiration of the waiting period under the HSR Act; provided, however, that Holdings and its affiliates are not required to take any such action that, individually or in the aggregate, would reasonably be likely to cause the debt financing for the merger to be unavailable at the closing of the merger.

Limited Guarantee

Lone Star Guarantor provided us with a direct guarantee of the full and prompt payment and performance of certain payment obligations of Holdings and Merger Sub arising under the merger agreement (including payment of the $72,825,000 termination fee) as limited pursuant to the terms of the merger agreement; provided that Lone Star Guarantor’s liability under the guarantee will not exceed $72,825,000.

Shareholder Litigation

Seven complaints challenging the merger have been filed in the Circuit Court of the Fourth Judicial District in and for Duval County, Florida by plaintiffs seeking to represent a class of Winn-Dixie shareholders: United Union Roofers, Waterproofers and Allied Workers Local Union No. 8 v. Winn-Dixie Stores, Inc., et al., Case No. 16-2011-CA-010616-XXXX-MA (filed December 20, 2011); Sunberg, et al. v. Winn-Dixie Stores, Inc., et al., Case No. 16-2011-CA-010667-XXXX-MA (filed December 21, 2011); Murphy v. Winn-Dixie Stores, Inc., et al., Case No. 16-2011-CA-010670-XXXX-MA (filed December 21, 2011); Raul v. Winn-Dixie Stores, Inc., et al., Case No. 16-2011-CA-010699-XXXX-MA (filed December 22, 2011); Schultze Asset Mgmt., LLC v. Winn-Dixie Stores, Inc., et al., Case No. 16-2011-010722-XXXX-MA (filed December 22, 2011); Chauncey v. Winn-Dixie Stores, Inc., et al., Case No. 16-2011-010808-XXXX-MA (filed December 27, 2011); and Thomas Pilling v. Winn-Dixie Stores, Inc., et al., Case No. 11ca10900 (filed December 28, 2011). All of these cases were filed against Winn-Dixie and the individual members of Winn-Dixie’s Board of Directors. In addition, the plaintiff in United Union named BI-LO, LLC as a defendant; the plaintiffs in Sunberg, Murphy, Chauncey and Pilling named BI-LO, LLC, Opal Holdings, LLC, and Opal Merger Sub, Inc. as defendants; the plaintiff in Schultze named BI-LO, LLC, Opal Holdings, LLC, Opal Merger Sub, Inc., BI-LO Holding, LLC, and Lone Star Fund V (U.S.), LP as defendants; and the plaintiff in Raul named Opal Holdings, LLC, and Opal Merger Sub, Inc. as defendants.

The plaintiffs in these cases generally allege, among other things, that the consideration agreed to in the merger agreement is inadequate and unfair to Winn-Dixie shareholders, that the members of Winn-Dixie’s Board of Directors breached their fiduciary duties in approving the merger agreement and that those breaches were aided and abetted by Winn-Dixie and the entities affiliated with BI-LO, LLC named in the various complaints. The plaintiffs seek equitable relief, including an injunction prohibiting consummation of the merger, and rescission or rescissory damages if the merger is consummated. The defendants’ responses to the complaints are not yet due.

PROPOSAL 1 — THE MERGER AGREEMENT

The merger agreement is the legal document that governs the merger. This section of the proxy statement describes the material provisions of the merger agreement but may not contain all of the information about the merger agreement that is important to you. A copy of the merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. You should read the merger agreement carefully and in its entirety. The merger agreement attached as Annex A to this proxy statement has been included to provide you with information regarding its terms. It is a commercial document that establishes and governs the legal relations between us, Holdings and Merger Sub with respect to the transactions described in this proxy statement. It is not intended to be a source of factual, business or operational information about us, Holdings or Merger Sub. The representations, warranties and covenants made by us, Holdings and Merger Sub are qualified and subject to important limitations agreed to by us, Holdings and Merger Sub in connection with negotiating the terms of the merger agreement, including information in a disclosure letter that the Company has provided to Holdings and Merger Sub. Furthermore, the representations and warranties may be subject to standards of materiality applicable to us, Holdings and Merger Sub that may be different from that which is applicable to you. These representations and warranties may or may not have been accurate as of any specified date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Form of the Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with Florida law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Holdings created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into Winn-Dixie. The separate corporate existence of Merger Sub will cease, and Winn-Dixie will continue as the surviving corporation and will become a wholly owned subsidiary of Holdings.

Effective Time of the Merger

The merger will become effective upon the filing of the articles of merger with the Florida Department of State or at such later time as is agreed upon by Merger Sub and us and specified in the articles of merger in accordance with Florida law.

The closing of the merger is expected to occur on the second business day after the conditions to the merger set forth in the merger agreement have been satisfied or waived or at such other time agreed to by us and Holdings. Although we expect to complete the merger shortly after the special meeting of our shareholders, we cannot specify when, or assure you that, we and Holdings will satisfy or waive all conditions to the merger.

Articles of Incorporation and Bylaws

The articles of incorporation and the bylaws of the surviving corporation will be amended and restated in their entirety at the effective time of the merger in the form agreed by Winn-Dixie, Holdings and Merger Sub until thereafter amended in accordance with the provisions thereof and as provided by law.

Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. The officers of Winn-Dixie immediately prior to the effective time of the merger will be the initial officers of the surviving corporation. The directors and officers will serve in accordance with the articles of incorporation and bylaws of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Merger Consideration

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive $9.50 in cash, without interest. The following shares of common stock will not receive the $9.50 per share merger consideration, all of which shares will be automatically cancelled without any payment of consideration with respect thereto: (i) shares held by us as treasury stock immediately prior to the effective time of the merger, (ii) shares held by Holdings or Merger Sub immediately prior to the effective time of the merger, and (iii) shares held by any direct or indirect wholly owned subsidiary of us immediately prior to the effective time of the merger.

Holdings, the surviving corporation, Winn-Dixie, Merger Sub and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock, stock options or restricted stock units such amounts for taxes that it is required to deduct and withhold with respect to making such payment under all applicable tax laws.

Effect on Stock Options and Restricted Stock Units

The merger agreement provides that, at the effective time of the merger, all options to purchase shares of our common stock that are outstanding immediately prior to the effective time and that are vested or that, upon consummation of the merger, will automatically vest in accordance with their terms, will be cancelled by us and will be converted into the right to receive a cash payment equal to the excess, if any, of $9.50 per share in cash over the exercise price per share of the option, multiplied by the number of shares subject to the applicable option, without interest and less any applicable withholding tax. If the exercise price per share of any option is $9.50 or greater the holder thereof will not receive any cash payment when the option is cancelled. All options to purchase shares of our common stock that are unvested at the effective time and that are not automatically vested pursuant to their terms by virtue of the merger will be cancelled, retired and cease to exist as of the effective time of the merger. The holders of such stock options will have no right to receive any consideration for such options.

The merger agreement provides that, at the effective time of the merger, restricted stock units that are outstanding immediately prior to the effective time and that, upon consummation of the merger, will automatically vest in accordance with their terms, will be converted into the right to receive $9.50 per share in cash, without interest and less any applicable withholding tax. All restricted stock units that are unvested at the effective time and that are not automatically vested pursuant to their terms by virtue of the merger will be cancelled, retired and cease to exist as of the effective time of the merger. The holders of such performance based restricted stock units will not receive any merger consideration.

Employee Stock Purchase Plan

The merger agreement provides that, as of the effective time any then current offering period under the ESPP will be terminated and no new offering periods will begin under the ESPP after the effective time and no further shares of our common stock will be purchased under the ESPP. Winn-Dixie will refund any remaining cash (without interest) in a participant’s account to such participant.

Payment Procedures

Prior to the effective time of the merger, Holdings will designate a paying agent reasonably acceptable to us to act as the paying agent in the merger. At the effective time of the merger, Holdings will deposit cash funds to the paying agent in an amount necessary for payment of the aggregate merger consideration.

At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further registrations of transfers of shares of our common stock.

Promptly after the effective time of the merger (and in no event later than the third business day after thereafter), the paying agent will mail to each holder of record of a certificate our common stock and, if required, each holder of uncertificated shares of our common stock represented by book-entry, a letter of transmittal (specifying that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon proper delivery of the certificates to the paying agent, or in the case of book-entry shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions advising how to surrender the certificates or book-entry shares in exchange for the $9.50 per share merger consideration. Upon surrender to the paying agent of a stock certificate representing shares of our common stock or book-entry shares of our common stock, together with a duly executed letter of transmittal and any other documents that may be reasonably required by the paying agent, you will be entitled to receive in exchange for such certificate or book-entry shares the $9.50 per share merger consideration for each share formerly represented by such certificate or book-entry. Interest will not be paid or accrue in respect of the $9.50 per share merger consideration. The paying agent will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

Upon demand by the surviving corporation, the paying agent will deliver to it any funds unclaimed by our shareholders six months after the effective time of the merger. Any holders of our stock certificates or book-entry shares who have not surrendered such certificates or book-entry shares in compliance with the above payment procedures may thereafter look only to the surviving corporation as general creditors for payment of the applicable merger consideration.

If any stock certificate for our common stock has been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Holdings, by the owner of such certificate stating such certificate has been lost, stolen or destroyed, and if required by Holdings or the paying agent, the posting of a bond by such person in the form and amount reasonably necessary as indemnity against any claim that may be made against the surviving corporation with respect to such certificate, the paying agent will deliver to such person the applicable merger consideration, without interest and less any applicable withholding taxes, with respect to the shares formerly represented by such lost, stolen or destroyed certificate.

Stock certificates should not be surrendered by our shareholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letters of transmittal to be mailed to our shareholders promptly following the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in such letters of transmittal.

If any merger consideration is to be paid to a person other than the person in whose name the surrendered certificate or book-entry share is registered, then the merger consideration may be paid to such a transferee so long as (i) the surrendered certificate is accompanied by all documents required to evidence and effect that transfer and (ii) the person requesting such payment shall have paid any transfer or other taxes required by reason of the payment to a person other than the registered holder or shall have established to the satisfaction of Holdings that such tax is not applicable.

Each certificate or book-entry will be deemed, from and after the effective time of the merger, to represent only the right to receive the applicable merger consideration. Any merger consideration paid upon the surrender of any certificate or book-entry will be deemed to have been paid in full satisfaction of all rights pertaining to that certificate or book-entry and the shares formerly represented by it.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. Our representations and warranties relate to, among other things:

•	due organization, corporate power and authority, good standing and qualification, and other corporate matters with respect to us and our subsidiaries;

•	the articles of incorporation and bylaws;

•	capitalization;

•	subsidiaries;

•

corporate power and authorization to execute and deliver and to perform its obligations under the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•	board approval and our board recommendation to our shareholders to approve the merger agreement and related transactions;

•	the required shareholder vote to approve the merger agreement and the transactions contemplated by the merger;

•	absence of any conflict or violation of organizational documents, applicable laws or other contracts as a result of entering into and carrying out the obligations of the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•

our filings and reports with the SEC since December 1, 2008, the accuracy of the information in those documents, including our financial statements and the maintenance of our disclosure controls and procedures and system of internal control over financial reporting;

•	absence of undisclosed liabilities;

•	absence of certain changes or events since June 29, 2011, including the absence of a Material Adverse Effect (as defined below);

•	absence of litigation;

•	our permits and compliance with applicable laws;

•	employee benefit plans;

•	labor and employment matters;

•	environmental matters;

•	taxes;

•	specified contracts;

•	certain insurance matters;

•	real and personal property;

•	intellectual property;

•	inapplicability of any anti-takeover statute or regulation;

•	absence of rights plan;

•	related party transactions;

•	identification of any brokers’ and finders’ fees; and

•	the opinion of our financial advisor, Goldman, Sachs & Co.

In addition, Holdings and Merger Sub each made representations and warranties to us regarding, among others:

•	due organization and good standing;

•

corporate power and authorization to execute and deliver and to perform their obligations under the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•	the absence of any conflict or violation of organizational documents, laws, or other contracts as a result of entering into and carrying out the obligations of the merger agreement;

•	the accuracy of information supplied for this proxy statement;

•	absence of brokers’ and finders’ fees;

•	ownership of our common stock by Holdings, Merger Sub and their subsidiaries;

•	financing for the merger and the sufficiency of funds to pay the merger consideration and related fees and expenses;

•	the limited guarantee of Lone Star Guarantor;

•	solvency;

•	absence of arrangements with management;

•	absence of regulatory impediments; and

•	no other representations and warranties of Winn-Dixie or its subsidiaries and affiliates.

Material Adverse Effect

Many of our representations and warranties and the conditions to complete the merger are subject to a Material Adverse Effect qualification. A “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (a) is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of Winn-Dixie and its subsidiaries, taken as a whole, or (b) materially impairs, or prevents or materially delays, the ability of Winn-Dixie to consummate the merger or any of the other transactions contemplated by the merger agreement. However, with respect to clause (a) above, the determination of a Material Adverse Effect shall exclude the following events, changes, circumstances, occurrences, effects and states of fact:

•

those generally affecting Winn-Dixie’s industry, or the economy or the financial or securities markets of the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general;

•	any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism;

•	changes or proposed changes in law or generally accepted accounting principles;

•	customary seasonal fluctuations in the business of Winn-Dixie and its subsidiaries;

•

any change, in and of itself, in the market price or trading volume of any securities or indebtedness of Winn-Dixie, or any change of or failure to meet, in and of itself, any internal or public projections, forecasts, budgets or estimates of or relating to Winn-Dixie or any of its subsidiaries for any period (it being understood that the underlying causes of such change or failure shall, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred);

•	any hurricane, tropical storm, flood, forest fire, earthquake or other similar natural disaster;

•

the execution, announcement, performance and existence of the merger agreement, including any actual or potential loss or impairment after the date of the merger agreement of any contract as a result thereof;

•	any action taken or not taken by Winn-Dixie at the written request of Holdings, subject to certain identified exceptions; and

•	any action taken by Holdings, Merger Sub or any of their affiliates, subject to certain identified exceptions;

provided, however, with respect to matters described in the first six bullets above, such matters shall be excluded solely to the extent that the impact of such matters is not disproportionately adverse to Winn-Dixie and its subsidiaries in comparison to similarly situated businesses (in which case the disproportionate impact shall be taken into account).

Conduct of Business Pending the Merger

We have agreed that until the effective time of the merger, subject to certain identified exceptions:

•	we will, and will cause our subsidiaries to, carry on our and their business in the ordinary course consistent with past practice; and

•

we will, and will cause our subsidiaries to, use reasonable best efforts to (i) preserve intact our and their business (ii) preserve intact our and their present relationships with customers, suppliers, landlords and other persons with which we have material business relations, and (iii) keep available the services of our and their current officers.

We have agreed that until the effective time of the merger, subject to certain identified exceptions, that we will not, and will not permit any of our subsidiaries to, without Holding’s prior written consent (not to be unreasonably withheld, delayed or conditioned):

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declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of our or their capital stock or other equity interests, except for dividends by a wholly owned subsidiary of Winn-Dixie to its parent;

•

purchase, redeem or otherwise acquire shares of capital stock or other equity interests of Winn-Dixie or our subsidiaries or any options, warrants or rights to acquire any such shares or other equity interests;

•

split, combine, reclassify or otherwise amend the terms of any of our or their capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our or their capital stock or other equity interests;

•

issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of our or their capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Winn-Dixie on a deferred basis or other rights linked to the value of shares, including pursuant to contracts as in effect on the date of the merger agreement (other than (i) grants of rights or options to acquire shares legally required to be granted pursuant to the ESPP as in effect on the date of the merger agreement, (ii) the issuance of shares upon the exercise of stock options of Winn-Dixie and the vesting of restricted stock units outstanding on December 16, 2011 in accordance with their terms or (iii) the purchase, redemption or other acquisition of shares or other equity interests of Winn-Dixie from former employees, directors and consultants pursuant to any contract or equity plan of Winn-Dixie in accordance with its terms as of the date of the merger agreement providing for the repurchase of shares in connection with any termination of services to Winn-Dixie or any of our subsidiaries);

•	amend or otherwise change our or their articles of incorporation or bylaws or similar organizational documents;

•

directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to, or in any other manner, any corporation, partnership, association or other business organization or division thereof, or (ii) any assets that are otherwise material to Winn-Dixie and our subsidiaries, taken as a whole, other than inventory acquired in the ordinary course of business consistent with past practice;

•

directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any lien or otherwise dispose in whole or in part of any properties, assets or rights or any interest therein that are material to us and our subsidiaries, taken as a whole, except for sales of inventory or the disposition of used or excess equipment, in each case in the ordinary course of business consistent with past practice;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

other than for borrowings under our revolving credit facility in the ordinary course of business consistent with past practice, incur, create, assume or otherwise become liable for, or prepay, any indebtedness, or amend, modify or refinance any indebtedness;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than Winn-Dixie or any direct or indirect wholly owned subsidiary of Winn-Dixie;

•

incur or commit to incur, in any fiscal quarter of Winn-Dixie, any capital expenditures other than (i) capital expenditures provided for in the capital expenditure budget for such quarter (provided, that, if the budgeted amount set forth for any quarter is not spent in full in such quarter, the unused amount shall roll-forward to the subsequent quarters until used) and (ii) additional capital expenditures of less than $1,000,000 in the aggregate;

•

pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practice or as required by their terms;

•	cancel any material indebtedness owed to us or any of our subsidiaries by a third person;

•	modify, amend, terminate, cancel or extend any Material Contract (as defined in the merger agreement);

•	enter into any contract that if in effect on the date of the merger agreement would be a Material Contract;

•

compromise, settle or agree to settle any action (including any action relating to the merger agreement or the transactions contemplated thereby), other than compromises, settlements or agreements (i) of actions that do not relate to the merger agreement or the transactions contemplated thereby, (ii) that are made in the ordinary course of business consistent with past practice, and (iii) that involve only the payment of money damages of less than $1,000,000 (for any action individually, and in the aggregate for all related actions), without the imposition of any equitable relief on, or the admission of wrongdoing by, us;

•

change our or their financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law or by the merger agreement, or revalue any of our or their material assets, except insofar as required by GAAP;

•

except as required by the merger agreement, settle or compromise any material liability for taxes, amend any material tax return except as required by applicable law, make any material tax election on or after the date of the merger agreement or change any method of accounting for tax purposes;

•	change our or their fiscal year;

•

grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or grant any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit (except as required to comply with any applicable law or any Winn-Dixie plan in effect as of the date of the merger agreement, or for pay or fee increases made in the ordinary course of business consistent with past practice (other than with respect to officers of Winn-Dixie or any individual receiving base pay in excess of $100,000 per year));

•

grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, except as required to comply with any applicable law or any Winn-Dixie plan in effect as of the date of the merger agreement;

•

grant or amend in any material respect any equity or equity-based award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Winn-Dixie plan or awards made thereunder) except as required to comply with any applicable law or any Winn-Dixie plan in effect as of the date hereof or as may be required to comply with the merger agreement;

•	adopt or enter into any collective bargaining agreement or other labor union contract;

•

take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Winn-Dixie plan, any agreement issued thereunder, or any other contract, except as required to comply with any applicable law or any Winn-Dixie plan in effect as of the date of the merger agreement, or as may be required to implement the actions contemplated by the merger agreement;

•	adopt any new employee benefit or compensation plan or arrangement or any agreement thereunder, or amend or modify in any material respect any existing Winn-Dixie plan or any agreement thereunder, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable law;

•

renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement, in each case that would restrict or limit, in any material respect, the operations of Winn-Dixie or any of our subsidiaries;

•	enter into any new line of business outside of its existing business; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Other Covenants Under the Merger Agreement

Access to Information; Confidentiality

Until the effective time of the merger, subject to certain express exceptions, we will (and will cause our subsidiaries to) provide to Holdings, Merger Sub and their respective representatives, reasonable access during normal business hours to our and our subsidiaries’ respective properties, assets, book, contracts, commitments, personnel and records.

Acquisition Proposals; Change in the Recommendation of Our Board of Directors

We have agreed that we will not, nor will we permit any of our subsidiaries or our subsidiaries’ respective agents or representatives to take any of the following actions, directly or indirectly:

•

solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or otherwise cooperate in any way with, any acquisition proposal; or

•	resolve, propose or agree to do any of the foregoing.

Any violation of the foregoing restrictions by any representative or affiliate of Winn-Dixie, whether or not such person is purporting to act on behalf of Winn-Dixie or any of our subsidiaries, or otherwise, will be deemed to be a breach of the non-solicitation provisions of the merger agreement by us.

However, this covenant will not prohibit us, at any time prior to obtaining the approval of the merger agreement by our shareholders, from (i) furnishing information regarding Winn-Dixie and our subsidiaries to a person making an acquisition proposal (subject to the execution of an acceptable confidentiality agreement) and (ii) participating in discussions and negotiations with the person making such acquisition proposal regarding such acquisition proposal if:

•	we have received a written acquisition proposal from a third party that our Board of Directors believes in good faith to be bona fide;

•	such acquisition proposal was unsolicited and did not result from a breach of the non-solicitation provisions of the merger agreement;

•

our Board of Directors determines in good faith, after consultation with our outside counsel and financial advisor, that such acquisition proposal constitutes, or is reasonably likely to lead to a superior proposal; and

•

our Board of Directors determines in good faith, after consultation with our outside counsel, that the failure to take the actions described in clauses (i) and (ii) above would be reasonably likely to constitute a breach of its fiduciary duties to the shareholders of Winn-Dixie under applicable Florida law.

In addition to the obligations set forth above, we are also required to:

•

advise Holdings in writing, within 24 hours of the receipt of any indication by any person that it is considering making an acquisition proposal, any inquiry or request for information, discussion or negotiation that is or is expected to be reasonably likely to lead to or that contemplates an acquisition proposal or any proposal or offer that is or is reasonably likely to lead to an acquisition proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such person;

•

keep Holdings informed in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any material amendment or modification) of any such acquisition proposal, request, inquiry, proposal or offer, including by furnishing copies of any material written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions; and

•

promptly (and in any event within 24 hours) notify Holdings orally and in writing if we determine to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal.

Our Board of Directors has also agreed that neither it nor any of its committees will:

•

withdraw (or modify or qualify in any manner adverse to Holdings or Merger Sub) the adoption, approval, recommendation or declaration of advisability by the Board of Directors or any such committee of the merger agreement, the merger or any of the other transactions contemplated thereby;

•	adopt, approve, recommend, endorse or otherwise declare advisable the approval of any acquisition proposal;

•

cause or permit Winn-Dixie or any of our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract constituting or related to, or which is intended to or is reasonably likely to lead to, any acquisition proposal; or

•	or resolve, agree or propose to take any of the above listed actions.

Notwithstanding the foregoing, at any time prior to obtaining approval of the merger agreement by our shareholders, our Board of Directors may, if it determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of Winn-Dixie under applicable Florida law, taking into account all adjustments to the terms of the merger agreement that are offered in writing by Holdings, (i) withdraw (or modify or qualify in a manner adverse to Holdings), or publicly propose to withdraw its recommendation that our shareholders approve the merger agreement, or approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend any acquisition proposal, referred to in this proxy statement as a “change of board recommendation,” in response to either a superior proposal or an intervening event, or (ii) solely in response to a superior proposal received after the date of the merger agreement that did not result from a breach of the non-solicitation provisions of the merger agreement, cause Winn-Dixie to terminate the merger agreement in accordance with the terms thereof and concurrently enter into a binding acquisition agreement with respect to such superior proposal; provided, however, that our Board of Directors may not take the actions set forth in (i) or (ii) above, unless:

•

we notify Holdings in writing at least five calendar days before taking that action of our intention to do so, and specify the reasons therefor, including the terms and conditions of, and the identity of the person making, such superior proposal, and contemporaneously furnishes a copy (if any) of the proposed acquisition agreement related thereto and any other relevant transaction documents. In the event of any revisions to financial terms or any other material term of the superior proposal, then we will be required to deliver a new written notice and again comply with the notice and other requirements described above with respect to such revised superior proposal, on each occasion on which a revised superior proposal is submitted (provided, however, that the notice period will be three calendar days in lieu of five calendar days); and

•

if Holdings makes a proposal during such five (or three, as applicable) calendar day period to adjust the terms and conditions of the merger agreement, our Board of Directors, after taking into consideration the adjusted terms and conditions of the merger agreement as proposed by Holdings, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such superior proposal continues to be a superior proposal and that the failure to effect a change of board recommendation or terminate the merger agreement, as applicable, would be reasonably likely to result in a breach of its fiduciary duties to our shareholders under applicable Florida Law;

provided, further, that our Board of Directors may not effect a change of board recommendation in response to an intervening event unless:

•	Winn-Dixie provides Holdings with written information describing such event in reasonable detail as soon as reasonably practicable after becoming aware of it;

•	Winn-Dixie keeps Holdings reasonably informed of developments with respect to such intervening event;

•

Winn-Dixie notifies Holdings in writing at least five calendar days before our Board of Directors effects a change of board recommendation with respect to such intervening event of its intention to do so and specifying the reasons therefor; and

•

if Holdings makes a proposal during such five calendar day period to adjust the terms and conditions of the merger agreement, our Board of Directors, after taking into consideration the adjusted terms and conditions of the merger agreement as proposed by Holdings, continues to determine in good faith (after consultation with outside counsel) that the failure to effect a change of board recommendation would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of Winn-Dixie under applicable Florida Law.

If applicable, during the five (or three, as applicable) calendar day period prior to our Board of Directors effecting a change of board recommendation or terminating the merger agreement as referred to above, Winn-Dixie must, and must cause its financial and legal advisors to, negotiate with Holdings in good faith (to the extent Holdings seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Holdings.

As described in this proxy statement, “acquisition proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (i) assets or businesses of Winn-Dixie and our subsidiaries that generate 15% or more of the net revenues or net income or that represent 15% or more of the total assets (based on fair market value) of Winn-Dixie and our subsidiaries, taken as a whole, immediately prior to such transaction, or (ii) 15% or more of any class of capital stock, other equity securities or voting power of Winn-Dixie, any of its subsidiaries or any resulting parent company of Winn-Dixie, in each case other than the merger and other transactions contemplated by the merger agreement.

As described in this proxy statement, “superior proposal” means any bona fide binding written acquisition proposal that our Board of Directors determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including the financing terms thereof and the expected timing of the consummation thereof, is (i) more favorable to the shareholders of Winn-Dixie from a financial point of view than the merger and other transactions contemplated by the merger agreement (including any adjustment to the terms and conditions proposed by Holdings in response to such proposal) and (ii) reasonably likely of being completed on the terms proposed; provided, that, for purposes of this definition of “superior proposal,” references in the term “acquisition proposal” to “15%” shall be deemed to be references to “50%.”

As described in this proxy statement, “intervening event” means a material event or circumstance that was not known to our Board of Directors prior to the execution of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to our Board of Directors prior to the receipt of approval for the merger agreement by Winn-Dixie’s shareholders, provided, however, that in no event shall the receipt, existence or terms of an acquisition proposal or any matter relating thereto or consequence thereof constitute an intervening event.

Employee Benefits Matters

The merger agreement provides that Holdings will, for a period of 12 months immediately following the effective time of the merger, cause the surviving corporation and its subsidiaries to provide each of our employees with base salary or hourly wage rate, incentive compensation opportunities and other compensation employee benefits (excluding any equity or equity-based compensation) that are no less favorable for all employees in the aggregate than the benefits provided by us immediately prior to the merger. Holdings has agreed to honor all benefit plans (including all severance, change of control and similar plans and agreements) in effect for one year after the effective time of the merger.

The merger agreement also provides that our employees will receive full service credit for all purposes under all employee benefits plans (excluding any equity plans or for benefit accrual under any pension plans) of Holdings, the surviving corporation and their respective subsidiaries and affiliates, and each employee shall be immediately eligible to participate, without waiting time, in each plan of Holdings, the surviving corporation and their respective subsidiaries and affiliates to the extent such waiting time was satisfied under a similar or comparable plan of Winn-Dixie in which such employee participated immediately before the effective time. Holdings will cause all pre-existing condition exclusions or limitations and actively-at-work requirements to be waived and to allow eligible expenses to be taken into account to satisfy deductibles, coinsurance and out of pocket requirements under applicable Holdings plans. In addition, with respect to accrued but unused vacation time to which any employee is entitled pursuant to the vacation policy applicable to such employee immediately prior to the effective time, Holdings will, or will cause the surviving corporation to (i) allow such employee to use such accrued vacation or (ii) if the employee’s employment terminates during the one year period following the effective time under circumstances entitling the employee to severance pay under Winn-Dixie’s severance plan, pay the employee (in cash) an amount equal to the value of the accrued vacation time.

Notwithstanding anything to the contrary contained therein, the merger agreement is not intended to create a contract between Winn-Dixie and any of its employees and none of the employees of Winn-Dixie are entitled to rely on the merger agreement as the basis for any breach of contract claim against Holdings or Winn-Dixie. The merger agreement is also not intended to modify, amend or create any employee benefit plan (except as otherwise explicitly provided).

As of the effective time of the merger, we will terminate or cause to be terminated the ESPP and our stock incentive plans.

Anti-Takeover Statutes

We have agreed not to take any action to cause any anti-takeover law to become applicable to the merger agreement, the merger or any of the other transactions contemplated thereby. If any anti-takeover law or similar law is or becomes applicable to the merger agreement, the merger, or the other transactions contemplated by the merger agreement, our Board of Directors has agreed to take all action necessary, to the extent permitted under such law, to ensure that the transactions contemplated by the merger agreement are consummated as promptly as practicable on the terms and conditions set forth in the merger agreement.

Tax Accounting Election Change

We have agreed to change and cause each of our applicable direct and indirect subsidiaries to change our and each such subsidiary’s method of valuing inventory for federal and state income tax purposes from the last-in, first-out method to the first-in, first-out method for our taxable year ended June 29, 2011, prior to the earlier of (i) our filing of our federal income tax return for the taxable year ended June 29, 2011 and (ii) March 15, 2012.

Other Covenants

The merger agreement contains a number of mutual covenants, which subject to certain exceptions, obligate us and Holdings (and in certain instances, Merger Sub), to use reasonable best efforts to take, or cause to be taken all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following:

•	obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any material contract;

•

obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any action by, any governmental entity, including making as soon as practicable after the date of the merger agreement, filings under the HSR Act;

•	provide as promptly as possible any additional information and documentary materials that may be reasonably requested pursuant to the HSR Act;

•

vigorously resist and contest any action, including administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the merger and the other transactions contemplated by the merger agreement, including by vigorously pursuing all avenues of administrative and judicial appeal; and

•

execute and deliver any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

In addition, Holdings’ obligations include the obligation to, and to cause its affiliates to:

•	sell or divest or agree to sell or divest any assets or businesses of Holdings and its subsidiaries, BI-LO Holding, LLC and its subsidiaries and such affiliates;

•	agree to sell or divest any assets or businesses of Winn-Dixie and its subsidiaries contemporaneously with or subsequent to the closing of the merger;

•	permit Winn-Dixie to sell or divest any of its or its subsidiaries assets or businesses prior to the closing of the merger; or

•

license, hold separate or enter into similar arrangements with respect to the assets of Holdings and its subsidiaries, BI-LO Holding, LLC and its subsidiaries, Winn-Dixie and its subsidiaries and such affiliates;

in each case in exchange for obtaining the expiration of the waiting period under the HSR Act without further actions being taken or any consent from any governmental entity necessary to consummate the merger and the other transactions contemplated by the merger agreement; provided, that Holdings and its affiliates shall not be required to take or consent to the taking of any such action that, individually or in the aggregate, would reasonably be likely to cause the debt financing described below to be unavailable at the closing of the merger.

Holdings Financing

Holdings has obtained debt financing commitments in connection with the merger from Citigroup Global Markets Inc. and Deutsche Bank Trust Company Americas, collectively referred to as the “Lenders,” and equity financing from the Sponsor. Each of Holdings and Merger Sub has agreed to use its reasonable best efforts to obtain the debt financing provided for in the Lenders’ commitment letters and fee letter on the terms and conditions described in such letters. This covenant includes using reasonable best efforts to (1) negotiate definitive agreements with respect thereto, (2) satisfy on a timely basis all terms and conditions applicable to Holdings and Merger Sub in the commitment letters and fee letter that are within their or their affiliates’ control, (3) comply with their obligations under the commitment letters and fee letter and (4) consummate the debt financing at or prior to closing of the merger. Holdings has the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under the debt financing commitment, or substitute other debt or equity financing; provided, that any such amendment, replacement, supplement, modification or waiver may not (i) expand upon the conditions precedent to the financing as set forth in the commitment letters and fee letter in any way or (ii) be reasonably expected to prevent or cause any delay of the consummation of the merger and the other transactions contemplated by the merger agreement.

If any portion of the debt financing described in the commitment letters becomes unavailable on the terms and conditions contemplated in such letters Holdings must promptly notify Winn-Dixie and is required to cause BI-LO Holding, LLC to use its reasonable best efforts to promptly obtain alternative financing on terms not materially less beneficial to BI-LO Holding, LLC and Holdings.

Holdings has agreed to keep us informed on a regular basis and in reasonable detail of the status of the debt financing, and to notify us of certain material developments, such as a material breach or default by any party to any of the commitment letters or if Holdings believes in good faith that it will not be able to obtain all or any material portion of the debt financing.

We have agreed to use our reasonable best efforts to, at Holdings’ sole cost and expense, promptly provide Holdings and Merger Sub with all cooperation as may be reasonably requested in connection with the financing, including: (1) participating in a reasonable number of meetings; (2) cooperating reasonably with marketing efforts; (3) assisting reasonably with the preparation of rating agency presentations, offering documents, bank information memoranda, lender presentations and similar documents; (4) furnishing promptly certain financial information of Winn-Dixie; (5) providing information with respect to collateral and access to such collateral; (6) obtaining surveys, title insurance and other like documentation customary for similar financing; (7) executing and delivering definitive financing documentation; (8) cooperating reasonably in facilitating the termination of current credit facilities; (9) cooperating reasonably in facilitating the cancellation and replacement or rollover into the debt financing of all outstanding letters of credit and the termination of all related letter of credit agreements; and (10) taking all corporate actions reasonably necessary to permit the consummation of the debt financing. However, we are not obligated to cooperate with Holdings and Merger Sub to the extent that such cooperation would interfere unreasonably with our ongoing operations or those of our subsidiaries.

Conditions to the Merger

Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions as of the closing:

•	the merger agreement will have been approved by the requisite vote of our shareholders;

•

any waiting period (and any extension thereof) applicable to the merger and the transactions contemplated by the merger agreement under applicable antitrust laws, including the HSR Act, will have been terminated or will have expired and any required approvals under antitrust laws will have been obtained; and

•

no governmental authority will have enacted, entered, promulgated, enforced or deemed applicable any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree which is then in effect and no law shall have been enacted, entered, promulgated, enforced or deemed applicable, that in each case, prohibits or makes illegal the consummation of the merger.

In addition, the obligations of Holdings and Merger Sub to complete the merger are subject to the satisfaction or waiver (to the extent permitted by law) in writing of the following conditions:

•

our representations and warranties in the merger agreement regarding our authorized capital stock, outstanding capital stock and holders of Winn-Dixie stock awards must be true and correct as of the merger agreement and as of the closing of the merger as if made on and as of such date, except to the extent that any such representations and warranties speak solely and expressly as of an earlier date, in which case such representations and warranties must be true and correct as of such earlier date, and except for any failures to be true and correct that, individually or in the aggregate, are de minimis;

•

our representation and warranty in the merger agreement that no change, event or development has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect must be true and correct as of the date of the merger agreement;

•

each of our representations and warranties relating to certain capitalization matters, board approval, anti-takeover statutes, required shareholder vote, a rights plan and brokers’ and finders’ fees (i) that is qualified as to materiality or Material Adverse Effect shall be true and correct and (ii) that is not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger as if made on and as of such date, except to the extent that any such representations and warranties speak solely and expressly as of an earlier date, in which case such representations and warranties must be true and correct as of such earlier date;

•

each of our remaining representations and warranties set forth in the merger agreement must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date, except to the extent that any such representations and warranties speak solely and expressly as of an earlier date, in which case such representations and warranties must be true and correct as of such earlier date; provided, that this condition will be deemed to have been satisfied even if our representations and warranties are not true and correct, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would or would reasonably be expected to have, a Material Adverse Effect;

•	we must have performed in all material respects all material obligations required by the merger agreement to be performed by us at or prior to the effective time of the merger;

•

there must not have occurred since the date of the merger agreement any event, change, circumstance, occurrence, effect or state of facts that, individually has had or would reasonably be expected to have a Material Adverse Effect; and

•

we must have delivered to Holdings a certificate dated the closing date or the merger and signed by an executive officer of Winn-Dixie certifying that the foregoing conditions to Holdings’ and Merger Sub’s obligations to complete the merger have been satisfied.

In addition, our obligations to complete the merger are subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions:

•

the representations and warranties of Holdings and Merger Sub in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as if made on such date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), except for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to result in any event, change, circumstance, occurrence, effect or state of facts that materially impairs or materially delays, or prevents, the ability of Holdings or Merger Sub to consummate the merger or any of the other transactions contemplated by the merger agreement;

•

Holdings and Merger Sub must have performed in all material respects all material obligations required by the merger agreement to be performed by them at or prior to the effective time of the merger; and

•

Holdings will have delivered to us a certificate, dated the closing date of the merger, signed by an executive officer of Holdings certifying that the foregoing conditions to our obligations to complete the merger have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after our shareholders have adopted the merger agreement, as follows:

•	by mutual written consent of us and Holdings;

•	by either Holdings or us, if

o	the effective time of the merger does not occur on or before June 13, 2012; provided that the right to terminate the merger agreement pursuant to this provision is not available to any party whose breach of any obligation under the merger agreement has been a cause of or resulted in the failure of the effective time of the merger to occur on or before June 13, 2012;

o	any governmental action has become final and non-appealable and has the effect of making consummation of the merger illegal or otherwise prevents or prohibits consummation of the merger; provided that the party seeking to terminate shall have used its reasonable best efforts to contest, appeal and remove such governmental action; or

o	after the meeting of our shareholders if our shareholders do not approve the merger;

•	by Holdings, if,

o	any of our representations and warranties are or have become untrue or inaccurate or there has been a breach on our part of any of our covenants or agreements, which such failure to be true or accurate or breach (i) would give rise to the failure of applicable closing conditions; and (ii) cannot or has not been cured prior to the earlier of June 12, 2012 or 30 days following receipt of written notice of such failure or breach; provided that Holdings will not have the right to terminate if Holdings or Merger Sub is then in material breach of any of its covenants or agreements in the merger agreement;

o	our Board of Directors (i) effects a change of board recommendation; (ii) approves or recommends, or causes or permits Winn-Dixie to enter into an acquisition agreement other than the merger agreement; (iii) fails to publicly reaffirm its recommendation of the merger within 10 business days after the date of any acquisition proposal or any material modification thereto is first commenced, published or sent or given to our shareholders upon a request to do so by Holdings; or (iv) formally resolves or publicly authorizes or proposes to take any of the foregoing actions; or

o

we have breached or failed to perform in any material respect any of our obligations described under “—Acquisition Proposals; Change in the Recommendation of Our Board of Directors” or our obligations to call and hold the special meeting of our shareholders, in each case if such breach or failure cannot be or has not been cured on or prior to the earlier of June 12, 2012 and the 10th day after the giving of notice to us of such breach or failure; provided, that Holdings will not have the right to terminate if Holdings or Merger Sub is then in material breach of any of its covenants or agreements in the merger agreement; or

•	by us, if,

o	any of the representations and warranties of either Holdings or Merger Sub are or have become untrue or inaccurate, or there has been a breach on the part of either Holdings or Merger Sub of any of its covenants or agreements, and such failure to be true or accurate or breach (i) would give rise to the failure of applicable closing conditions; and (ii) cannot or has not been cured prior to the earlier of June 12, 2012 or 30 days following receipt of written notice of such failure or breach; provided that we will not have the right to terminate if we are then in material breach of any of our covenants or agreements in the merger agreement;

o	at any time prior to our shareholders approving the merger agreement in order to accept a superior proposal; provided, that we have (i) simultaneously with such termination entered into an acquisition agreement pursuant to such superior proposal, (ii) otherwise complied with our obligations described under “—Acquisition Proposals; Change in the Recommendation of Our Board of Directors” and (iii) paid the required termination fee; or

o	if the merger is not consummated prior to the second business day after satisfaction of all of the conditions to the obligations of Holdings and Merger Sub to effect the merger (other than conditions that by their nature are to be satisfied at the closing of the merger), and we were ready, willing and able to consummate the merger at such time.

Termination Fee and Closing Failure Fee

Generally, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees and expenses, whether or not the merger is completed. We have agreed, however, to pay Holdings a termination fee of $19.6 million if:

•

Holdings or Winn-Dixie terminates the merger agreement as a result of the merger not being closed on or before June 13, 2011, and prior to the termination of the merger agreement (i) a person or group made an acquisition proposal or an acquisition proposal is publicly announced, and (ii) no later than 12 months following the date of the termination of the merger agreement, Winn-Dixie enters into an agreement with respect to an acquisition proposal, or an acquisition proposal is consummated;

•

either party terminates the merger agreement after the meeting of our shareholders if the shareholders do not approve the merger, and prior to the termination of the merger agreement (i) a person or group made an acquisition proposal or an acquisition proposal is publicly announced, and (ii) no later than 12 months following the date of the termination of the merger agreement, Winn-Dixie enters into an agreement with respect to an acquisition proposal, or an acquisition proposal is consummated;

•	Holdings terminates the merger agreement because our Board of Directors:

•	effects a change of board recommendation;

•	approves or recommends, or causes or permits Winn-Dixie to enter into an acquisition agreement other than the merger agreement;

•

fails to publicly reaffirm its recommendation of the merger within 10 business days after the date of any acquisition proposal or any material modification thereto is first commences, published or sent or given to our shareholders upon a request to do so by Holdings; or

•	Winn-Dixie formally resolves or publicly authorizes or proposes to take any of the foregoing actions; or

•	we terminate the merger agreement in order to accept a superior proposal from a third-party in accordance with the terms of the merger agreement.

Holdings has agreed to pay us a closing failure fee of $72,825,000 if:

•

we terminate the merger agreement as a result of any of the representations and warranties of either Holdings or Merger Sub having become untrue or inaccurate, or there has been a breach on the part of either Holdings or Merger Sub of any of its covenants or agreements, and such failure to be true or accurate or breach (i) would give rise to the failure of applicable closing conditions; and (ii) cannot or has not been cured prior to the earlier of June 13, 2012 or 30 days following receipt of written notice of such failure or breach;

•

we terminate the merger agreement as a result of the merger not having been consummated prior to June 13, 2012, and all of the conditions to the consummation of the merger were satisfied as of such date other than the obligations of Holdings and Merger Sub, and we were ready, willing and able to consummate the merger; or

•

either party terminates the merger agreement as a result of Holdings failing to take actions related to the divestiture of assets to obtain approval for the merger under the HSR Act as required under the merger agreement.

Amendment and Waiver

The merger agreement may be amended by us, Holdings and Merger Sub at any time prior to the effective time of the merger. However, after approval of the merger agreement by our shareholders, no amendment can be made except as allowed under applicable law. Any amendment to the merger agreement must be made by a written instrument signed by us, Holdings and Merger Sub.

Parties in Interest

The merger agreement expressly disclaims any third party beneficiary rights subject to (i) the rights of our directors, officers and other indemnified persons to enforce their rights to indemnification, exculpation, advancement and insurance as provided in the merger agreement, (ii) the rights of Holdings’ financing sources to enforce certain rights under the merger agreement, and (iii) the rights of our equity holders and option holders to receive the merger consideration after the effective time of the merger.

Governing Law

The merger agreement is governed by New York law, except to the extent that Florida law mandatorily applies.

Specific Performance

Holdings, Merger Sub and we have agreed that irreparable harm would occur if any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached. The parties will be entitled to seek equitable relief, including injunctive relief and specific performance, to prevent breaches of the provisions of the merger agreement and to enforce specifically the merger agreement and its terms and provisions.

Notwithstanding the foregoing, pursuant to the terms of the merger agreement, we will be entitled to specific performance to cause Holdings and Merger Sub to draw down the equity financing or to consummate the merger only if:

•	all conditions to the obligations of Holdings and Merger Sub to consummate the merger (other than those conditions that by their nature are to be satisfied at closing) have been satisfied;

•	Holdings and Merger Sub have failed to consummate the merger by the second business day following satisfaction of such conditions;

•

the debt financing has been funded or is expected to be funded at the closing if the equity financing is funded at the closing (provided, that Holdings and Merger Sub will not be required to drawn down the equity financing or to consummate the merger if the debt financing is not in fact funded at closing); and

•	we have irrevocably confirmed that if specific performance is granted and the equity and debt financing are funded, then the closing will occur.

In addition, the Company shall be entitled to specific performance to cause Holdings and Merger Sub to draw down the debt financing (or any replacement debt financing) only if the closing (including consummation of the merger) will occur substantially simultaneously with such draw down.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is traded on Nasdaq under the symbol “WINN. We did not pay dividends during fiscal 2011 or fiscal 2010 and have not paid a dividend during fiscal 2012.

The closing price of our common stock on Nasdaq on December 16, 2011, the last trading day prior to the public announcement of the merger agreement, was $5.43 per share. On January 13, 2012, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price of our common stock on Nasdaq was $9.37 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

The following table shows the quarterly high and low sales prices of Winn-Dixie’s common stock for each quarter in fiscal 2012, fiscal 2011 and fiscal 2010:

	2010
	High	Low
First Quarter	$16.00	$12.36
Second Quarter	$15.08	$9.80
Third Quarter	$13.17	$8.90
Fourth Quarter	$13.90	$9.60

	2011
	High	Low
First Quarter	$10.44	$6.25
Second Quarter	$7.46	$5.95
Third Quarter	$7.20	$6.05
Fourth Quarter	$9.56	$6.53

	2012
	High	Low
First Quarter	$10.08	$6.04
Second Quarter	$9.43	$5.07
Third Quarter (through January 13, 2012)	$9.39	$9.37

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table, except as otherwise noted, sets forth information about the beneficial ownership of our common stock as of January 4, 2012 by:

•	the shareholders we know to beneficially own more than 5% of our outstanding common stock;

•	each of our current directors and executive officers; and

•	all of our current directors and executive officers as a group.

Unless otherwise indicated by footnote, the persons named in the table have sole voting and investment power with respect to the shares beneficially owned. Unless otherwise noted, the address of each person listed in the table is: c/o 5050 Edgewood Court, Jacksonville, Florida 32254.

	Number of Shares of Common Stock	Options Exercisable within 60 Days(1)	Unvested Restricted Stock Units(2)	Total Shares Beneficially Owned(3)	Percent of Outstanding Shares(4)
Directors and Executive Officers:
Evelyn V. Follit	30,386	0	0	30,386	*
Charles P. Garcia	27,805	0	0	27,805	*
Jeffrey C. Girard	39,519	0	0	39,519	*
Yvonne R. Jackson	32,688	0	0	32,688	*
Gregory P. Josefowicz	41,019	0	0	41,019	*
Peter L. Lynch	288,383	878,851	0	1,167,234	2.06
James P. Olson	38,669	0	0	38,669	*
Terry Peets	40,576	0	0	40,576	*
Richard E. Rivera	39,394	0	0	39,394	*
Laurence B. Appel	44,559	238,826	0	283,385	*
Frank O. Eckstein	43,537	172,885	0	216,422	*
Bennett L. Nussbaum	44,180	202,907	0	247,087	*
Christopher L. Scott, Sr.	13,129	70,650	0	83,779	*
Timothy L. Williams	1,586	22,789	0	24,375	*
Directors and executive officers as a group (22 persons)	770,093	1,701,636	0	2,471,729	4.36
5% Shareholders:
Zhengxu He (5)	3,040,140	—	—	—	5.37
Dimensional Fund Advisors LP(6)	3,498,886	—	—	—	6.17
Contrarius Investment Management (7)	4,547,871	—	—	—	8.03
BlackRock Institutional Trust Co., NA(8)	3,186,427	—	—	—	5.62

*	Indicates beneficial ownership of less than 1%.
(1)	Represents shares of common stock that may be acquired through stock options exercisable through March 4, 2012.
(2)	Each RSU represents a contingent right to receive one share of our common stock. The column represents the number of unvested restricted stock units that are vesting within 60 days, or through March 4, 2012.
(3)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(4)	Percent of class reported for directors and executive officers is based on 56,663,030 shares of common stock issued and outstanding as of January 4, 2012. Percent of class for 5% shareholders is based on ownership reported in a Schedule 13F or Schedule 13G as filed with the SEC by each 5% shareholder.

(5)	According to a Schedule 13G filed with the SEC on March 23, 2011 by Zhengxu He, Institute of Math, AMSS, CAS, Haidian District, Beijing, 100080 P.R.C. Mr. He possesses shared investment and/or voting power of the shares of Company common stock that is owned by the He & Fang Revocable Living Trust and may be deemed to be the beneficial owner of Company stock held by this trust.
(6)	According to a Schedule 13G filed with the SEC on February 11, 2011 by Dimensional Fund Advisors LP (“Dimensional”), Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares of Company common stock that are owned by the Funds, and may be deemed to be the beneficial owner of Company common stock held by the Funds. However, all securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G shall not be construed as an admission by Dimensional or any of its affiliates that they are the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Exchange Act . The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities. Dimensional disclaims beneficial ownership of all such securities.
(7)	According to a Schedule 13F filed with the SEC on November 4, 2011 by Contrarius Investment Management Limited, Sir Walter Raleigh House, 48-50 Esplanade, St. Helier, Jersey JE1 4HH, Channel Islands.
(8)	According to a Schedule 13G filed with the SEC on February 9, 2011 by BlackRock, Inc., 55 East 52nd Street, New York, NY.

PROPOSAL 2 —COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required by Item 402(t) of Regulation S-K and Section 14A(b) of the Exchange Act, we are providing our shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may become payable to our named executive officers in connection with the completion of the merger.

We believe that the compensation that may become payable to our named executive officers in connection with the completion of the merger is reasonable and demonstrates that our executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment of their interests with the long-term interests of our shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to our named executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of our shareholders on the merger agreement and the adjournment proposal. The Board of Directors asks that our shareholders vote “FOR” the following resolution:

“RESOLVED, that the compensation that may become payable to the named executive officers named in this proxy statement in connection with the completion of the merger is approved.”

This vote is advisory and, therefore, it will not be binding on Winn-Dixie, nor will it overrule any prior decision or require the Board of Directors (or any committee thereof) to take any action. The proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

More information regarding the compensation that may become payable to our named executive officers in connection with the completion of the merger is set forth in the section captioned “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page             .

Our Board of Directors unanimously recommends that you vote “FOR” the approval of the compensation that may become payable to our named executive officers in connection with the merger.

PROPOSAL 3 — ADJOURNMENT OF THE SPECIAL MEETING

If at the special meeting the number of shares of our common stock present or represented and voting in favor of the approval of the merger agreement is insufficient to approve the merger agreement under Florida law, we may propose to adjourn the special meeting for the purpose of soliciting additional proxies to approve the merger agreement. In that event, we will ask you to vote only upon the adjournment proposal and not the merger proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of adjourning the special meeting and any later adjournments. If the shareholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional proxies in favor of the proposal to approve the merger agreement, including the solicitation of proxies from our shareholders that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to approve the merger agreement, we could adjourn the special meeting without a vote on the proposal to approve the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the merger agreement.

The approval of the proposal to adjourn the special meeting (if necessary or appropriate) to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the shares of our common stock represented at the special meeting. Accordingly, if a quorum is present, abstentions and broker non-votes will have no effect on the outcome of this proposal. However, if a quorum is not present and you abstain from voting, it has the same effect as a vote “AGAINST” the proposal. If no instructions are indicated on your proxy card, your shares will be voted “FOR” any adjournment of the special meeting (if necessary or appropriate) to solicit additional proxies.

Our Board of Directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of the proposal to approve the merger agreement is insufficient to approve the merger agreement, it is in the best interests of our shareholders to enable our Board of Directors to continue to seek to obtain a sufficient number of additional votes to approve the merger agreement.

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting (if necessary or appropriate) to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

OTHER MATTERS

Our Board of Directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the notice of special meeting of shareholders be properly presented by or at the direction of the Board of Directors, the enclosed proxy confers discretionary authority to vote with respect to such matters, including matters that the Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented at the special meeting. If any of these matters are properly presented by or at the direction of the Board of Directors at the special meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with the recommendation of the Board of Directors.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public shareholders of Winn-Dixie and no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholder meetings. We intend to hold an annual shareholders meeting in 2012 only if the merger is not completed, or if we are required to do so by law.

Proposals received from shareholders in accordance with Rule 14a-8 under the Exchange Act are given careful consideration by Winn-Dixie. Shareholder proposals are eligible for consideration for inclusion in the proxy statement for the 2012 annual meeting of shareholders if they are received by us on or before May 30, 2012. Shareholder proposals must be directed to us c/o Corporate Secretary, Winn-Dixie Stores, Inc., 5050 Edgewood Court, Jacksonville, Florida 32254. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposal must be received by us not later than the last date for submission under our bylaws. In order for a proposal to be “timely” under our bylaws, proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must have been submitted, in accordance with the requirements of our bylaws, no later than August 9, 2012 and no earlier than July 10, 2012; provided, however if the 2012 annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after November 9, 2012, a proposal by a shareholder to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or disclosure of the date of the annual meeting was made, whichever occurs first.

SHAREHOLDERS SHARING AN ADDRESS

We may deliver only one copy of this proxy statement to certain shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. Upon written or oral request, we will promptly deliver a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement is delivered. A shareholder can notify us that the shareholder wishes to receive a separate copy of the proxy statement by contacting us at: Shareholder Relations, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, telephone number (904) 783-5000, email address shareholderrelations@winn-dixie.com. Conversely, if multiple shareholders sharing an address receive multiple proxy statement and wish to receive only one, such shareholders can notify us at the address, phone number or email address set forth above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing from us at the following address: Winn-Dixie Stores, Inc., Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Georgeson, our proxy solicitor, toll-free at                     .

You should only rely on information provided in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated                     , 2012. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

OPAL HOLDINGS, LLC,

OPAL MERGER SUB, INC.

and

WINN-DIXIE STORES, INC.

Dated as of December 16, 2011

Exhibits

Exhibit A	Form of Articles of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation

INDEX OF DEFINED TERMS

Definition	Location
Accounting Change Documents	5.14
Acquisition Proposal	5.3
Action	3.9
Adverse Recommendation Change	5.3
Affiliate	8.3
Affiliated group	3.14
Agreement	Preamble
Alternative Acquisition Agreement	5.3
Articles of Merger	1.3
BI-LO Holding	5.11
Book-Entry Shares	2.3
Breakup Fee	7.3
Business Day	8.3
Certificates	2.3
CIC Payment	3.11
Closing	1.2
Closing Date	1.2
Closing Failure Fee	7.3
Code	2.4
Company	Preamble
Company Board	Recitals
Company Bylaws	3.1
Company Charter	3.1
Company Disclosure Letter	Article III
Company Equity Plans	2.2
Company Intellectual Property	3.18
Company Plans	3.11
Company Registered IP	3.18
Company SEC Documents	3.6
Company Severance Plan	5.9
Company Shareholder Approval	3.4
Company Shareholders Meeting	5.4
Company Stock Awards	3.2
Company Stock Option	2.2
Company Stock Plans	2.2
Confidentiality Agreement	5.5
Continuation Period	5.9
Contract	3.5
control	8.3
Debt Financing	4.7
Debt Financing Commitments	4.7
Disclosed Conditions	4.7
Dissenting Shares	2.5
Effective Time	1.3
Employee	5.9
Environmental Law	3.13
Equity Financing	4.7
Equity Financing Commitment	4.7
ERISA	3.11

Definition	Location
ESPP	2.2
Exchange Act	3.5
FBCA	Recitals
Fee Letter	4.7
Financing	4.7
Financing Commitments	4.7
Financing Sources	8.3
GAAP	3.6
Governmental Entity	3.5
Gross-Up Payment	3.11
Guarantor	Recitals
Hazardous Substance	3.13
HSR Act	3.5
Indebtedness	8.3
Indemnified Persons	5.10
Intervening Event	5.3
IRS	3.11
knowledge	8.3
Law	3.5
Leased Real Property	3.17
Lender	4.7
Liens	3.2
Limited Guarantee	Recitals
Material Adverse Effect	8.3
Material Contract	3.15
Measurement Date	3.2
Merger	Recitals
Merger Consideration	2.1
Merger Sub	Preamble
Nasdaq	3.5
New Plans	5.9
Nonqualified Deferred Compensation Plan	3.11
Old Plans	5.9
Outside Date	7.1
Owned Real Property	3.17
Parent	Preamble
Parent Material Adverse Effect	8.3
Parent Parties	8.3
Paying Agent	2.3
Payment Fund	2.3
PBGC	3.11
Permits	3.10
Permitted Liens	3.17
Person	8.3
Proxy Statement	5.4
Refinancing	4.7
Related Party	3.21
Representatives	5.3
Required Information	5.11
RSU	2.2
Securities Act	3.5

Definition	Location
Shares	2.1
Solvent	4.9
Special Committee	Recitals
Sponsor	4.7
Subsidiary	8.3
Superior Proposal	5.3
Surviving Corporation	1.1
Takeover Laws	3.19
Tax Returns	3.14
Taxes	3.14
Vacation Policy	5.9
Willful and Material Breach	7.2

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 16, 2011, between OPAL HOLDINGS, LLC, a Delaware limited liability company (“Parent”), OPAL MERGER SUB, INC., a Florida corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and WINN-DIXIE STORES, INC., a Florida corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting on the unanimous recommendation of the special committee of the Company Board (the “Special Committee”), has unanimously (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (b) adopted this Agreement in accordance with the Florida Business Corporation Act (the “FBCA”), and (c) recommended that the shareholders of the Company approve this Agreement;

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) determined that it is in the best interests of Merger Sub and its sole shareholder, Parent, and declared it advisable, to enter into this Agreement, (b) adopted this Agreement in accordance with the FBCA, and (c) recommended that its sole shareholder, Parent, approve this Agreement;

WHEREAS, the sole member of Parent has unanimously approved this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Lone Star Fund V (U.S.), L.P. (the “Guarantor”) has provided a limited guarantee (the “Limited Guarantee”) to the Company with respect to certain of Parent’s obligations under this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

AGREEMENT

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the FBCA, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) at the New York offices of Gibson, Dunn & Crutcher LLP, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file articles of merger (the “Articles of Merger”) with the Department of State of Florida, executed in accordance with the relevant provisions of the FBCA, and, as soon as practicable on the Closing Date, shall make any and all other filings or recordings required under the FBCA to be made on the Closing Date. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Department of State of Florida or at such other date or time on or after the date of filing of the Articles of Merger as Parent and the Company shall agree in writing and shall specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and in the relevant provisions of the FBCA.

SECTION 1.5 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the articles of incorporation of the Company shall be amended so that they read in their entirety as set forth in Exhibit A, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit B, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended.

SECTION 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

SECTION 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent the right to receive $9.50 in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”), and shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration in accordance with Section 2.3, without interest.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of the Company shall be changed into a different number of shares or a different class or shall have different terms, as a result of any reclassification, recapitalization, stock split (including a reverse stock split), subdivision, combination, exchange, stock dividend, stock distribution, or any other similar event, then the Merger Consideration shall be equitably adjusted to reflect such event so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this paragraph (d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 2.2 Treatment of Options and Other Equity-Based Awards.

(a) Except as provided below, at the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under the 2012 Equity Incentive Plan, the 2010 Equity Incentive Plan or the 2007 Equity Incentive Plan (the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time and that is vested or that, upon consummation of the Merger, will automatically vest in accordance with its terms, shall be cancelled and converted into the right to receive an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess (if any) of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof. Notwithstanding the foregoing, any Company Stock Options attributable to outperformance awards (as defined in the Company Stock Plans or award agreements thereunder) that are unvested at the Effective Time and that are not automatically vested pursuant to their terms by virtue of the Merger shall be forfeited as of the Effective Time, without any consideration paid to the option holder.

(b) Except as provided below, at the Effective Time, each restricted stock unit (“RSU”) granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time and that is vested or that, upon consummation of the Merger, will automatically vest in accordance with its terms, shall become fully vested with respect to 100% of the Shares set forth in the terms of the agreement granting such RSU and shall be cancelled and converted into the right to receive an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the Merger Consideration for each such fully earned and vested RSU. Notwithstanding the above, any RSUs attributable to outperformance awards that are unvested at the Effective Time and that are not automatically vested pursuant to their terms by virtue of the Merger shall be forfeited as of the Effective Time, without any consideration paid to the holder thereof.

(c) Promptly after the execution of this Agreement, the Company shall mail to each holder of Company Stock Options and RSUs a letter describing the treatment of and payment for such Company Stock Options or RSUs pursuant to this Section 2.2 and providing instructions for use in obtaining payment for such Company Stock Options or RSUs. Parent shall, and shall cause the Surviving Corporation to, at all times from and after the Effective Time maintain sufficient liquid funds to satisfy their obligations to holders of Company Stock Options and RSUs pursuant to this Section 2.2.

(d) As of the Effective Time, any then current offering period under the Company’s Employee Stock Purchase Plan (“ESPP”) shall be terminated and any unused cash returned (without interest) to the ESPP participants, and no further Shares shall be purchased thereunder.

(e) The Company shall take all reasonable actions necessary to ensure that, as of the Effective Time, the Company Stock Plans and any agreements thereunder, together with the ESPP and any other equity-based compensation or benefit plan (collectively, the “Company Equity Plans”) shall be terminated, and all Company

Stock Options, RSUs, and any other equity-based awards shall be cancelled, at the Effective Time. After the Effective Time, no holder of a Company Stock Option, RSU, or other equity-based award or any participant in any Company Equity Plan shall have any rights to acquire the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, or any other rights with respect thereto, except the right to receive the payment contemplated by this Section 2.2 in cancellation and settlement thereof.

(f) As promptly as practicable following the Effective Time and in any event not later than the third Business Day thereafter, Parent or the Surviving Corporation shall pay (at Parent’s option, through the Company’s payroll system or through the Paying Agent) the amounts due and payable under this Article II to each holder of Company Stock Options and RSUs.

(g) The Chief Executive Officer of the Company has not vested in the deferred compensation units granted to him under the Winn-Dixie Stores, Inc. 2006 Deferred Compensation Plan, as amended, and such units shall be cancelled and forfeited at the Effective Time without any current or future consideration therefor.

SECTION 2.3 Exchange and Payment.

(a) Prior to the Effective Time, Parent shall (i) select a bank or trust company reasonably acceptable to the Company to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which are satisfactory to the Company in its reasonable discretion. At the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, in trust for the benefit of holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with this Article II (such cash, the “Payment Fund”). Except as otherwise provided in this Agreement, the Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II.

(b) Promptly after the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate (the “Certificates”) and, if required, each holder of uncertified Shares represented by book entry (the “Book-Entry Shares”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, or in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share (subject to deduction for any required withholding Tax), and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such tax is not applicable.

(d) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof pursuant to this Agreement.

(e) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(f) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to any Person under this Agreement and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of such Persons to the extent necessary to satisfy the obligations of Parent and the Surviving Corporation under this Section 2.3(f). Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g) Any portion of the Payment Fund that remains undistributed to the holders of Certificates or Book-Entry Shares six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Merger Consideration (subject to abandoned property, escheat or other similar laws).

(h) None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to the date on which the related Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

SECTION 2.4 Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration payable to any holder of Shares, Company Stock Options, RSUs or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Internal Revenue Code of 1986 (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.5 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if and to the extent appraisal rights are available in the Merger to holders of Shares pursuant to Section 607.1302 of the FBCA, then:

(a) any Shares issued and outstanding immediately prior to the Effective Time for which the holder thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) is entitled to demand and has demanded the appraisal of such Shares in accordance with, and has complied in all respects with, Section 607.1302 of the FBCA (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1 and, instead, shall be treated in accordance with Section 607.1323 of the FBCA;

(b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 607.1302 of the FBCA;

(c) notwithstanding the provisions of Section 2.5(a) and (b), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder’s Shares (i) shall be deemed no longer to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration in accordance with Sections 2.1 and 2.3;

(d) the Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, any withdrawals of such demands and any other instrument served on the Company relating to rights to appraisal and (ii) the right to participate in and direct all negotiations and proceedings with respect to such demands for appraisal; and

(e) the Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such appraisal demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (a) in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Article III to which the relevance of such information is readily apparent on its face) or (b) in the Company SEC Documents filed on or after December 1, 2010 and publicly available as of the date of this Agreement (excluding any disclosures set forth in any “risk factor” section, and in any section relating to forward looking statements), provided, that this clause (b) shall not apply to Sections 3.1, 3.2, 3.4, 3.5, 3.19, 3.20, 3.22 and 3.23, the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority, in all material respects, to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has made available to Parent by posting in the Company’s electronic data room true and complete copies of the Company’s articles of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the articles of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, and each as so delivered is in full force and effect. The Company is not in material violation of any provision of the Company Charter or Company Bylaws.

SECTION 3.2 Capital Stock.

(a) Company Stock.

(i) The authorized capital stock of the Company consists of 400,000,000 Shares and no shares of preferred stock. As of the close of business on December 14, 2011 (the “Measurement Date”), (A) 56,663,030 Shares (excluding treasury shares) were issued and outstanding, (B) 0 Shares were held by the Company in treasury and 112,607 Shares were owned by the Company’s wholly-owned Subsidiaries, and (C) 11,394,674 Shares were reserved for issuance pursuant to the Company Stock Plans (of which 4,302,373 Shares were subject to outstanding Company Stock Options and 2,236,848 Shares were subject to outstanding RSUs).

(ii) All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be when issued, duly authorized, validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the FBCA, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound. Other than as set forth in paragraph (i) above, no shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. All shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”).

(iii) Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of the Company or such Subsidiary on any matter. Except as set forth above in this paragraph (a) and except for changes since the close of business on the Measurement Date resulting from the exercise of Company Stock Options described in Section 3.2(b), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(iv) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(b) Company Stock Awards.

(i) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company Stock Options, RSUs, rights to purchase Shares under the ESPP, and other similar rights to purchase or receive Shares granted under the Company Equity Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof.

(ii) Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is no less than the fair market value of a Share as determined on the date of grant of such Company Stock Option. The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Stock Options and restricted stock agreements evidencing outstanding RSUs. The Company Board’s compensation committee, as the administrator of the Company Equity Plans, has determined (within its discretion as the administrator of the Company Equity Plans) that the Company Stock Options (whether in-the-money or out-of-the-money) and RSUs can be involuntarily cancelled without the award holder’s consent upon consummation of the Merger in accordance with Section 2.2.

SECTION 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it or any of its Subsidiaries under any obligation to form or participate in, provide funds to, or make any loan, capital contribution, guarantee, credit enhancement or other investment in any Person.

SECTION 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of this Agreement by the holders of a majority of the outstanding Shares (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, acting on the unanimous recommendation of the Special Committee, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of the Company and its shareholders, (ii) adopting, in accordance with the FBCA, and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger,

(iii) directing that this Agreement be submitted to the shareholders of the Company for approval, and (iv) recommending that the Company’s shareholders vote in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.3.

(c) The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the Merger. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of transactions contemplated hereby other than the Merger.

SECTION 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation under, or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the articles of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, obligation, undertaking or other binding arrangement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of The Nasdaq Stock Market (“Nasdaq”) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (together with the rules and regulations promulgated thereunder, the “HSR Act”), (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the filing of the Articles of Merger with the Department of State of Florida as required by the FBCA, (iv) any filings and approvals required under the rules and regulations of Nasdaq, and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.6 SEC Reports; Financial Statements.

(a) The Company has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since December 1, 2008 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and all other applicable federal securities Laws (including the rules and regulations promulgated thereunder), and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) forming part of the Company SEC Documents (i) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since the end of the Company’s most recently completed fiscal year, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c) Since December 1, 2008, the Company has maintained disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) and a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), in each case sufficient to satisfy the requirements of the Exchange Act and such rules. Since December 1, 2008, the Company has disclosed to the Company’s auditors and audit committee (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting and (ii) all fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true and complete copy of all such disclosures has been previously made available to Parent.

(d) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(e) Since December 1, 2008, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(f) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

SECTION 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, of a type required to be recorded or reflected on a balance sheet under GAAP, that have had or would reasonably be expected to have a Material Adverse Effect, except (a) to the extent accrued or reserved against in the most recent consolidated balance sheet of the Company and its Subsidiaries (or disclosed in the footnotes thereto) included in the Company SEC Documents filed prior to the date hereof, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, and (c) for liabilities and obligations expressly contemplated by this Agreement.

SECTION 3.8 Absence of Certain Changes or Events. From June 29, 2011 through the date hereof: (a) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice in all material respects; (b) there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1 (other than paragraph (h) and (j) thereof). Since June 29, 2011, the Company and its Subsidiaries have not made any capital expenditures that were in excess of previously budgeted amounts as contemplated by the Company’s fiscal 2012 annual operating plan.

SECTION 3.9 Litigation. As of the date hereof, there is no action, suit, claim, arbitration, investigation or other proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action commenced by a Person that is not a Governmental Entity that (a) does not involve an amount in controversy that is material to the Company and its Subsidiaries, taken as a whole, and (b) does not seek material injunctive or other non-monetary relief against the Company or any of its Subsidiaries. There is no Action pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any material outstanding judgment, order, injunction, rule or decree of any Governmental Entity. As of the date hereof, there is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.10 Compliance with Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are and, at all times since December 1, 2008 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries has received, since December 1, 2008, a notice or other written communication alleging or relating to a possible violation of any Law applicable to their businesses, operations, properties or assets. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time, or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

SECTION 3.11 Benefit Plans.

(a) The Company has provided to Parent a true and complete list of each material (i) “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) stock purchase, stock option, phantom stock or other equity-based plan, and (iv) severance, facility closing, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, death benefit, cafeteria, vacation, and other material employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), whether formal or informal, (x) under which any current or former employee, director, or consultant of the Company or its Subsidiaries has any rights to material compensation or benefits from the

Company or any of its Subsidiaries or (y) for which the Company or any Subsidiary has any material liability or with respect to which it is otherwise bound. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement, insurance policy or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other material written communications (or a description of any material oral communications) by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan, (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements (or if none, the latest cost summaries, including any Form 990 or 990T filings), and (C) actuarial valuation reports, (v) nondiscrimination testing results, (vi) forms of Company Equity Plan award agreements, (vii) correspondence in connection with any material government audit or investigation, excise tax, funding waiver, closing agreement or correction program, (viii) information relating to any material pending or threatened litigation or other legal proceeding involving a Company Plan, and (ix) any self-help analysis, reports of outside consultants or auditors, or similar materials examining actual or potential liabilities with respect to any Company Plan. Section 3.11(a) of the Company Disclosure Letter sets forth the maximum aggregate Gross-Up Payments that may be triggered by the consummation of the transactions contemplated hereby, assuming an involuntary termination of all eligible employees without cause as of March 31, 2012.

(b) With respect to the Company Plans:

(i) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Law, (B) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, and (C) all contributions required to be made under the terms of any Company Plan have been timely made;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination, advisory or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii) no Company Plan is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code;

(iv) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS, the SEC or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans (other than routine, uncontested claims for benefits), nor, to the knowledge of the Company, are there facts or circumstances that exist that could reasonably give rise to any such Actions;

(v) any Company Plan providing death benefits is fully insured (other than the Company’s 401(k) plan);

(vi) no Company Plan is a multiple employer plan (as defined in Code Section 413) or a “multiemployer plan” (within the meaning of ERISA section 3(37)) to which the Company, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) has any liability or has contributed (or had at any time contributed or had an obligation to contribute);

(vii) with respect to each Company Plan or similar plan currently or formerly maintained or contributed to (or required to be contributed to) by the Company, a Subsidiary, or any current or former member of their Controlled Group, to the knowledge of the Company, no event has occurred and no condition exists that on or after the Effective Time could subject the Company, Parent or Surviving Corporation, directly or indirectly, to any material liability (including material liability under any indemnification agreement) under Section 412, 413, 4971, 4975 or 4980B of the Code or Section 302, 502, 515, 601, 606 or Title IV of ERISA;

(viii) no Company Plan provides for any post-employment welfare benefits; and with respect to any Company Plan that provides retiree welfare benefits, (A) such plans can be amended or terminated at any time, and (B) the FAS 106 liabilities of the Company or its Subsidiaries and the assumptions used therefor accurately reflect the costs associated with the rights and benefit of all plan participants;

(ix) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) none of the Company and its Subsidiaries or members of their Controlled Group has incurred any direct or indirect liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan, and (B) no fact or event exists that would reasonably be expected to give rise to any such liability;

(x) none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, the deemed satisfaction of goals or conditions, the release or modification of any indebtedness, or the acceleration of the funding, payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby (“CIC Payment”);

(xi) no Company Plan provides for any gross-up payment for any excise tax imposed by or relating to Code Section 280G or 4999 (“Gross-Up Payment”);

(xii) any Gross-Up Payment provided under the Company’s Executive Severance Plan is based solely on the severance pay and benefits payable under such Executive Severance Plan, and does not provide for any Gross-Up Payment relating to any accelerated vesting or payout under any Company Equity Plan or attributable to any other CIC Payment; and any Company Equity Plan acceleration or other CIC Payment is not counted in determining whether or not any Executive Severance Plan participant is entitled to any Gross-Up Payment with respect to any compensation or benefits provided under the Executive Severance Plan; and

(xiii) no Company Plan has any unfunded benefits that are not fully reflected in the Company’s audited financial statements (including without limitation, any accruals or reserves or other provisions for any liabilities that may be triggered upon a change in control).

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code.

SECTION 3.12 Labor Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are and have been since December 1, 2008, in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers’ compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. Since December 1, 2010, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any material labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b) As of the date hereof no employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. As of the date hereof, to the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. As of the date hereof, there are no (i) material unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

SECTION 3.13 Environmental Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) since December 1, 2006, the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since December 1, 2006, neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by the Company or any of its Subsidiaries and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such current or former properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law; (v) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to or, to the knowledge of the Company, are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities; and (vi) neither the Company nor any of its Subsidiaries is currently subject or party to any agreement, order, judgment or decree by or with any Governmental Entity or third party pursuant to which the Company or any of its Subsidiaries has assumed, incurred or suffered any liability or obligation under any Environmental Law. Copies of all material environmental site assessment reports (including any material Phase I or Phase II reports), material investigation, remediation or compliance studies, or material audits, assessments or similar documents which are in the possession, custody or control of either the Company or its Subsidiaries and relate to the environmental conditions at any property currently or formerly owned or leased by either the Company or its Subsidiaries have been provided to Parent.

(b) As used herein, “Environmental Law” means any Law relating to (i) protection of human health and environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land or any other natural resource), and (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or otherwise regulated under any applicable and relevant Environmental Law, including petroleum.

(d) This Section 3.13 constitutes the exclusive representations and warranties of the Company with respect to the subject matters set forth in this Section 3.13.

SECTION 3.14 Taxes.

(a) Each of the Company and its Subsidiaries and any consolidated, combined, unitary, affiliated or aggregate group of which the Company or any of its Subsidiaries is or has since December 31, 2004 been a member (an “Affiliated group”), has timely filed all income Tax Returns and all other material Tax Returns required to be filed by it and each such return was complete and correct in all material respects. Each of the Company and each of its Subsidiaries and any Affiliated group has timely paid or caused to be timely paid all Taxes shown on such Tax Returns to be due with respect to the taxable periods covered by such Tax Returns (including material Taxes for which no Tax Returns are required to be filed) and all other material Taxes as are due. The Company and its Subsidiaries have accrued (in accordance with GAAP) all material Taxes required to be accrued by them.

(b) No Tax Return of the Company or any of its Subsidiaries or, to the knowledge of the Company, any Affiliated group is under audit or examination by any taxing authority with respect to any material Taxes, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries with respect to any material Taxes.

(c) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes. Neither the Company nor any of its Subsidiaries is party to or bound by any written Tax sharing agreement, Tax indemnity obligation or similar arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other similar agreement related to Taxes), excluding any agreement or arrangement (i) entered into in the ordinary course of business and the principal subject of which is not Taxes or liability for Taxes, (ii) among the Company or any of its Subsidiaries that has been listed on Section 3.14(c) of the Company Disclosure Letter or (iii) where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification.

(d) No material Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and Liens for Taxes that are being contested in good faith and for which adequate reserves are maintained in the financial statements of the Company included in the Company SEC Documents.

(e) Except as required in connection with the Company’s adoption of the first-in, first-out method of accounting pursuant to Section 5.14, neither the Company nor any of its Subsidiaries has agreed to, requested, or is required to include any material adjustment under Section 481 of the Code (or any corresponding provision of state, local, or foreign law) by reason of a change in accounting method or otherwise, which adjustments would apply after the Effective Time.

(f) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign Tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under applicable Laws.

(g) The Company was not, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) Neither the Company nor any of its Subsidiaries has ever participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) No payment made or to be made to any current or former employee or director of the Company or any of its Subsidiaries by reason of the transactions contemplated hereby will constitute an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will result in payments under any Company Plan which would not reasonably be expected to be deductible under Section 162(m) of the Code.

(j) As used in this Agreement, (i) “Taxes” shall include (A) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an Affiliated, consolidated, combined or unitary group and (C) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amount described in clause (A) or (B) and (ii) “Tax Returns” shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes and any amended Tax Return.

(k) This Section 3.14 constitutes the exclusive representations and warranties of the Company with respect to the subject matters set forth in the representations set forth in this Section 3.14.

SECTION 3.15 Contracts.

(a) Section 3.15 of the Company Disclosure Letter lists, as of the date hereof, each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound and under which any party thereto has continuing rights or obligations (in each case, other than any Company Plan):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) any Contract that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person;

(iii) any Contract with respect to the formation, creation, operation, management or control of a joint venture (whether formed as a partnership, limited liability company or other entity) or other similar arrangement;

(iv) any Contract relating to Indebtedness and having an outstanding principal amount in excess of $2,000,000;

(v) any Contract providing for the supply of inventory or other goods to the Company or any of its Subsidiaries, or that provides for the distribution of any such inventory or goods, and that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vi) any Contract that is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property or licenses out Intellectual Property, other than license agreements for software that is generally commercially available; or

(vii) any Contract with any Governmental Entity.

Each contract of the type described above is referred to herein as a “Material Contract.”

(b) (i) Each Material Contract is valid and binding on the Company and its Subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in all material respects in accordance with its terms (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under each Material Contract; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or any other party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition, except, in the case of clauses (ii) and (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

SECTION 3.16 Insurance. All casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company and its Subsidiaries provide adequate coverage for the normal risks incident to the businesses of the Company and its Subsidiaries and their respective properties and assets, and are in all material respects customary for the industries in which the Company and its Subsidiaries operate.

SECTION 3.17 Properties.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its tangible assets, free and clear of all Liens, other than (i) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (“Permitted Liens”).

(b) Section 3.17(b) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and all property leased for the benefit of the Company or any of its Subsidiaries (the “Leased Real Property”), identifying each such property that is used by the Company as a distribution center. Except as has not had and would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor has any event occurred which, with notice or lapse of time or both, would constitute a default thereunder by the

Company, any of its Subsidiaries or any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

(d) This Section 3.17 does not relate to intellectual property, which is the subject of Section 3.18.

SECTION 3.18 Intellectual Property. Section 3.18 of the Company Disclosure Letter sets forth a true and complete list of all material registered trademarks and service marks and other material intellectual property that is the subject of any registration or filing with any Governmental Entity, and all pending applications with respect to any of the foregoing, that are owned by the Company or any of its Subsidiaries and used by the Company or any of its Subsidiaries in the conduct of their businesses as currently conducted (“Company Registered IP”). Each item of Company Registered IP is owned exclusively by the Company or one of its Subsidiaries, free and clear of all Liens except for Permitted Liens, subsisting, unexpired and, to the knowledge of the Company, valid and enforceable, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect. Subject to the knowledge-qualified, non-infringement representation in clause (b) below with respect to third-party patents, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all trademarks, service marks, trade names, domain names, copyrights, patents, trade secrets and other intellectual property of any kind (whether registered or unregistered) used in their businesses as currently conducted and that are material to the businesses of the Company and its Subsidiaries taken as a whole as currently conducted (collectively, the “Company Intellectual Property”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (a) there are no pending or, to the knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the intellectual property rights of any Person or challenging the validity, enforceability or ownership of any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries or the right to use to any other Company Intellectual Property; (b) the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights (other than patents) and, to the knowledge of the Company, any patents of any Person; (c) there are no pending claims made by Company or any of its Subsidiaries alleging infringement, misappropriation or other violation by others of the Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries; (d) to the knowledge of the Company, no Person is infringing, misappropriating or diluting any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries; (e) the consummation of the Merger and the other transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any Person to terminate or modify any of the Company’s or any Subsidiaries’ rights or obligations under, any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property; and (f) no Company Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment or decree restricting or limiting the use, exploitation or licensing thereof by the Company or any of its Subsidiaries. This Section 3.18 does not relate to any tangible personal property or real property, which is the subject of Section 3.17.

SECTION 3.19 Company Charter; State Takeover Statutes. The resolutions of the Company Board referred to in Section 3.4 are sufficient to render Section 2 of the Company Charter and Sections 607.0901 and 607.0902 of the FBCA inapplicable to Parent and Merger Sub and to this Agreement, the Merger and the other transactions contemplated hereby. No other provision of the Company Charter or Company Bylaws, nor any “moratorium,” “fair price,” “business combination,” “affiliated transactions,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, including any provisions of the Company Charter or Company Bylaws, “Takeover Laws”) is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

SECTION 3.20 No Rights Plan. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

SECTION 3.21 Related Party Transactions. No present or former director or officer of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, other than in such Person’s capacity as a director or officer of the Company. No Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, any material interest in, or serves as an officer or director or in another similar capacity of, any Person with which Company or any of its Subsidiaries has any contractual or other business relationship that is material to the Company and its Subsidiaries.

SECTION 3.22 Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and Goldman, Sachs & Co. pursuant to which Goldman, Sachs & Co. could be entitled to any payment from the Company or any of its Subsidiaries relating to the transactions contemplated hereby.

SECTION 3.23 Opinion of Financial Advisor. The Special Committee has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth in such opinion, the Merger Consideration to be paid to the holders of Shares pursuant to this Agreement is fair from a financial point of view to such holders. A signed true and complete copy of such opinion has been or will promptly be provided to Parent for information purposes only.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.1 Organization, Standing and Power. Each of Parent and Merger Sub (a) is a limited liability company or corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (b) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by

Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of this Agreement by the Parent as the sole shareholder of Merger Sub. Parent, as the sole shareholder of Merger Sub, will, immediately following the execution and delivery of this Agreement by each of the parties hereto, approve the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

SECTION 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the limited liability company agreement, articles of incorporation or bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any Law applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the actions required by the HSR Act, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act and the Exchange Act, (iii) the filing of the Articles of Merger with the Department of State of Florida as required by the FBCA, (iv) any filings and approvals required under the rules and regulations of the Nasdaq, and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4 Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first mailed to the Company’s shareholders, at the time of any amendments or supplements thereto, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.5 Brokers. No broker, investment banker, financial advisor or other Person, other than William Blair & Company, Citigroup, Inc. and The Food Partners, LLC, the fees and expenses of which will be paid by

Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.6 Merger Sub; Ownership of Common Stock.

(a) Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

(b) None of Parent, Merger Sub, Sponsor or any of their Affiliates (including direct and indirect parent companies and their Affiliates) (i) owns, directly or indirectly, beneficially or of record, any shares of Common Stock (other than shares, if any, that are owned by Affiliates who are natural persons through mutual funds and other analogous investment vehicles over which they do not possess control) or (ii) holds any rights to acquire or vote any shares of Common Stock, except pursuant to this Agreement.

SECTION 4.7 Financing.

(a) Parent has delivered to the Company true and complete copies of (a) a fully executed commitment letter (the “Debt Financing Commitments”), pursuant to which the lender parties thereto (each a “Lender”) have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”) and (b) a fully executed equity commitment letter (the “Equity Financing Commitment” and, together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which Lone Star Fund VII (U.S.), L.P. (the “Sponsor”) has committed, subject to the terms and conditions thereof, to provide equity financing in an aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b) As of the date of this Agreement, none of the Financing Commitments has been amended or modified, no such amendment or modification is contemplated, and the respective commitments contained in the Financing Commitments have not been withdrawn, rescinded or otherwise modified. As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of each of BI-LO Holding, Parent and Merger Sub (in the case of the Debt Financing Commitment) or Parent or Merger Sub (in the case of the Equity Financing Commitment) and, to the knowledge of Parent, the other parties thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, none of BI-LO Holding, Parent or Merger Sub has knowledge of any fact or occurrence existing on the date hereof that, with or without notice, lapse of time or both, would reasonably be expected to (i) result in any of the conditions in the Financing Commitments not being satisfied or (ii) otherwise result in the Financing not being available on a timely basis in order to consummate the transactions contemplated by this Agreement. As of the date hereof, neither the Sponsor nor any Lender has notified BI-LO Holding, Parent or Merger Sub of its intention to terminate either of the Financing Commitments or not to provide the Financing.

(c) Except for the Financing Commitments and fee letter (a complete copy of which has been provided to the Company, with only fee amounts and certain economic terms of the market flex provisions redacted (the “Fee Letter”)), as of the date hereof there are no side letters or other agreements to which BI-LO Holding, Parent or Merger Sub is a party related to the Financing. There are no conditions precedent related to the funding of the full amount of the Financing other than as set forth in the Financing Commitments and the Fee Letter (the “Disclosed Conditions”). Parent has advised the Company of the maximum total amount of fees (including original issue discount) and expenses payable by Parent and Merger Sub under the Debt Financing. No Lender has any right to impose, and none of the Sponsor, any Lender, BI-LO Holding, Parent or Merger Sub has any obligation to accept, any condition precedent to such funding other than the Disclosed Conditions nor, except as set forth in the Financing Commitments and the Fee Letter, any reduction to the aggregate amount available under the Financing Commitments on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount available under the Financing Commitments on the Closing Date). As of the date of this Agreement, assuming compliance by the Company with the provisions of Section 5.11 hereof, none of BI-LO Holding, Parent or Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Financing, or that the Financing will not be available to BI-LO Holding, Parent or Merger Sub on the Closing Date.

(d) Assuming the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, the aggregate proceeds contemplated by the Financing Commitments, if funded in accordance with the Financing Commitments, together with other cash of BI-LO Holding, Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement, to refinance the Second Amended and Restated Credit Agreement, dated March 18, 2011, by and among the Company, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent, to refinance the existing ABL Credit Agreement, dated February 3, 2011, by and among BI-LO Holding, the lenders, other parties party thereto and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent (collectively, the “Refinancing”), and to pay all related fees and expenses.

(e) BI-LO Holding, Parent or Merger Sub has paid in full any and all commitment or other fees required by the Financing Commitments that are due on or before the date hereof, and will pay, after the date hereof, all such commitments and fees as they become due. It is not a condition to Closing under this Agreement, nor to the consummation of the Merger, for Parent or Merger Sub to obtain the Financing or any alternative financing.

(f) None of BI-LO Holding, Parent, Merger Sub, the Sponsor or their respective Affiliates have (i) retained any financial advisor on a basis exclusive to Parent, Merger Sub or the Sponsor (or any or all of them on a joint basis) or (ii) entered into an exclusivity, lock-up or other similar agreement, arrangement or understanding with any bank or investment bank or other potential provider of debt or equity financing that would prevent such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries, in the case of clauses (i) and (ii), in connection with the Merger or the other transactions contemplated by this Agreement.

SECTION 4.8 Limited Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Limited Guarantee, dated as of the date hereof. As of the date hereof, the Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantor (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

SECTION 4.9 Solvency. Assuming (a) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger and (b) accuracy of the representations and warranties of the Company set forth in Article III as of the Effective Time, immediately after giving effect to the transactions contemplated by this Agreement (including the Merger, the Financing, the payment of the aggregate Merger Consideration, any repayment of existing indebtedness contemplated by this Agreement or the Financing Commitments, and the payment of all related fees and expenses), the Surviving Corporation will be Solvent. With respect to the Surviving Corporation, “Solvent” means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of all “debts” of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent liabilities, as such quoted term is generally determined in accordance with applicable federal Law governing determinations of the insolvency of debtors; (ii) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following the Closing Date; and (iii) the Surviving Corporation will be able to pay its debts, including contingent liabilities, as they mature.

SECTION 4.10 Absence of Arrangements with Management. Other than this Agreement, there are no contracts, undertakings, commitments, agreements, obligations or understandings between Parent or Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company Board or their respective Affiliates, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time, and, as of the date hereof, no material discussions have taken place between such Persons regarding any such contracts, undertakings, commitments, agreements, obligations or understandings.

SECTION 4.11 No Regulatory Impediment. Each of Parent and Merger Sub is not aware of any fact relating to its or any of its Affiliates’ (including its direct and indirect parent companies’ and their Affiliates’) respective businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that might reasonably be expected to impair the ability of the parties to this Agreement to obtain, on a timely basis, any authorization, consent, order, declaration or approval of, or ability to contract with, any Governmental Entity or third party necessary for the consummation of the transactions contemplated by this Agreement.

SECTION 4.12 No Other Representations or Warranties. Parent and Merger Sub acknowledge and agree that except for the representations and warranties contained in Article III, any certificate delivered pursuant to Article VI or any letter of transmittal related to the Shares, none of the Company, any of its Subsidiaries, or any stockholder or Representative of the Company or any of its Subsidiaries makes or has made any representation or warranty, either express or implied, concerning the Company or its Subsidiaries or any of their respective assets or properties or the transactions contemplated by this Agreement. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in Article III, any certificate delivered pursuant to Article VI or any letter of transmittal related to the Shares, none of the Company or its Affiliates, Subsidiaries, stockholders or Representatives shall have any liability to Parent or Merger Sub or their respective Affiliates, Subsidiaries, stockholders or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information or statements (or any omissions therefrom) provided or made available by the Company or its Affiliates, Subsidiaries, stockholders or Representatives to Parent or Merger Sub or their respective Affiliates, Subsidiaries, stockholders or Representatives in connection with the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub acknowledges and agrees that, as of the date hereof and to its knowledge, it has been furnished with, or given adequate access to, all information and materials relating to the Company and its Subsidiaries that it has requested and Representatives of the Company have answered all inquiries that Parent or Merger Sub has made of them concerning the Company and its Subsidiaries.

ARTICLE V

COVENANTS

SECTION 5.1 Conduct of Business of the Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as otherwise specifically contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business and its present relationships with customers, suppliers, landlords and other persons with which it has material business relations, and to keep available the services of its current officers. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned

Subsidiary of the Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants or rights to acquire any such shares or other equity interests (except as permitted by Section 5.1(b)), or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests (except as permitted by Section 5.1(b));

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than (i) grants of rights or options to acquire Shares legally required to be granted pursuant to the ESPP as in effect on the date of this Agreement, to the extent set forth in Section 5.1(b) of the Disclosure Letter, (ii) the issuance of Shares upon the exercise of Company Stock Options and the vesting of RSUs outstanding on the Measurement Date in accordance with their terms or (iii) the purchase, redemption or other acquisition of Shares or other equity interests of the Company from former employees, directors and consultants pursuant to any Contract or Company Equity Plan in accordance with its terms as of the date hereof providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries);

(c) amend or otherwise change its articles of incorporation or bylaws or similar organizational documents;

(d) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to, or in any other manner, any corporation, partnership, association or other business organization or division thereof, or (ii) any assets that are otherwise material to the Company and its Subsidiaries, taken as a whole, other than inventory acquired in the ordinary course of business consistent with past practice;

(e) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any properties, assets or rights or any interest therein that are material to the Company and its Subsidiaries, taken as a whole, except for sales of inventory or the disposition of used or excess equipment, in each case in the ordinary course of business consistent with past practice;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) (i) other than for borrowings under the Company’s revolving credit facility in the ordinary course of business consistent with past practice, incur, create, assume or otherwise become liable for, or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(h) incur or commit to incur, in any fiscal quarter of the Company, any capital expenditures other than (i) capital expenditures provided for in the capital expenditure budget for such quarter set forth in Section 5.1 of the Company Disclosure Letter (provided, that, if the budgeted amount set forth for any quarter is not spent in full in such quarter (including a fiscal quarter preceding the date of this Agreement), the unused amount shall roll-forward to the following quarter and subsequent quarters until used) and (ii) additional capital expenditures of less than $1,000,000 in the aggregate;

(i) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practice or as required by their terms (this paragraph (i)(i) does not relate to Actions, which are the subject of paragraph (k) below) or (ii) cancel any material Indebtedness owed to the Company or any of its Subsidiaries by a third Person;

(j) (i) modify, amend, terminate, cancel or extend any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(k) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than compromises, settlements or agreements (i) of Actions that do not relate to this Agreement or the transactions contemplated hereby, (ii) that are made in the ordinary course of business consistent with past practice, and (iii) that involve only the payment of money damages of less than $1,000,000 (for any Action individually, and in the aggregate for all related Actions), without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;

(l) change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law or by Section 5.14, or revalue any of its material assets, except insofar as required by GAAP;

(m) except as required by Section 5.14, settle or compromise any material liability for Taxes, amend any material Tax Return except as required by applicable Law, make any material Tax election on or after the date of this Agreement or change any method of accounting for Tax purposes;

(n) change its fiscal year;

(o) (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or grant any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit (except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, or for pay or fee increases made in the ordinary course of business consistent with past practice (other than with respect to officers of the Company or any individual receiving base pay in excess of $100,000 per year)), (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (iii) grant or amend in any material respect any equity or equity-based award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof or as may be required to comply with this Agreement, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan, any agreement issued thereunder, or any other Contract, except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, or as may be required to implement the actions contemplated by this Agreement, including Section 2.2, or (vi) adopt any new employee benefit or compensation plan or arrangement or any agreement thereunder, or amend or modify in any material respect any existing Company Plan or any agreement thereunder, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law; provided, that nothing in clause (i), (ii) or (vi) shall restrict the Company from taking such actions in the ordinary course of business consistent with past practice in connection with new hires of employees who are not directors or officers and who receive base pay of less than $100,000 per year;

(p) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement, in each case that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(q) enter into any new line of business outside of its existing business; or

(r) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

SECTION 5.2 Conduct of Business of Parent and Merger Sub. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, Parent and Merger Sub shall not, and shall cause their Affiliates not to, without the Company’s prior written consent, take any action (including any acquisition of any Person in a similar line of business as the Company) or omit to take any action if such action or omission would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied on or before the Outside Date.

SECTION 5.3 No Solicitation; Recommendation of the Merger.

(a) The Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant, other advisor, agent or other representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, or (iii) resolve, propose or agree to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished with respect any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Shareholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide (it being agreed that, so long as the Company, its Subsidiaries and its and their Representatives have otherwise complied with this Section 5.3 in all material respects, the Company Board may correspond in writing (with a copy to Parent) with any Person making such a written Acquisition Proposal solely to request the clarification of the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal), (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.3, (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (I) or (II) below would be reasonably likely to constitute a breach of its fiduciary duties to the shareholders of the Company under applicable Florida Law, then the Company may (I) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement (including the standstill provisions thereof); provided, that any non-public information provided to such Person shall have been previously provided to Parent or shall be provided to Parent prior to or substantially concurrently with the time it is provided to such Person; and (II) participate in discussions and negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

(b) Neither the Company Board nor any committee thereof shall:

(i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the adoption, approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the approval of any Acquisition Proposal, or (C) resolve, agree or propose to take any such actions (each such action set forth in this paragraph (i), an “Adverse Recommendation Change”), or

(ii) (A) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (each, an “Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or (B) resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of the Company under applicable Florida Law, taking into account all adjustments to the terms of this Agreement that are offered in writing by Parent pursuant to this Section 5.3, (i) make an Adverse Recommendation Change in response to either a Superior Proposal or an Intervening Event, or (ii) solely in response to a Superior Proposal received after the date hereof that did not result from a breach of this Section 5.3, cause the Company to terminate this Agreement in accordance with Section 7.1(d)(ii) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement in response to a Superior Proposal unless:

(i) the Company notifies Parent in writing at least five calendar days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new three calendar day period); and

(ii) if Parent makes a proposal during such five (or three, as applicable) calendar day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of the Company under applicable Florida Law;

provided, further, that the Company Board may not make an Adverse Recommendation Change in response to an Intervening Event unless:

(i) the Company provides Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

(ii) the Company keeps Parent reasonably informed of developments with respect to such Intervening Event;

(iii) the Company notifies Parent in writing at least five calendar days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifying the reasons therefor; and

(iv) if Parent makes a proposal during such five calendar day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Adverse Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of the Company under applicable Florida Law.

During the five (or three, as applicable) calendar day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(c) In addition to the obligations of the Company set forth in Section 5.3(a) and (b), the Company shall promptly (and in any event within 24 hours of receipt) advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is or is expected to be reasonably likely to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent informed in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any material amendment or modification) of any such Acquisition Proposal, request, inquiry, proposal or offer, including by furnishing copies of any material written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal.

(d) The Company agrees that any violation of the restrictions set forth in this Section 5.3 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(e) Nothing contained in Section 5.3(a) shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e–2(a), Rule 14d–9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d–9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 7.1(c)(iii)) unless the Company Board expressly reaffirms its recommendation to the Company’s shareholders in favor of the approval of this Agreement and the Merger in such disclosure.

(f) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate 15% or more of the net revenues or net income or that represent 15% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 15% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Merger and other transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any bona fide binding written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including the financing terms thereof and the expected timing of the consummation thereof, is (A) more favorable to the shareholders of the Company from a financial point of view than the Merger and other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely of being completed on the terms proposed; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%.”

(iii) “Intervening Event” means a material event or circumstance that was not known to the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the receipt of the Company Shareholder Approval, provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

SECTION 5.4 Preparation of Proxy Statement; Shareholders’ Meeting.

(a) Provided there shall not have been an Adverse Recommendation Change specifically permitted by Section 5.3, as promptly as practicable after the date of this Agreement (and in any event within 20 Business Days after the date hereof), the Company shall file the Proxy Statement with the SEC in preliminary form as required by the Exchange Act, and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC. The Company shall prepare the initial draft of the Proxy Statement. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall provide Parent and Merger Sub with any comments that may be received from the SEC or its staff with respect thereto, shall respond promptly to any such comments made by the SEC or its staff with respect to the Proxy Statement, and shall cause the Proxy Statement in definitive form to be mailed to the Company’s shareholders at the earliest practicable date. The Proxy Statement shall not, at the time it is first mailed to the Company’s shareholders, at the time of any amendments or supplements thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply as to form in all material respects with the provisions of the Exchange Act. If at any time prior to obtaining the Company Shareholder Approval, any information relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the shareholders of the Company. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. The letter to shareholders, notice of meeting, proxy statement and form of proxy and any other soliciting material to be distributed to shareholders in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith are collectively referred to as the “Proxy Statement.”

(b) As promptly as practicable after the date hereof (and, in any event, no later than the 10th Business Day hereafter), the Company shall, in consultation with Parent, mail “broker search cards” with respect to the

Company Shareholders Meeting. Provided there shall not have been an Adverse Recommendation Change specifically permitted by Section 5.3, as promptly as practicable after the date hereof, the Company shall, in consultation with Parent, duly call and establish a record date for a special meeting of its shareholders (the “Company Shareholders Meeting”) to be held solely for the purpose of obtaining the Company Shareholder Approval. Provided there shall not have been an Adverse Recommendation Change specifically permitted by Section 5.3, as promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders, the Company shall give notice of, convene and hold the Company Shareholders Meeting. The Company may postpone or adjourn the Company Shareholders Meeting from its originally noticed date for a reasonable period (i) in order to solicit additional proxies so as to establish a quorum or (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure documents which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary to be filed and disseminated under applicable Laws. Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.3, the Company, through the Company Board, shall (A) recommend to its shareholders that they approve this Agreement, the Merger and the other transactions contemplated hereby and (B) include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first three sentences of this paragraph (b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal.

SECTION 5.5 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that (a) the Company shall not be required to provide such access if it reasonably determines that such access is reasonably likely to materially disrupt or impair the business or operations of the Company or any of its Subsidiaries and (b) the foregoing shall not require the Company to disclose any information to the extent it reasonably determines that such disclosure is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (ii) cause competitive harm to the business of the Company and its Subsidiaries if the transactions contemplated by this Agreement are not consummated, or (iii) violate any applicable Law or any confidentiality obligation of such party; provided, however, that in the case that such disclosure is prohibited by applicable Law (including antitrust Law), Parent and the Company each agree to use reasonable best efforts to establish a process that (through use of steps such as targeted redactions, provision of information to counsel to review and summarize for Parent or use of a “clean room” environment for analysis and review of information by joint integration teams in coordination with counsel and the Company) will provide Parent with timely access to the fullest extent possible to the substance of the information described in this Section 5.5 in a manner that allows the Company to comply with applicable Law. All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement among Hudson Americas LLC, BI-LO, LLC and the Company dated as of February 28, 2011 (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.5 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

SECTION 5.6 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, and to cause its Affiliates (including Parent’s direct and indirect parent companies and their Affiliates) to cooperate and use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following:

(i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract;

(ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including making as soon as practicable after the date of this Agreement, filings under the HSR Act;

(iii) provide as promptly as possible any additional information and documentary materials that may be reasonably requested pursuant to the HSR Act;

(iv) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Merger and the other transactions contemplated hereby, including by vigorously pursuing all avenues of administrative and judicial appeal; and

(v) execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated hereby and to fully carry out the purposes of this Agreement;

provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).

(b) If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or if any suit is instituted by any Governmental Entity or any private party challenging the transactions as violative of the HSR Act, each party shall use its reasonable best efforts to (and shall cause its Affiliates, including Parent’s direct and indirect parent companies and their Affiliates, to use their respective reasonable best efforts to) resolve any such objection or challenge as such Governmental Entity or private party may have to the transaction so as to permit consummation of the transactions contemplated by this Agreement.

(c) Each of the parties hereto shall (and shall cause its Affiliates, including Parent’s direct and indirect parent companies and their Affiliates to) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry including any proceeding initiated by a private party and they each shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(d) Subject to applicable Law relating to the exchange of information, Parent and the Company shall each inform the other party of any communication received by such party from, or given by such party to, any Governmental Entity and each shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

(e) Notwithstanding anything to the contrary in this Section 5.6, the obligations of Parent and Merger Sub under this Section 5.6 include the obligation of Parent to, and to cause its Affiliates (including Parent’s direct and indirect parent companies) to: (i) sell or divest or agree to sell or divest any assets or businesses of Parent and its Subsidiaries, BI-LO Holding and its Subsidiaries and such Affiliates; (ii) agree to sell or divest any assets or businesses of the Company and its Subsidiaries contemporaneously with or subsequent to the Closing; (iii) permit the Company to sell or divest any assets or businesses of the Company or any of its Subsidiaries prior to the Closing; and (iv) license, hold separate or enter into similar arrangements with respect to the assets of Parent and its Subsidiaries, BI-LO Holding and its Subsidiaries, the Company and its Subsidiaries and such Affiliates, in each case in exchange for obtaining the expiration of the waiting period under the HSR Act without further actions being taken or any consent from any Governmental Entity necessary to consummate the Merger and the other transactions contemplated hereby; provided, however, that Parent and its Affiliates shall not be required to take or consent to the taking of any such action that, individually or in the aggregate, would reasonably be likely to cause the Debt Financing to be unavailable at the Closing.

SECTION 5.7 Takeover Laws. Assuming the accuracy in all material respects of Parent’s and Merger Sub’s representations and warranties in Section 4.6(b), the Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 5.8 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (d) any change, condition or event that results or would reasonably be expected to result in any failure of any condition set forth in Article VI to be satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

SECTION 5.9 Employees; Benefit Plans.

(a) For a period of one year following the Closing Date (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to, provide to each individual who, immediately prior to the Effective Time is an employee of the Company or any of its Subsidiaries (each, an “Employee”) (i) the same base salary or hourly wage rate provided to such Employee immediately prior to the Effective Time, (ii) the same short-term (annual or more frequent) bonus or commission opportunity provided to such Employee immediately prior to the Effective Time, and (iii) other compensation and benefits (excluding equity and equity-based awards, which will remain discretionary) that are no less favorable for all Employees in the aggregate as those provided to such Employees in the aggregate under the Company’s and its Subsidiaries’ compensation and benefit plans, programs, policies, agreements and arrangements in effect immediately prior to the Effective Time. Notwithstanding anything to the contrary set forth herein, after the Effective Time, nothing herein shall preclude the Surviving Corporation or any of its Subsidiaries from terminating the employment of any Employee for any lawful reason.

(b) Parent shall, or shall cause the Surviving Corporation and each of their respective Subsidiaries and Affiliates to, honor all Company Plans (including all severance, change of control and similar plans and agreements) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such Company Plans to the extent not in violation of any requirements hereunder; provided, however, that nothing herein shall prevent the amendment or termination of any specific plan, program, policy, agreement or arrangement, or interfere with Parent’s, the Surviving Corporation’s or any of their respective Subsidiaries’ or Affiliates’ rights or obligations to make such changes as are necessary to comply with applicable Law. During the Continuation Period, Parent shall provide each Employee who suffers a termination of employment under circumstances that would have given the Employee a right to severance payments and benefits under the Company’s severance policy in effect immediately prior to the Effective Time (the “Company Severance Plan”) with severance payments and benefits no less favorable than those that would have been provided to such Employee under the Company Severance Plan.

(c) For all purposes under all employee benefit plans (excluding (x) for benefit accrual under any pension plans or (y) equity compensation plans) of Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates providing benefits to any Employee after the Effective Time (the “New Plans”), each Employee shall receive full credit for such Employee’s years of service with the Company and its Subsidiaries before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Subsidiaries have given credit for prior service), to the same extent as such Employee was entitled, prior to the Effective Time, to credit for such service under any similar or comparable Company Plan and, with respect to any New Plan for which there is no similar or comparable Company Plan, to the same extent as such service would be recognized if it had been performed as an employee of Parent, the Surviving Corporation or their respective Subsidiaries or Affiliates (in each case except to the extent such credit would result in a duplication of accrual of benefits). In addition, where applicable, and without limiting the generality of the foregoing: (i) at the Effective Time, each Employee immediately shall be eligible to participate, without any waiting time, in each New Plan to the extent such waiting time was satisfied under a similar or comparable Company Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); (ii) Parent shall cause all pre-existing condition exclusions or limitations and actively-at-work requirements of each New Plan to be waived or satisfied for such Employee and his or her covered dependents to the extent waived or satisfied under the analogous Old Plan as of the Effective Time; and (iii) Parent shall cause all eligible expenses incurred by each Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) With respect to any accrued but unused vacation time to which any Employee is entitled pursuant to the vacation policy applicable to such Employee immediately prior to the Effective Time (the “Vacation Policy”), Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to, (i) allow such Employee to use such accrued vacation (subject to any maximums which may prohibit the Employee from accruing any new vacation time until such prior time is used), and (ii) if any Employee’s employment terminates during the Continuation Period under circumstances entitling the Employee to severance pay under the Company Severance Plan, pay the Employee, in cash, an amount equal to the value of the accrued vacation time.

(e) Nothing in this Section 5.9, whether express or implied, shall confer upon any current or former employee of the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Section 5.9. No provision of this Section 5.9 is intended to modify, amend or create any employee benefit plan of the Company, Parent, Surviving Corporation or any of their respective Subsidiaries or Affiliates.

SECTION 5.10 Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation existing in favor of the current or former directors, officers and employees of the Company and its Subsidiaries and the fiduciaries of any Company Plans (the “Indemnified Persons”) as provided in (i) the Company Charter or Company Bylaws, (ii) the certificates of incorporation or bylaws or other organizational documents of such Subsidiaries, (iii) such Company Plans, or (iv) any agreements between an Indemnified Person and the Company or one of its Subsidiaries and which is included in the Company SEC Documents or listed in Section 5.10 of the Company Disclosure Letter, in each case as in effect on the date of this Agreement, with respect to acts or omissions occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years after the Effective Time or, if longer, for such period as is set forth in any such agreement with an Indemnified Person, in each case with respect to any claims against such Indemnified Persons arising out of such acts or omissions, except as otherwise required by applicable Law.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that Parent may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof, or (ii) request that the Company obtain prior to the Effective Time such extended reporting period coverage under its existing insurance programs; and provided, further, that in no event shall Parent or the Company be required to pay annual premiums for insurance under this Section 5.10 in excess of 250% of the amount of the annual premiums paid by the Company for fiscal year 2011 for such purpose (which fiscal year 2011 premiums are hereby represented and warranted by the Company to be as set forth in Section 5.10 of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 250% amount. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 5.10(b), before the Effective Time, the Company shall be entitled to purchase a “tail” directors’ and officers’ liability insurance policy covering the matters described in this Section 5.10(b) so long as the Company does not pay more than the amount set forth on Section 5.10 of the Company Disclosure Letter, and, if the Company elects to purchase such a policy before the Effective Time, then Parent’s obligations under this Section 5.10(b) shall be satisfied so long as Parent causes such policy to be maintained in effect for a period of six years following the Effective Time.

(c) For a period of six years after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each Indemnified Person against all claims, losses, liabilities, damages, judgments and fines (and reasonable fees, costs and expenses, including attorneys’ fees and disbursements) incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was an officer, director or employee of the Company or any of its Subsidiaries with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law; provided, that the foregoing indemnification shall be unavailable if the Indemnified Person is determined in a final non-appealable judgment of a court of competent jurisdiction to have failed to act in good faith and in a manner such Indemnified Person reasonably believed to be in the best interests of the Company or, in the case of a criminal action or proceeding, to have had reasonable cause to believe that such Indemnified Person’s conduct was unlawful. In the event of any such Action, each Indemnified Person shall be entitled to advancement of expenses incurred in the defense of such Action; provided, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification hereunder. In the event of any such Action, (i) each of Parent and the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such Action and (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Action pending or threatened in writing to which an Indemnified Person is a party (and in respect of which indemnification could be sought by such Indemnified Person hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Action.

(d) In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent and the Surviving Corporation shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.10.

(e) The provisions of this Section 5.10 shall survive consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives.

SECTION 5.11 Financing.

(a) Each of Parent and Merger Sub shall use reasonable best efforts to cause BI-LO Holding, LLC (“BI-LO Holding”) to obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments and the Fee Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein, (ii) satisfy on a timely basis all conditions applicable to BI-LO Holding, Parent and Merger Sub in the Debt Financing Commitments and the Fee Letter that are within its or their respective Affiliates’ control (including their respective direct and indirect parent companies and their Affiliates), (iii) comply with its obligations under the Financing Commitments, and (iv) consummate the Financing at or prior to the Closing Date (it being understood that it is not a condition to Closing under this Agreement, nor the consummation of the Merger, for Parent or Merger Sub to obtain the Financing or any alternative financing). Notwithstanding anything to the contrary in the immediately preceding sentence, Parent and Merger Sub shall, and shall cause each of BI-LO Holding and the Sponsor and their respective Affiliates to, take all actions reasonably necessary to maintain in effect the Financing Commitments.

(b) Parent shall keep the Company informed on a regular basis and in reasonable detail of the status of its and BI-LO Holding’s efforts to arrange the Debt Financing (including promptly providing the Company with copies of all definitive agreements related to the Debt Financing). Parent shall give the Company prompt notice (i) of any material breach or default by any party to any of the Financing Commitments or definitive agreements related to the Financing of which Parent becomes aware, (ii) of the receipt of any written notice or other written communication, in each case from any Financing Source with respect to (A) any material actual or potential breach or default, or any termination or repudiation by any party to any of the Financing Commitments or definitive agreements related to the Financing of any provisions of the Financing Commitments or definitive agreements related to the Financing or (B) any material dispute or disagreement between or among any parties to any of the Financing Commitments or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, and (iii) if at any time for any reason Parent believes in good faith that it or BI-LO Holding will not be able to obtain all or any material portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitments and the Fee Letter or definitive agreements related to the Financing. As soon as practicable after the Company delivers to Parent a written request, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(c) Parent and BI-LO Holding shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under the Debt Financing Commitments, or substitute other debt or equity financing for all or any portion of the Financing from the same or alternative Financing Sources; provided, that any such amendment, replacement, supplement, modification or waiver shall not (i) expand upon the conditions precedent to the Financing as set forth in the Financing Commitments and the Fee Letter in any way or (ii) be reasonably expected to prevent or cause any delay of the consummation of the Merger and the other transactions contemplated by this Agreement (taking into account any market flex provisions). For purposes of this Section 5.11, references to “Financing” shall include the financing contemplated by the Financing Commitments and the Fee Letter as permitted to be amended or modified by this paragraph (c) and references to “Financing Commitments” and “Debt Financing Commitments” shall include such documents as permitted to be amended or modified by this paragraph (c). In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments and the Fee Letter, Parent shall promptly so notify the Company and shall cause BI-LO Holding to use reasonable best efforts to promptly obtain alternative financing on terms not materially less beneficial to BI-LO Holding and Parent (as determined in the reasonable judgment of BI-LO Holding and Parent, taking into account the flex provisions set forth in the Fee Letter) and in an amount sufficient to consummate the Merger, the Refinancing and the other transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event.

(d) The Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to, at Parent’s sole cost and expense, promptly provide to Parent and Merger Sub all cooperation reasonably requested by Parent in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), including:

(i) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel of the Company and other members of senior management and Representatives of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, in each case, with reasonable advance notice and at reasonable locations;

(ii) cooperating reasonably with the marketing efforts of Parent, BI-LO Holding and the Financing Sources for all or any portion of the Debt Financing;

(iii) assisting reasonably with the preparation of rating agency presentations, offering documents, bank information memoranda, lender presentations and similar documents necessary or customary for use in connection with the Financing, including execution and delivery of customary representation letters in connection with bank information memoranda;

(iv) as promptly as practical and to the extent not furnished to Parent prior to the date hereof, furnishing Parent and the Financing Sources (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company (or its predecessors, as applicable) for each of the three fiscal years most recently ended at least 75 days prior to the Closing Date, which shall be prepared in accordance with GAAP, and (B) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company (or its predecessors, as applicable) for each fiscal quarter ended at least 40 days prior to the Closing Date (other than the fourth fiscal quarter of any year), which shall be prepared in accordance with GAAP (such information, the “Required Information”);

(v) providing all relevant information with respect to collateral and providing access to Parent and its Financing Sources to allow them to conduct audit examinations and appraisals with respect to such collateral;

(vi) obtaining, no sooner than the Effective Time, surveys, title insurance and other like documentation customary for financing similar to the Debt Financing (except that the Company shall not be required to obtain or provide any legal opinions from any counsel to the Company);

(vii) executing and delivering, as of the Effective Time, definitive financing documentation, including pledge and security documents and certificates, documents and instruments relating to guarantees, collateral and other matters ancillary to the Financing (including a customary certificate of the Chief Financial Officer of the Company with respect to solvency matters), and otherwise reasonably facilitating the pledging of collateral and the providing of the guarantees; provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time;

(viii) cooperating reasonably in facilitating the termination of the Second Amended and Restated Credit Agreement, dated March 18, 2011, by and among the Company, the lenders party thereto, and Wells Fargo Bank, National Association, as administration agent, and obtaining all documentation reasonably requested by the Financing Sources evidencing the termination of such Indebtedness and the release of all related liens;

(ix) cooperating reasonably in facilitating the cancellation and replacement, or rollover into the Debt Financing, of all outstanding letters of credit and the termination of any related letter of credit agreements to which the Company or any of its Subsidiaries is a party and obtaining all documentation reasonably requested by the Financing Sources evidencing the termination of such Indebtedness and the release of all related liens; and

(x) taking at the Effective Time all corporate actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries, to be made available to Parent on the Closing Date to consummate the Merger.

The Company will periodically update the Required Information included in any bank information or other similar offering memorandum to be used to obtain the Debt Financing in order to ensure that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

(e) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company and its Subsidiaries.

(f) Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or its Subsidiaries in connection with their cooperation as described in this Section 5.11. Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of the Financing or any alternative financing that Parent or Merger Sub may raise in connection with the transactions contemplated by this Agreement if the Closing does not occur. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all damages suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided in writing by the Company or its Subsidiaries expressly for use in connection therewith). Notwithstanding anything to the contrary in this Section 5.11, the Company shall not be required to become subject to any obligations or liabilities with respect to any document or agreement prior to the Effective Time.

(g) The obligations of the Company set forth in this Section 5.11 are the sole obligations of the Company with respect to the Debt Financing and no other provision of this Agreement shall be deemed to expand or modify such obligations.

SECTION 5.12 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (including employee communications) with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any rule or regulation of Nasdaq.

SECTION 5.13 Section 16 Matters. Prior to the Effective Time, the Company Board shall use its reasonable best efforts to take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b–3 promulgated under the Exchange Act.

SECTION 5.14 Tax Accounting Election Change. Prior to the earlier of (a) the Company’s filing of its federal income Tax Return for the taxable year ended June 29, 2011 and (b) March 15, 2012, the Company and all applicable direct and indirect Subsidiaries of the Company shall change the Company’s and each such Subsidiary’s method of valuing inventory for federal and state income Tax purposes from the last-in, first-out method to the first-in, first-out method for the Company’s taxable year ended June 29, 2011. The Company and each such Subsidiary shall properly prepare and timely file any required documentation, including Internal Revenue Service Form 3115 and any other applicable documents required for federal, state, local or foreign income Tax purposes (together, the “Accounting Change Documents”), in accordance with the automatic accounting method change consent provisions of Rev. Proc. 2011-14, 2011-4 IRB 330 and any other applicable state, local or foreign procedures. The Company shall provide Parent with a copy of all Accounting Change Documents at least 10 days prior to the filing thereof. Parent shall provide comments to the Company with respect to the Accounting Change Documents no later than five days after receipt thereof and the Company shall make such changes to the Accounting Change Documents as are reasonably requested by Parent prior to filing.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) HSR Act; Antitrust. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(c) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

SECTION 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Sections 3.2(a)(i), 3.2(a)(iii) and 3.2(b)(i) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any failures to be true and correct that, individually or in the aggregate, are de minimis; (ii) the representation and warranty of the Company set forth in Section 3.8(b) shall be true and correct as of the date of this Agreement; (iii) each of the representations and warranties of the Company set forth in Sections 3.1, 3.2(a)(ii), 3.2(a)(iv), 3.2(b)(ii), 3.4, 3.19 and 3.20 that is qualified as to materiality or Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iv) each of the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (provided, that for purposes of determining the accuracy of such representations and warranties, all knowledge, materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Officers’ Certificate. Parent shall have received a certificate dated the Closing Date and signed by an executive officer of the Company certifying as to the matters set forth in paragraphs (a), (b) and (c) above.

SECTION 6.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (provided, that for purposes of determining the accuracy of such representations and warranties, all materiality and “Parent Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in paragraphs (a) and (b).

SECTION 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before the date that is the 180th day after the date hereof (the “Outside Date”); provided, that no party shall have the right to terminate this Agreement pursuant to this paragraph (i) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any court of competent jurisdiction or other Governmental Entity of the United States shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this paragraph (ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.6; or

(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken;

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.3 or 5.4(b), as to which Section 7.1(c)(ii) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.2 and (B) cannot be or has not been cured on or prior to the earlier of (1) the day immediately before the Outside Date and (2) the 30th day after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this paragraph (i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) (A) if the Company shall have breached or failed to perform in any material respect any of its obligations set forth in Section 5.3, or (B) if the Company shall have breached or failed to perform in any material respect any of its obligations set forth in Section 5.4(b), and, in the case of this clause (B), such breach or failure cannot be or has not been cured on or prior to the earlier of (1) the day immediately before the Outside Date and (2) the 10th day after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this paragraph (ii) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(iii) if (A) an Adverse Recommendation Change occurs, (B) the Company or the Company Board (or any committee thereof) shall approve or recommend, or cause or permit the Company to enter into, an Alternative Acquisition Agreement, (C) the Company fails publicly to reaffirm its recommendation of the Merger within 10 Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Company’s shareholders upon a request to do so by Parent (which request may only be given once with respect to each of any such Acquisition Proposal or any such material modification), or (D) the Company or the Company Board (or any committee thereof) shall formally resolve or publicly authorize or propose to take any of the foregoing actions;

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.3 and (B) cannot be or has not been cured on or prior to the earlier of (1) the day immediately before the Outside Date and (2) the 30th day after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this paragraph (i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) at any time prior to obtaining the Company Shareholder Approval, in order to accept a Superior Proposal in accordance with Section 5.3(b); provided, that the Company shall have (A) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied in all material respects with all provisions of Section 5.3(b), including the notice provisions thereof, and (C) paid all amounts due pursuant to Section 7.3; or

(iii) if the Merger shall not have been consummated on or before the date required by Section 1.2, all of the conditions set forth in Sections 6.1 and 6.2 would be satisfied at the time of such termination if the Closing were held at the time of such termination (other than conditions that, by their nature, are to be satisfied at the Closing), and the Company stood ready, willing and able to consummate the Merger on the date required by Section 1.2 and at the time of termination.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give notice of such termination to the other party.

SECTION 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company; provided, that:

(a) except as set forth in paragraph (b) below, the Confidentiality Agreement, the Limited Guarantee (only to the extent reflected therein) and the provisions of Sections 3.22, 4.5, 5.11(f), 5.12, this Section 7.2, Sections 7.3, 7.4 and 7.5, and Article VIII shall survive the termination hereof;

(b) in the event of a termination pursuant to Section 7.1(c)(iii) in connection with an Intervening Event, Section 7 of the Confidentiality Agreement shall not survive the termination hereof and shall thereupon become of no further force or effect;

(c) the Company or Parent may have liability as provided in Section 7.3;

(d) subject to Section 7.3(f) and (g) (including the limitation on liability set forth therein) and paragraphs (e) and (g) below, no such termination shall relieve any party from any liability or damages resulting from a Willful and Material Breach of this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity. “Willful and Material Breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act (including, in the case of Parent and with respect to Sections 5.2, 5.6 and 5.11, any such act or failure to act by its direct or indirect parent companies and their Affiliates);

(e) notwithstanding anything to the contrary in this Agreement, in no event shall any party hereto be liable for (i) punitive damages or (ii) special, indirect or other similar damages that, in any such case, are not reasonably foreseeable;

(f) in the case of any damages sought by the Company from Parent or Merger Sub, including for any Willful and Material Breach, such damages can be based on the consideration that would have otherwise been payable to the shareholders and equity awardholders of the Company pursuant to this Agreement or based on loss of market value or price of the Shares and implied value of any equity awards; and

(g) in the case of any damages sought by Parent or Merger Sub from the Company, including for any Willful and Material Breach, such damages may not be based on foregone synergies that could have obtained between the business of the Company and its Subsidiaries and the business of any Affiliate of Parent or Merger Sub should the Merger have been consummated.

SECTION 7.3 Fees and Expenses; Limitation of Liability.

(a) Generally. Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Breakup Fee. In the event that:

(i) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to the Company’s shareholders or is otherwise publicly disclosed, or is otherwise communicated to senior management of the Company or the Company Board, before receipt of the Company Shareholder Approval, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or (b)(iii), and (C) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal and the transaction contemplated by such Acquisition Proposal is subsequently consummated, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii); or

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii);

then, in any such event, the Company shall pay to Parent a fee of $19,600,000 (nineteen million six-hundred thousand dollars) (the “Breakup Fee”). In no event shall the Company be required to pay the Breakup Fee on more than one occasion.

(c) Closing Failure Fee. In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(d)(i);

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii); or

(iii) this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(ii) as a result of Parent failing to take actions contemplated by Section 5.6(e) in reliance on the proviso at the end of Section 5.6(e) permitting Parent and its Affiliates not to take any such actions that, individually or in the aggregate, would reasonably be likely to cause the Debt Financing to be unavailable at the Closing;

then, in any such event, Parent shall pay to the Company a fee of $72,825,000 (seventy-two million eight hundred twenty-five thousand dollars) (the “Closing Failure Fee”), it being understood that in no event shall Parent be required to pay the Closing Failure Fee on more than one occasion.

(d) Payment Procedures. Payment of the Breakup Fee shall be made by wire transfer of same day funds to the accounts designated by Parent (i) on consummation of any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Breakup Fee payable pursuant to Section 7.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within five Business Days thereof), in the case of termination by Parent pursuant to Section 7.1(c)(iii), or (iii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by the Company pursuant to Section 7.1(d)(ii). Payment of the Closing Failure Fee shall be made by wire transfer of same day funds to the accounts designated by the Company as promptly as reasonably practicable after termination of this Agreement (and, in any event, within five Business Days thereof).

(e) Costs of Recovery. Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if any party fails to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 7.3, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(f) Limitation of Liability of Parent Parties; Effect of Payment of Closing Failure Fee. Notwithstanding anything to the contrary in this Agreement:

(i) No Parent Party, except Parent, Merger Sub and the Guarantor (but only to the extent set forth in the Limited Guarantee), shall have any liability to the Company, any of its Affiliates or any of its or their stockholders or equityholders for any obligation or liability of the parties to this Agreement or for any claim for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee or the Financing Commitments (including any Willful and Material Breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise.

(ii) Without limiting the right of the Company to seek specific performance in accordance with Section 8.10, the maximum aggregate monetary liability of Parent, Merger Sub and the Guarantor to the Company, its Affiliates and its and their stockholders and equityholders for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee or the Financing Commitments (including any Willful and Material Breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to $72,825,000 (seventy-two million eight hundred twenty-five thousand dollars), plus any payment obligations pursuant to Sections 5.11(f) and 7.3(e), in the aggregate (inclusive of the Closing Failure Fee), and in no event shall the Company seek to recover any money damages (including consequential, indirect or punitive damages) in excess of such amount.

(iii) Upon payment of the Closing Failure Fee, plus any payment obligations pursuant to Sections 5.11(f) and 7.3(e), neither Parent, Merger Sub nor the Guarantor (nor any other Parent Party) shall have any further liability or obligation to the Company, its Affiliates or its or their stockholders or equityholders relating to or arising out of this Agreement, the Limited Guarantee or the Financing Commitments, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, the Company shall not seek to recover any money damages (including consequential, indirect or punitive damages, or damages on account of a Willful and Material Breach) or obtain any equitable relief from any Parent Party.

(g) Effect of Payment of Breakup Fee. Without limiting the right of Parent and Merger Sub to refuse payment of the Breakup Fee and, in lieu thereof, seek money damages or equitable relief from the Company, and notwithstanding anything to the contrary in this Agreement, upon payment of the Breakup Fee, plus any costs of recovery pursuant to Section 7.3(e), the Company shall not have any further liability or obligation relating to or arising out of this Agreement or the failure of the Merger or any other transaction contemplated hereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, Parent and Merger Sub shall not, and shall cause the Parent Parties not to, seek to recover any money damages (including consequential, indirect or punitive damages, or damages on account of a Willful and Material Breach) or obtain any equitable relief from the Company.

SECTION 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained; provided, however, that after the Company Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, Sections 7.3(f), 8.6(b), 8.8(b), 8.8(c), 8.12 and this Section 7.4 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.3(f), 8.6(b), 8.8(b), 8.8(c) or 8.12 or this Section 7.4) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

SECTION 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand (who shall together be deemed one “party” for the purposes of this Section 7.5), and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or any document delivered pursuant hereto, or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other party contained herein; provided, however, that after the Company Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

SECTION 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile or email, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub or the Surviving Corporation, to:

Opal Holdings, LLC

Opal Merger Sub, Inc.

208 Bi-Lo Blvd

Greenville, SC 296067

Attention: Legal Department

Facsimile: (864) 987-8982

with a copy (which shall not constitute notice) to:

Hudson Advisors, LLC

2711 North Haskell Avenue, Suite 1800

Dallas, TX 75204

Attention: Kyle Volluz

Facsimile: (214) 515-6924

Email:        kvolluz@hudson-advisors.com

and

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue

Suite 1100

Dallas, TX 75201-6912

Attention: Jeffrey Chapman

                     Eduardo Gallardo

Facsimile: (214) 571 2920

                     (212) 351 5245

Email:        jchapman@gibsondunn.com

                      egallardo@gibsondunn.com

(ii) if to Company, to:

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, FL 32254

Attention: Timothy L. Williams

Facsimile: (904) 783-5651

Email:        timwilliams@winn-dixie.com

with a copy (which shall not constitute notice) to:

King & Spalding

1180 Peachtree Street, NE

Atlanta, GA 30309-3521

Attention: C. William Baxley

                     Michael J. Egan

Facsimile: (404) 572-5100

Email:        bbaxley@kslaw.com

                     megan@kslaw.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Robert B. Schumer

                     Jeffrey D. Marell

Facsimile: (212) 757-3990

Email:        rschumer@paulweiss.com

                     jmarell@paulweiss.com

SECTION 8.3 Certain Definitions. For purposes of this Agreement:

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Financing Commitments and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the Debt Financing Commitments) relating thereto.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all capitalized lease obligations of such Person, (d) all obligations of such Person under installment sale contracts, (e) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

“knowledge” means, with respect to the Company, the actual knowledge of any executive officer of the Company, and, with respect to Parent and Merger Sub, the actual knowledge of any executive officer of Parent or Merger Sub, and any fact or matter which any such officer would reasonably be expected to discover or otherwise become aware after due inquiry concerning the relevant matter.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (a) is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) materially impairs, or prevents or materially delays, the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (a) only, the determination of a Material Adverse Effect shall exclude the following events, changes, circumstances, occurrences, effects and states of fact: (i) those generally affecting the industry of the Company, or the economy or the financial or securities markets of the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general; (ii) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism; (iii) changes or proposed changes in Law or GAAP; (iv) customary seasonal fluctuations in the business of the Company and its Subsidiaries; (v) any change, in and of itself, in the market price or trading volume of any securities or Indebtedness of the Company, or any change of or failure to meet, in and of itself, any internal or public projections, forecasts, budgets or estimates of or relating to the Company or any of its Subsidiaries for any period (it being understood that the underlying causes of such change or failure shall, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred); (vi) any hurricane, tropical storm, flood, forest fire, earthquake or other similar natural disaster; (vii) the execution, announcement, performance and existence of this Agreement, including any actual or potential loss or impairment after the date hereof of any Contract as a result thereof; (viii) any action taken or not taken by the Company at the written request of Parent (provided, that the exercise of Parent or Merger Sub of its rights under this Agreement, including any decision to not provide the Company with a waiver of Section 5.1, shall not be considered such a written instruction of Parent); and (ix) any action taken by Parent, Merger Sub or any of their Affiliates (provided, that the exercise of Parent or Merger Sub of its rights under this Agreement, including any decision to not provide the Company with a waiver of the terms of this Agreement, shall not be excluded pursuant to this clause (ix)); provided, further, that, (A) with respect to clauses (i) through (vi), such matters shall be excluded solely to the extent that the impact of such matters is not disproportionately adverse to the Company and its Subsidiaries in comparison to similarly situated businesses (in which case the disproportionate impact shall be taken into account), and (B) clause (vii) shall not apply with respect to references to Material Adverse Effect in Section 3.5.

“Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs or materially delays, or prevents, the ability of Parent or Merger Sub to consummate Merger or any of the other transactions contemplated by this Agreement.

“Parent Parties” means, collectively, Parent, Merger Sub, the Guarantor, BI-LO Holding, the Financing Sources and any of their respective current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, Affiliates, employees, representatives or agents.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

SECTION 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section, paragraph or Exhibit, such reference shall be to an Article, Section, paragraph or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “assets” and “properties” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

SECTION 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreement, the Financing Commitments and the Limited Guarantee constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

SECTION 8.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(b) Notwithstanding Section 8.6(a):

(i) following the Effective Time, the provisions of Section 5.10 shall be enforceable as provided therein;

(ii) the provisions of Sections 7.3(f) shall be enforceable against the Company (but not Parent or Merger Sub) by each Financing Source and its successors and assigns; the provisions of this Section 8.6 and Sections 8.8 and 8.12 shall be enforceable against all parties to this Agreement by each Financing Source and its successors and assigns; and

(iii) following the Effective Time, the provisions of Article II shall be enforceable by each holder of Shares, Company Stock Options and RSUs as of the Effective Time solely to the extent necessary for any such Person to receive the consideration to which it is entitled pursuant to Article II.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York; except for such provisions where Florida law is mandatorily applicable, which provisions shall be governed by and construed in accordance with the laws of the State of Florida.

SECTION 8.8 Submission to Jurisdiction; Limitation on Suits Against Parent Parties and Financing Sources.

(a) Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined only in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Limitation on Suits Against Parent Parties. Without limiting Sections 7.3(f) or 8.8(c), this Agreement may only be enforced by the Company against, and claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made by the Company against, Parent, Merger Sub and the Guarantor (but only to the extent set forth in the Limited Guarantee), and the Company shall not seek to enforce this Agreement against, or make any claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement against, any other Parent Party.

(c) Limitation on Suits Against Financing Sources. Without limiting Sections 7.3(f) or 8.8(b), each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

SECTION 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement (a) to Parent or any of its Affiliates at any time, in which case all references herein to Parent or Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment or (b) after the Effective Time, to any Person. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, subject to Sections 8.10(b) and (c), the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Notwithstanding anything herein to the contrary, the Company shall be entitled to specific performance to cause Parent and Merger Sub to draw down the Equity Financing or to consummate the Merger only if:

(i) all conditions in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied;

(ii) Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 1.2;

(iii) the Debt Financing has been funded or is expected to be funded at the Closing if the Equity Financing is funded at the Closing (provided, that Parent and Merger Sub shall not be required to draw down the Equity Financing or to consummate the Merger if the Debt Financing is not in fact funded at the Closing); and

(iv) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur.

(c) Notwithstanding anything herein to the contrary, the Company shall be entitled to specific performance to cause Parent and Merger Sub to draw down the Debt Financing (or any replacement debt financing) only if the Closing (including consummation of the Merger) will occur substantially simultaneously with such draw down.

(d) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) it has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(e) In no event shall the exercise of the Company’s right to seek specific performance pursuant to this Section 8.10 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Section 7.1(d)(i) or 7.1(d)(iii) and be paid the Closing Failure Fee.

SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

SECTION 8.14 No Presumption against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[the remainder of this page is intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WINN-DIXIE STORES, INC.

By:	/s/ Peter Lynch
	Name:	Peter Lynch
	Title:	President, CEO and Chairman of the Board

OPAL HOLDINGS, LLC

By:	/s/ Jennifer Lamprecht
	Name:	Jennifer Lamprecht
	Title:	Vice President

OPAL MERGER SUB, INC.

By:	/s/ Jennifer Lamprecht
	Name:	Jennifer Lamprecht
	Title:	Vice President

[SIGNATURE PAGE TO MERGER AGREEMENT]

Annex B

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

December 16, 2011

Special Committee of the Board of Directors

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Winn-Dixie Stores, Inc. (the “Company”) of the $9.50 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of December 16, 2011 (the “Agreement”), by and among Opal Holdings, LLC (“Opal Holdings”), Opal Merger Sub, Inc., a wholly-owned subsidiary of Opal Holdings, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Opal Holdings and any of their respective affiliates and third parties, including Lone Star Fund V (U.S.), L.P., an affiliate of Opal Holdings, and the family of investment funds commonly known as Lone Star Funds (collectively, “Lone Star”) and their affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to Lone Star and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation. We may also in the future provide investment banking services to the Company, Opal Holdings and their respective affiliates and Lone Star and its affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Lone Star and its affiliates from time to time and may have invested in limited partnership units of affiliates of Lone Star from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things: the Agreement; annual reports to the shareholders of the Company and Annual Reports on Form 10-K of the Company for the five fiscal years ended June 29, 2011; certain interim reports to the shareholders of the Company and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the food retail industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

B-1

Special Committee of the Board of Directors

Winn-Dixie Stores, Inc.

December 16, 2011

Page Two

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $9.50 per Share in cash to be paid to the holders of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $9.50 per Share in cash to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, BI-LO Holding, LLC or any of its subsidiaries (including Opal Holdings and its subsidiaries) or the ability of the Company, BI-LO Holding, LLC or any of its subsidiaries (including Opal Holdings and its subsidiaries) to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $9.50 per Share in cash to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

[PRELIMINARY PROXY CARD] WINN-DIXIE STORES, INC. 5050 EDGEWOOD COURT BOX B JACKSONVILLE, FL 32254

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time,             , 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time,             , 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WINN-DIXIE STORES, INC.

The Board of Directors recommends a vote “FOR” Proposals 1,2 and 3.

			For	Against	Abstain

1.	A proposal to approve the Agreement and Plan of Merger, dated as of December 16, 2011, among Opal Holdings, LLC, Opal Merger Sub, Inc., and Winn-Dixie Stores, Inc.		☐	☐	☐

2.	A proposal to approve, on a non-binding basis, the compensation that may become payable to our named executive officers in connection with the merger.		☐	☐	☐

3.	A proposal to adjourn the Special Meeting (if necessary or appropriate) to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the merger agreement.		☐	☐	☐

	Yes	No

I plan to attend the Special Meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

[PRELIMINARY PROXY CARD]

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement are available at :

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

WINN-DIXIE STORES, INC.

Special Meeting of Shareholders

            , 2012

9:00 AM Eastern Standard Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Peter L. Lynch and Terry Peets, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact to represent and vote all the shares of WINN-DIXIE STORES, INC. (the “Company”) common stock which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at 9:00 AM, Eastern Standard Time, on             , 2012 at 5050 Edgewood Court, Jacksonville, FL 32254-3699, and any adjournment or postponement thereof, with all powers the undersigned would possess if personally present. The undersigned hereby revokes any proxies previously given with respect to such meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3, AND IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, IF ANY.

Continued and to be signed on reverse side.